Exhibit 10.1

CREDIT AGREEMENT

effective as of

November 14, 2025,

by and among

YELLOWSTONE INTERCO HOLDINGS, LLC,

as Holdings,

YELLOWSTONE BORROWER, LLC,

as the Borrower,

the Lenders and Issuing Banks party hereto from time to time,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent,

and

WELLS FARGO SECURITIES, LLC

JEFFERIES FINANCE LLC

GOLDMAN SACHS LENDING PARTNERS LLC

and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

SCHEDULES:

Schedule 2.01	Commitments; Letter of Credit Commitments
Schedule 3.06	Litigation and Environmental Matters
Schedule 3.12	Subsidiaries
Schedule 5.07	Insurance
Schedule 5.15	Post-Closing Matters
Schedule 5.18	Existing Transactions with Affiliates
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.05	Asset Sales
Schedule 6.10	Existing Restrictions

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Collateral Agreement
Exhibit C	Form of Borrower Designation Agreement
Exhibit D	[Reserved]
Exhibit E	[Reserved]
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Solvency Certificate
Exhibit H	[Reserved]
Exhibit I	[Reserved]
Exhibit J	Form of Affiliated Lender Assignment and Assumption
Exhibit K-1 to K-4	Forms of U.S. Tax Compliance Certificates

CREDIT AGREEMENT, effective as of November 14, 2025, by and among YELLOWSTONE INTERCO HOLDINGS, LLC, a Delaware limited liability company, YELLOWSTONE BORROWER, LLC, a Delaware limited liability company (the “Pre-IPO Borrower”), YELLOWSTONE MIDCO HOLDINGS II, LLC, a Delaware limited liability company (“Parent Borrower”), only after Parent Borrower becomes a party hereto as a Borrower pursuant to Section 1.12, the LENDERS and ISSUING BANKS party hereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (in its individual capacity, “Wells Fargo”), as the Administrative Agent, the Collateral Agent and the Swingline Lender.

The Borrower desires to, effective upon the occurrence of the Closing Date, (a) obtain commitments from the Lenders to make term loans on the Closing Date in an aggregate principal amount of $150,000,000 and (b) obtain commitments from the Lenders to make revolving loans on and after the Closing Date in an aggregate principal amount of up to $140,000,000.

The proceeds of the Initial Term Loans will be used by the Borrower on and after the Closing Date (a) to consummate the Transactions (including, without limitation, for the payment of Transaction Costs) and (b) for working capital and other general corporate purposes (including the financing of Permitted Acquisitions and other permitted Investments and Restricted Payments), and for any other purpose not prohibited by the Loan Documents. The proceeds of Revolving Loans, Swingline Loans and Letters of Credit will be used by the Borrower for working capital and other general corporate purposes (including the financing of Permitted Acquisitions and other permitted Investments) and for any other purposes not prohibited by the Loan Documents.

Effective upon the occurrence of the Closing Date, the Lenders and the other parties hereto have agreed to effectuate the foregoing transactions on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in dollars.

“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or becomes a Restricted Subsidiary of such specified Person and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) and any other applicable Loan Document providing for any Incremental Term Loans, loans under any Incremental Revolving Commitments, Replacement Term Loans, Refinancing Term Loans, loans under any Refinancing Revolving

Commitments, Extended Term Loans or loans under any Extended Revolving Credit Commitments, which shall be consistent with the applicable provisions of this Agreement relating to Incremental Term Loans, loans under any Incremental Revolving Commitments, Replacement Term Loans, Refinancing Term Loans, loans under any Refinancing Revolving Commitments, Extended Term Loans or loans under any Extended Revolving Credit Commitments, and otherwise satisfactory to the Administrative Agent and the Borrower.

“Additional Lender” means any Person that is not an existing Lender and has agreed to provide Incremental Facilities pursuant to Section 2.20.

“Administrative Agent” means Wells Fargo Bank, National Association (or any of its designated branch offices or Affiliates), in its capacity as administrative agent for the Lenders under the Loan Documents, or any successor administrative agent permitted by the terms hereof.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified. For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.

“Affiliated Lender” means a Non-Debt Fund Affiliate or a Debt Fund Affiliate.

“Affiliated Lender Assignment and Assumption” has the meaning provided in Section 9.04(d).

“Affiliated Lender Register” shall have the meaning provided in Section 9.04(f).

“Agents” means the Administrative Agent, the Collateral Agent and the Arrangers.

“Agreement” means this Credit Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning provided in Section 9.23.

“AHYDO Payments” means, for any Indebtedness, any mandatory prepayment or redemption pursuant to the terms of such Indebtedness in the minimum amount necessary to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“Alternate Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the NYFRB Rate plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%; each change in the Alternate Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the NYFRB Rate or Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable); provided that if the Alternate Base Rate as so determined shall ever be less than 1.00%, then the Alternate Base Rate shall be deemed to be 1.00%.

“Alternate Base Rate Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Alternative Currency” means each currency (other than dollars) as may be approved by the Administrative Agent, the Issuing Banks and the Revolving Lenders from time to time; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into dollars; provided that each request by the Borrower to approve an Alternative Currency shall identify the applicable benchmark rate that is to apply to Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, such requested additional Alternative Currency; provided, further, that in connection with any approved request for an Alternative Currency, the Administrative Agent will have the right to make any technical, administrative or operational changes that the Administrative Agent decides in its reasonable discretion (with the consent of Borrower, such consent not to be unreasonably withheld, conditioned or delayed; provided that the Borrower shall be deemed to have consented to such technical, administrative or operational changes unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof) may be appropriate to reflect the inclusion of such Alternative Currency and the adoption and implementation of the benchmark rate applicable thereto and to permit the administration thereof by the Administrative Agent from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

“Ancillary Document” has the meaning set forth in Section 9.06(b).

“Ancillary Fees” has the meaning set forth in Section 9.02(b)(ix).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption by virtue of such Person being organized or operating in such jurisdiction, including, but not limited to, the FCPA and, to the extent applicable, the UK Bribery Act.

“Anti-Terrorism Law” means any law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including Executive Order No. 13224, the Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et. seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B, and any regulations or directives promulgated under these provisions.

“Applicable Date of Determination” means, for purposes of determining Consolidated Total Net Indebtedness and Unrestricted Cash for purposes of calculating the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio for purposes of determining whether an incurrence test has been satisfied, subject to Section 1.07(f), the date of the transaction subject to such incurrence test.

“Applicable ECF Percentage” means, for any fiscal year of the Borrower, (a) 50% if the First Lien Net Leverage Ratio (after giving effect to (i) any prepayments described in Section 2.11(a) and any Permitted Loan Purchases and (ii) any ECF Payment Amount made assuming a 50% Applicable ECF Percentage) as of the last day of such fiscal year is greater than 2.50:1.00, (b) 25% if the First Lien Net Leverage Ratio (after giving effect to (i) any prepayments described in Section 2.11(a) and any Permitted Loan Purchases and (ii) any ECF Payment Amount made assuming a 25% Applicable ECF Percentage) as of the last day of such fiscal year is greater than 2.00:1.00 but less than or equal to 2.50:1.00 and (c) 0.0% if the First Lien Net Leverage Ratio (after giving effect to any prepayments described in Section 2.11(a) and any Permitted Loan Purchases) as of the last day of such fiscal year is less than or equal to 2.00:1.00. For the avoidance of doubt, if, after giving effect to the parenthetical phrases in any of the foregoing subclauses more than one of the preceding subclauses would be applicable, the subclause with the lowest percentage shall apply.

“Applicable Net Proceeds Percentage” means, on the date on which any of the Borrower’s Restricted Subsidiaries receives the Net Proceeds from any applicable Prepayment Event, (a) 100% if the First Lien Net Leverage Ratio for the most recently ended Test Period as of the Applicable Date of Determination, on a Pro Forma Basis (after giving effect to any such mandatory prepayment assuming a 100% Applicable Net Proceeds Percentage), is greater than 2.50:1.00, (b) 50% if the First Lien Net Leverage Ratio for the most recently ended Test Period as of the Applicable Date of Determination, on a Pro Forma Basis (after giving effect to any such mandatory prepayment assuming a 50% Applicable Net Proceeds Percentage), is greater than 2.00:1.00 but less than or equal to 2.50:1.00 and (c) 0% if the First Lien Net Leverage Ratio for the most recently ended Test Period as of the Applicable Date of Determination, on a Pro Forma Basis (after giving effect to any such mandatory prepayment assuming a 0% Applicable Net Proceeds Percentage), is less than or equal to 2.00:1.00. For the avoidance of doubt, if, after giving effect to the parenthetical phrases in any of the foregoing subclauses more than one of the preceding subclauses would be applicable, the subclause with the lowest percentage should apply.

“Applicable Parties” has the meaning set forth in Section 8.03(c).

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment; provided that in the case of Section 2.22 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean, with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Revolving Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentage of the Revolving Commitments shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments that occur thereafter and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means for any day with respect to (a) the Initial Term Loans and any Revolving Loans denominated in dollars, (i) initially, (x) 3.50% (or 3.00% following a Qualified IPO), in the case of Term SOFR Loans and (y) 2.50% (or 2.00% following a Qualified IPO), in the case of ABR Loans, (ii) on and after the Leverage Covenant Toggle Date but prior to the consummation of any Qualified IPO, the applicable rate per annum set forth in the pricing grid below under the caption “Term SOFR Margin” or “ABR Margin”, as the case may be, based upon the Total Net Leverage Ratio as of the end of the fiscal quarter of the Borrower for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b):

Level	Total Net Leverage Ratio	Term SOFR Margin	ABR Margin
I	If the Total Net Leverage Ratio is greater than 3.00:1.00	3.25%	2.25%
II	If the Total Net Leverage Ratio is less than or equal to 3.00:1.00 and greater than 2.00:1.00	3.00%	2.00%
III	If the Total Net Leverage Ratio is less than or equal to 2.00:1.00	2.75%	1.75%

and (iii) on and after both the Leverage Covenant Toggle Date and the consummation of a Qualified IPO, the applicable rate per annum set forth in the pricing grid below under the caption “Term SOFR Margin” or “ABR Margin”, as the case may be, based upon the Total Net Leverage Ratio as of the end of the fiscal quarter of the Borrower for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b):

Level	Total Net Leverage Ratio	Term SOFR Margin	ABR Margin
I	If the Total Net Leverage Ratio is greater than 3.00:1.00	2.75%	1.75%
II	If the Total Net Leverage Ratio is less than or equal to 3.00:1.00 and greater than 2.00:1.00	2.50%	1.50%
III	If the Total Net Leverage Ratio is less than or equal to 2.00:1.00	2.25%	1.25%

(b) with respect to Incremental Term Loans, the margin to be added to the Alternate Base Rate or Term SOFR, as the case may be, as agreed upon by the Borrower and the Lender or Lenders providing the Incremental Term Commitment relating thereto, (c) with respect to Extended Term Loans, the margin to be added to the Alternate Base Rate or Term SOFR, as the case may be, as agreed upon by the Borrower and the applicable Extending Term Lenders, (d) with respect to any Extended Revolving Credit Commitments, the margin to be added to the Alternate Base Rate or Term SOFR, as the case may be, as agreed upon by the Borrower and the applicable Revolving Lenders, (e) with respect to any Replacement Term Loans, the margin to be added to the Alternate Base Rate or Term SOFR, as the case may be, as agreed upon by the Borrower and the applicable Lenders and (f) with respect to any Refinancing Term Loans or Refinancing Revolving Commitments, the margin to be added to the Alternate Base Rate or Term SOFR, as the case may be, as agreed upon by the Borrower and the applicable Lenders (provided that the Borrower may elect to deliver a Total Net Leverage Ratio calculation with respect to the period ending March 31, 2026 for purposes of calculating the “Applicable Rate” and to the extent the Borrower makes such election, the Applicable Rate shall be based on the rates per annum set forth in the pricing grid set forth in clauses (a)(ii) or (a)(iii) above under the caption “Term SOFR Margin” or “ABR Margin”, as the case may be).

For purposes of clauses (a)(ii) and (a)(iii) above, the Applicable Rate shall be re-determined quarterly on a prospective basis on the third Business Day following the date of delivery to the Administrative Agent of the certified calculation of the Total Net Leverage Ratio pursuant to the applicable Compliance Certificate delivered pursuant to Section 5.01(d); provided that if the Borrower fails to provide such Compliance Certificate within thirty (30) days from the date such Compliance Certificate is due pursuant to Section 5.01(d), the Applicable Rate shall be set at the rates per annum set forth in Level I in the table set forth in clause (a)(ii) and (a)(iii) above, to be effective until the date on which such Compliance Certificate is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such Compliance Certificate, the Applicable Rate shall be set at the applicable rate per annum based upon the calculation of the Total Net Leverage Ratio set forth in such Compliance Certificate).

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be reasonably determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arranger” means each Joint Lead Arranger in its capacity as a joint lead arranger and joint bookrunner under this Agreement.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an eligible assignee in accordance with Section 9.04 (with the consent of any party whose consent is required by Section 9.04) and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent, the Borrower and, in the case of any assignment with respect to a Revolving Loan, Letter of Credit or Revolving Commitment, each Issuing Bank.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited annual consolidated financial statements of the Borrower and its Subsidiaries (including a balance sheet, statement of income or operations and statement of cash flows and members’ equity) as of the end of the fiscal year ended December 31, 2024.

“Availability” means an amount equal to (a) the Revolving Commitments minus (b) the Total Revolving Credit Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Available Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) an amount equal to (i) the greater of (x) $6,000,000 and (y) 30.0% of TTM Consolidated EBITDA as of the applicable date of determination plus (ii) 50.0% of Consolidated Net Income (or, if the Consolidated Net Income is a negative number, such amount shall be deemed to be $0) accrued on a cumulative basis during the period, taken as one accounting period, beginning on the Closing Date and ending on the last day of the Borrower’s most recently completed fiscal quarter for which internal financial statements are available immediately preceding the date of determination (such amount attributable to this clause (a)(ii), the “Retained Net Income Basket”), plus

(b) the cumulative amount of (i) Net Proceeds of issuance of Equity Interests (other than Disqualified Stock and Equity Interests issued in connection with the exercise of a Cure Right) and (ii) contributions of cash (other than in connection with the exercise of a Cure Right), the Fair Market Value of Permitted Investments and the Fair Market Value of other assets, in each case, received by the Borrower after the Closing Date and on or prior to the date of determination, plus

(c) an amount equal to the net reduction in Investments made pursuant to Section 6.04(r) by the Borrower and any other Restricted Subsidiary after the Closing Date resulting from (A) the sale or other disposition (other than to the Borrower or another Restricted Subsidiary) of any such Investment and (B) repurchases, redemptions and repayments of such Investments and the receipt of any dividends or distributions from such Investments, plus

(d) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any other Restricted Subsidiary, in each case, after the Closing Date, an amount equal to the lesser of (A) the Fair Market Value of the Borrower’s or such other Restricted Subsidiary’s direct or indirect interest in such Subsidiary immediately following such redesignation and (B) the aggregate amount of the Borrower’s or such other Restricted Subsidiary’s direct or indirect Investment in such Subsidiary pursuant to Section 6.04(r), plus

(e) in the event the Borrower and/or any other Restricted Subsidiary makes any Investment pursuant to Section 6.04(r) after the Closing Date in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the existing Investment of the Borrower and/or any other Restricted Subsidiaries in such Person that was previously treated as a restricted Investment permitted pursuant to Section 6.04(r), plus

(f) Borrower Retained Prepayment Amounts arising after the Closing Date, plus

(g) to the extent not already included in the calculation of Consolidated Net Income of Holdings and its Restricted Subsidiaries, (i) the aggregate amount of all cash dividends and other cash distributions (and the Fair Market Value of any non-cash dividends or other distributions (and, in the case of distributions of Indebtedness, the principal amount of any Indebtedness)) received by the Borrower or any other Restricted Subsidiary from any joint ventures or Unrestricted Subsidiaries, (ii) the aggregate amount of all Net Proceeds, and the Fair Market Value of non-cash proceeds, received by the Borrower or any other Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any joint venture or Unrestricted Subsidiary and (iii) the aggregate amount of proceeds from receivables, royalty or license collections, off-balance sheet sales of receivables, royalties, license collections or other similar rights to payment, in each case after the Closing Date and prior to such time, without any limitation as to the original amount of the Investment therein, plus

(h) the aggregate amount of all Net Proceeds, and the Fair Market Value of non-cash proceeds, received by the Borrower or any other Restricted Subsidiary in connection with any Sale and Lease-Back Transaction and/or the sale, transfer or other disposition of its ownership interest in, or cash amounts of any returns, dividends, profits, distributions and similar amounts received on, any Investment (including in any Unrestricted Subsidiary or a joint venture) after the Closing Date and prior to such time, plus

(i) an amount equal to the Fair Market Value of any assets (including, without limitation, the principal amount of any Term Loans or other Indebtedness acquired by direct or indirect parents of Holdings contributed to Holdings) contributed to Holdings or received by Holdings from the issuance and sale of Equity Interests of Holdings or an equity contribution to Holdings (other than Disqualified Stock) (and thereafter contributed to the Borrower or any other Restricted Subsidiary), directly or indirectly, by any Permitted Holder or any other Person (other than Holdings or any of its Restricted Subsidiaries) after the Closing Date and prior to such time, minus

(j) any amount of the Available Amount used to make Investments pursuant to Section 6.04(r) after the Closing Date and prior to such time, minus

(k) any amount of the Available Amount used to make Restricted Payments and prepayments of Specified Indebtedness pursuant to Section 6.08(a)(x) and Section 6.08(b)(iii), respectively, after the Closing Date and prior to such time, minus

(l) any amount of the Available Amount used to create, incur, assume or permit to exist any Indebtedness pursuant to Section 6.01(z) after the Closing Date and prior to such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person (i) becomes the subject of a bankruptcy or insolvency proceeding, (ii) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, (iii) becomes the subject of a Bail-In Action or (iv) in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to
Section 2.14(c)(i).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or

(2) the sum of: (a) the alternate benchmark rate that has been selected and mutually agreed upon by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected and mutually agreed upon by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative;

provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(c)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(c)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975(e) of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means:

(a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board,

(b) with respect to a partnership, the board of directors of the general partner of the partnership,

(c) with respect to a limited liability company, the board of managers or the managing member or members or any controlling committee of managing members thereof, and

(d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” means individually and/or collectively, as the context may require (i) the Pre-IPO Borrower and (ii) after the Parent Borrower becomes a party hereto as a Borrower pursuant to Section 1.12, the Parent Borrower.

“Borrower Designation Agreement” means, with respect to Parent Borrower, an agreement in substantially the form of Exhibit C hereto or such other form as reasonably agreed to by the Administrative Agent, signed by the Pre-IPO Borrower and Parent Borrower.

“Borrower Retained Prepayment Amounts” has the meaning specified in Section 2.11(h).

“Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a written request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower on or prior to the Closing Date, or such other form as shall be approved by the Administrative Agent from time to time (which approval shall not be unreasonably withheld, conditioned or delayed).

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in New York, New York, are open for the conduct of their commercial banking business and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any SOFR Loan, or any ABR Loan as to which the interest rate is determined by reference to Term SOFR, any day that is a Business Day described in clause (a) and that is also a U.S. Government Securities Business Day; provided that when used in connection with a Loan denominated in an Alternative Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits with respect to the applicable Alternative Currency.

“Capital Lease Obligations” of any Person means, at the time the determination is to be made, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that notwithstanding anything herein (including in the definition of “GAAP”) to the contrary, all obligations of any Person that are or would have been characterized as operating lease obligations in accordance with GAAP prior to December 15, 2018 (whether or not such operating lease obligations were in effect on such date) shall, unless the Borrower elects otherwise, continue to be accounted for as operating lease obligations (and not as Capital Lease Obligations, Attributable Indebtedness or Indebtedness) for purposes of this Agreement and the other Loan Documents, regardless of any change in GAAP following such date that would otherwise require such obligations to be re-characterized (on a prospective or retroactive basis or otherwise) as Capital Lease Obligations.

“Captive Insurance Subsidiary” means a Subsidiary established by the Borrower or any of its Subsidiaries for the sole purpose of insuring the business, facilities and/or employees of the Borrower and its Subsidiaries.

“Cash Equivalents” means as at any date of determination, any of the following: (a) Dollars, Euros or any national currency of any Participating Member State in the European Union or local currencies held from time to time in the ordinary course of business, (b) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the government of the United States of America or (ii) issued by any agency of the United States of America and the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition and having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit, time deposits, or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (ii) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000 and (iii) has a rating of at least AA- from S&P and Aa3 from Moody’s; (e) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (g) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (d) of this definition; and (h) shares of money market, mutual or similar funds which (i) invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition; (ii) has net assets of not less than $250,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Cash Management Agreement” means any agreement relating to Cash Management Obligations that is entered by and between Holdings, the Borrower or any Restricted Subsidiary and any Qualified Counterparty.

“Cash Management Obligations” means (1) obligations owed by Holdings, the Borrower or any Restricted Subsidiary to any Qualified Counterparty in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds entered into in the ordinary course of business and (2) the Borrower’s or any Restricted Subsidiary’s participation in commercial (or purchasing) card programs at any Qualified Counterparty in the ordinary course of business.

“CFC” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, or issued.

“Change of Control” means, after the Closing Date:

(a) (i) at any time prior to a Qualified IPO, the Permitted Holders (either individually or collectively in any combination) cease to own, in the aggregate, directly or indirectly, beneficially, Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, or

(ii) at any time upon or after the consummation of a Qualified IPO, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) (but excluding (w) any employee benefit plan of such person and its Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (x) any combination of Permitted Holders, (y) any one or more Parent Companies of the Borrower and in which there is no Person or “group” (other than any persons described in the preceding clause (x)), and (z) any one or more Parent Companies of Holdings in which the Sponsor, directly or indirectly, owns the largest percentage of such Parent Company’s voting Equity Interests) shall have, directly or indirectly, acquired beneficial ownership of Equity Interests representing more than forty percent (40%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of the Borrower beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders (either individually or collectively in any combination);

(b) prior to any Qualified IPO, Holdings shall cease to own 100.0% of the Equity Interests of the Borrower; or

(c) at any time upon or after the consummation of a Qualified IPO, Parent Borrower shall cease to own 100.0% of the Equity Interests of the Pre-IPO Borrower,

unless, in the case of clause (a) above, the Permitted Holders have, at such time, directly or indirectly, the right or the ability by voting power, contract or otherwise to elect or designate for election 50% or more of the Board of Directors of the Borrower.

Notwithstanding anything to the contrary in this definition or any provision of Rule 13(d)-3 of the Exchange Act (or any successor or similar provision), (i) a Person or group shall not be deemed to beneficially own Equity Interests (x) to be acquired by such Person or group pursuant to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement,

(ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Equity Interests of the Borrower owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own Equity Interests of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s direct or indirect parent holding companies (or related contractual rights) unless it owns more than 50% of the total voting power of the Equity Interests of such Person’s direct or indirect parent holding companies and (iv) the right to acquire Equity Interests (so long as such Person does not have the right to direct the voting of the Equity Interests subject to such right) or any veto power in connection with the acquisition or disposition of Equity Interests will not cause a party to be a beneficial owner.

For purposes of this definition and any related definition to the extent used for purposes of this definition, at any time when 50.0% or more of the total voting power of the Equity Interests of the Borrower is directly or indirectly owned by parent holding companies, all references to the Borrower shall be deemed to refer to its ultimate parent holding company (but excluding any Permitted Holder) that directly or indirectly owns such Equity Interests.

“Charges” has the meaning set forth in Section 9.13.

“Class” means (i) when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, the Initial Term Loans, Incremental Term Loans of any series, Extended Term Loans of any series, Refinancing Term Loans, Replacement Term Loans of any series or Swingline Loans, (ii) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, an Initial Term Loan Commitment, an Incremental Revolving Commitment or an Incremental Term Commitment relating to an additional Class of Loans, an Extended Revolving Credit Commitment or a Refinancing Revolving Commitment and (iii) when used in reference to any Lender, refers to whether such Lender has Loans, Borrowings or Commitments of a particular Class.

“CLO” has the meaning assigned to such term in Section 9.04(b).

“Closing Date” means November 14, 2025.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Investors” shall mean BlackRock Private Equity Co-Investments 2021 Aggregator Cayman Ltd., BR POF IV Cayman Master Fund, L.P., BlackRock Private Opportunities Fund IV, L.P., BlackRock Private Opportunities Fund IV Master SCSp, TSCL Private Markets Cayman Fund Ltd., 1885 Private Opportunities Cayman Fund, Ltd., Heathrow Forest Opportunities Fund, L.P., Lincoln Pension Private Equity BR, L.P., NHRS Private Opportunities Fund, L.P., NDSIB Private Opportunities Fund Cayman Ltd., Mutual of Omaha OF Cayman, Ltd., BlackRock ERI Private Opportunities Master SCSp, Sullivan Way POF Cayman, Ltd, Total Alternatives Fund – Private Equity (B) LP, Total Alternatives Fund - Private Equity LP, 1824 Private Equity Fund, L.P., Tango Capital Opportunities Fund, L.P., BlackRock Private Investments Fund, OV Private Opportunities Cayman, Ltd., SONJ Opportunities Cayman, Ltd., Red River Direct Investment Fund III, L.P., MB BlackRock Holdings Cayman Ltd., c/o BlackRock Capital Investment Advisors, LLC, and each of their Controlled Affiliates.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document and all other property that is from time to time pledged to secure the Obligations pursuant to any Security Document, but in any event excluding Excluded Assets.

“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as collateral agent for the Secured Parties under this Agreement and any Security Document, or any successor collateral agent permitted by the terms hereof.

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Loan Parties and the Collateral Agent, substantially in the form of Exhibit B.

“Collateral and Guarantee Requirement” means the requirement that:

(a) the Collateral Agent shall have received from each Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Closing Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party, subject, in each case, to the limitations and exceptions set forth in this Agreement and the Security Documents; provided that in the case of a Succeeding Holdings, the Collateral Agent and the Administrative Agent shall have received joinder documentation to this Agreement, in form and substance reasonably satisfactory to the Collateral Agent and the Administrative Agent, duly executed and delivered on behalf of such Succeeding Holdings,

(b) (i) prior to a Qualified IPO, all Obligations (other than, with respect to any Loan Party, any Excluded Swap Obligations of such Loan Party) shall have been unconditionally guaranteed by Holdings and each Subsidiary Loan Party other than the Pre-IPO Borrower and (ii) after the Parent Borrower becomes a party hereto as a Borrower pursuant to Section 1.12, all Obligations (other than, with respect to any Loan Party, any Excluded Swap Obligations of such Loan Party) shall have been unconditionally guaranteed by the Parent Borrower, the Pre-IPO Borrower and each Subsidiary Loan Party (each such Person described in sub-clauses (i) and (ii), a “Guarantor”),

(c) (i) the Obligations and the Guarantee thereof shall have been secured by a perfected first-priority security interest (subject to Liens permitted by Section 6.02) in (x) all the Equity Interests of the Borrower (other than the Parent Borrower) and (y) all the Equity Interests of each Material Subsidiary directly owned by the Borrower (other than the Parent Borrower) or any Guarantor; provided that in the case of any such directly-owned Material Subsidiary that is a first-tier CFC or first-tier FSHCO (other than a CFC or FSHCO that is a Discretionary Guarantor), such pledge shall be limited to 100% of the issued and outstanding non-voting Equity Interests (if any) thereof and 65.0% of the issued and outstanding voting Equity Interests thereof; provided, further, that any such pledge of the Equity Interests of a Foreign Subsidiary that is not a Discretionary Guarantor shall not be required to be perfected under the laws of its jurisdiction of organization and (ii) the Collateral Agent shall, to the extent required by the Security Documents, have received certificates or other instruments representing all such pledged certificated Equity Interests (if any) together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank,

(d) all documents and instruments, including Uniform Commercial Code financing statements and Intellectual Property Security Agreements, required by law or reasonably requested by the Collateral Agent to be executed (if applicable), filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and the other Security Documents and perfect such Liens to the extent required by the Collateral Agreement, shall have been executed (if applicable) and delivered and filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording,

(e) [reserved], and

(f) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property (other than any Material Real Property that constitutes an Excluded Asset) duly executed and delivered by the record owner of such Material Real Property, (ii) a fully paid lender’s policy of title insurance (or a marked unconditional title insurance commitment or pro forma policy having the effect of a policy of title insurance) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien (subject to Permitted Liens) on the Material Real Property described therein, naming the Collateral Agent and its respective successors and assigns as the insured, free of any other Liens (other than Permitted Liens), together with such customary lender’s endorsements as the Collateral Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, in an amount reasonably acceptable to the Collateral Agent (but in no event shall such policy be greater than Borrower’s reasonable estimate fair market value of such Material Real Property), (iii) in each case if reasonably requested by the Collateral Agent, a customary legal opinion with respect to each such Mortgage, from counsel qualified to opine in each jurisdiction where a Material Real Property is located regarding the enforceability of the Mortgage, and in each case, such other customary matters as may be in form and substance reasonably satisfactory to the Collateral Agent, (iv) a survey or existing survey together with a no change affidavit of such Material Real Property, sufficient for the title company to issue a lender’s title policy with the standard survey exception omitted from and customary survey endorsements included in such title policy, (v) evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage, any amendments thereto and any fixture filings in appropriate county land office(s) and (vi) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each such Material Real Property, and if such Material Real Property is located in a special flood hazard area, a notice about special flood hazard area status and flood disaster assistance duly executed by Borrower and the applicable Loan Party relating thereto together with evidence of insurance as required pursuant to Section 5.07.

Notwithstanding anything to the contrary in this Agreement or any Security Document, no Loan Party shall be required to pledge or grant security interests in any particular assets if (x) the costs, burden or consequences of granting or perfecting such pledges or security interests in such assets (including any title insurance, flood insurance or surveys) are excessive in relation to the practical benefits to the Lenders therefrom as reasonably determined by the Borrower and the Collateral Agent, (y) the obtaining or perfecting such pledges or security interests in such assets would result in adverse tax consequences (other than (A) de minimis adverse tax consequences or (B) adverse tax consequences under Section 956 of the Code attributable to assets of a Foreign Subsidiary or FSHCO that is a Discretionary Guarantor) or adverse regulatory or accounting consequences to Holdings, the Borrower or any of their Subsidiaries (in each case of this clause (y), as reasonably determined by the Borrower) or (z) mutually agreed between the Borrower and the Collateral Agent.

The Collateral Agent may grant extensions of time for the perfection of security interests in particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, except in the case of the Equity Interests of any Foreign Subsidiary that is a Discretionary Guarantor, and the assets of such Foreign Subsidiary that can be pledged under the Laws of the jurisdiction of organization of such Foreign Subsidiary, it shall not be a breach of any representation, warranty or covenant in this Agreement or any other Loan Document to fail to, and Collateral Agent shall not be authorized to, take actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction in order to create any security interests or to perfect such security interests, including with respect to any Intellectual Property registered in any non-U.S. jurisdiction (it being understood that, except to the extent necessary to create any security interests or to perfect such security interests with respect to the Equity Interests of any Foreign Subsidiary that is a Discretionary Guarantor any assets thereof that can be pledged under the Laws of the jurisdiction of organization of such Foreign Subsidiary that constitute Collateral, there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) or to take any action in order to create any security interest or to perfect any security interest in Intellectual Property other than the filing of Uniform Commercial Code financing statements and the filing of Intellectual Property Security Agreements at the United States Patent and Trademark Office or the United States Copyright Office. Except as provided in the Collateral Agreement with respect to material promissory notes or as otherwise set forth in the next sentence, perfection by possession with respect to any item of Collateral shall not be required. Control agreements and perfection by control shall not be required with respect to Collateral requiring perfection through control agreements or perfection by “control” (as defined in the Uniform Commercial Code), other than in respect of certificated Equity Interests of the Borrower (other than the Parent Borrower) and wholly-owned Restricted Subsidiaries that are Material Subsidiaries directly owned by the Loan Parties otherwise required to be pledged pursuant to the provisions of clause (c) of this definition of “Collateral and Guarantee Requirement” and not otherwise constituting an Excluded Asset. In no event shall (i) notices be required to be sent to account debtors or other contractual third-parties, (ii) perfection (except to the extent achieved through the filing of Uniform Commercial Code financing statements) be required with respect to letter of credit rights and commercial tort claims, (iii) any stock certificates of any Restricted Subsidiaries that are not Material Subsidiaries be required to be delivered, (iv) notices to or consents of Governmental Authorities under the Federal Assignment of Claims Act (or any state equivalent thereof) be required, (v)(x) mortgages, deeds of trust or similar real estate security documentation be required with respect to real property that does not constitute Material Real Property and (y) landlord waivers, estoppels or collateral access agreements be required with respect to any leasehold interests of any Loan Party, (vi) the Collateral Agent be authorized, or any Loan Party be obligated, to enter into any source code escrow arrangements or (vii) the Collateral Agent be authorized, or any Loan Party be obligated to register, or submit an application for registration for, any Intellectual Property.

“Commitment” means a Revolving Commitment, an Initial Term Loan Commitment, any Incremental Revolving Commitment or Incremental Term Commitment, any Extended Revolving Credit Commitment, any commitment in respect of Replacement Term Loans or any Refinancing Revolving Commitment or any combination thereof (as the context requires).

“Commitment Fee Rate” means 0.25% per annum.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning set forth in Section 8.03(c).

“Competitors” means any Person who is not an Affiliate of a Loan Party and who engages (or whose Affiliate engages) in the same or any similar business as the Loan Parties and their Subsidiaries from time to time, including for the avoidance of doubt, any Permitted Business, including those that are reasonably related thereto or are reasonable extensions thereof

“Compliance Certificate” means a certificate substantially in the form of Exhibit F.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “SOFR”, the definition of “Term SOFR”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion (with the consent of Borrower, such consent not to be unreasonably withheld, conditioned or delayed; provided that the Borrower shall be deemed to have consented to such Conforming Changes unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a) without duplication and to the extent deducted (and not added back or excluded) in determining Consolidated Net Income for such period (except in the case of clauses (viii), (xiv), (xv)(A), (xv), (xxii) and (xxiv)), the sum of:

(i) Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries for such period,

(ii) with respect to the Borrower and its Restricted Subsidiaries for such period, provision for taxes based on income, profits or capital, including federal, state, provincial, local, territorial, franchise, unitary, excise, property and similar taxes and foreign withholding taxes paid or accrued, including giving effect to any penalties and interest with respect thereto, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar credits and including an amount equal to the amount of tax distributions made to the holders of the Equity Interests of the Borrower and its Restricted Subsidiaries or any direct or indirect parent thereof (in each case, to the extent attributable to the operations of the Borrower and its Restricted Subsidiaries), including Tax Distributions, which shall be included as though such amounts had been paid as income taxes directly by the Borrower or its Restricted Subsidiaries,

(iii) all amounts attributable to depreciation and amortization charges and expenses of the Borrower and its Restricted Subsidiaries for such period,

(iv) any non-cash charges, adjustments, expenses and losses for such period, including write-offs and write-downs, and the effects of any non-cash adjustments in the consolidated financial statements of the Borrower and its Restricted Subsidiaries pursuant to GAAP, including resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any Permitted Acquisition (or any other consummated acquisition constituting a permitted Investment) or the amortization or write-off of any amounts thereof; provided that to the extent that any such non-cash charge, expense or loss in this clause (iv) represents an accrual or reserve for a potential cash item in any future period, (A) the Borrower may elect not to add back such non-cash charge, expense or loss in the then-current period and (B) to the extent the Borrower elects to add back such non-cash charge, expense or loss, any actual cash payment in respect thereof in such future period will be deducted from Consolidated EBITDA to such extent in such future period,

(v) any net after-tax losses realized upon the disposition of assets outside the ordinary course of business (including any loss realized upon the disposition of any Equity Interests of any Person) and any net losses on disposed, abandoned and discontinued operations (including in connection with any disposal thereof) and any accretion or accrual of discounted liabilities,

(vi) any non-recurring or unusual fees, costs, charges, payments, expenses and losses during such period, including, without limitation, in connection with a Permitted Acquisition or other permitted Investment, permitted disposition, incurrence of Indebtedness, issuance of Equity Interests, any Qualified IPO (and any costs and expenses associated with such Qualified IPO) or other non-ordinary course transaction (whether or not consummated),

(vii) the amount of (A) Permitted Management Fees and related expenses and indemnification obligations and (B) payments by the Borrower or any of its Subsidiaries to the Permitted Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures which payments are approved by the Borrower in good faith,

(viii) charges, fees, expenses and losses to the extent reimbursed in cash by insurance or indemnity recovery during such period or that the Borrower, in good faith, believes will be reimbursed in cash within three hundred sixty-five (365) days after the end of such period, with a corresponding deduction to Consolidated EBITDA in any subsequent period for any amounts not in fact received within such three hundred sixty-five (365)-day period,

(ix) (A) the amount of management, monitoring, consulting, transaction and advisory fees and related indemnities, charges and expenses paid or accrued during such period to or on behalf of any direct or indirect parent of the Borrower to the extent permitted to be paid or accrued under this Agreement and (B) the amortization of any management, monitoring, consulting, transaction and advisory fees paid on the Closing Date,

(x) any non-cash costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement,

(xi) the amount of loss or discount on sale of receivables and related assets to a Receivables Subsidiary in connection with a Receivables Financing,

(xii) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with any acquisitions or other Investments during such period,

(xiii) any costs, charges, accruals, reserves, losses or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions and other synergies and similar initiatives, restructuring and similar charges, severance, relocation costs, integration and facilities opening costs and other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design, update and implementation costs), signing costs, retention or completion bonuses and costs, recruiting costs, transition costs, costs related to closure/consolidation of facilities, duplicative running costs and expenses, any one-time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or public company and public company costs and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities); provided that the aggregate amount of addbacks added back pursuant to this clause (xiii) (other than in accordance with Regulation S-X as in effect on December 31, 2020) shall not exceed, together with the aggregate amount of addbacks added back pursuant to clauses (xiv) and (xv)(B) of this definition, 20.0% of Consolidated EBITDA (calculated after giving effect to all add-backs and adjustments) in any measurement period,

(xiv) pro forma “run rate” cost savings, operating expense reductions and synergies related to the Transactions that are reasonably identifiable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within twenty-four (24) months after the Closing Date (net of cash costs incurred to achieve such cost savings, operating expense reductions and synergies); provided that the aggregate amount of addbacks added back pursuant to this clause (xiv) shall not exceed, together with the aggregate amount of addbacks added back pursuant to clauses (xiii) and (xv)(B) of this definition, 20.0% of Consolidated EBITDA (calculated after giving effect to all add-backs and adjustments) in any measurement period,

(xv) (A) pro forma adjustments and other items contained in any quality of earnings report provided to the Administrative Agent in connection with any Permitted Acquisition or other permitted Investment conducted by any “Big Four” or regional accounting firm or any other accounting firm of nationally recognized standing that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged or reasonably acceptable to the Administrative Agent and (B) pro forma “run rate” cost savings, operating expense reductions and synergies (including post-acquisition price or administration fee increases) related to acquisitions, dispositions and other specified transactions (including Specified Transactions) following the Closing Date, restructurings, cost savings initiatives and other initiatives that are reasonably identifiable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within twenty-four (24) months after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative (net of cash costs incurred to achieve such cost savings, operating expense reductions and synergies); provided that the aggregate amount of addbacks added back pursuant to this clause (xv)(B) (other than in accordance with Regulation S-X as in effect on December 31, 2020) shall not exceed, together with the aggregate amount of addbacks added back pursuant to clauses (xiii) and (xiv) of this definition, 20.0% of Consolidated EBITDA (calculated after giving effect to all add-backs and adjustments) in any measurement period,

(xvi) any net unrealized loss resulting from currency transaction or translation losses or losses in respect of Swap Agreements as determined in accordance with GAAP, and any net losses related to currency re-measurements of Indebtedness (including intercompany indebtedness and foreign currency hedges for currency exchange risk),

(xvii) with respect to any joint venture or any Person that is accounted for by the equity method of accounting and that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (i), (ii) and (iii) above relating to such joint venture or other Person corresponding to the Borrower and the Restricted Subsidiaries’ proportionate share of such joint venture’s or other Person’s consolidated net income (determined as if such joint venture or other Person were a Restricted Subsidiary),

(xviii) Public Company Costs,

(xix) [reserved],

(xx) charges (including interest expense) consisting of income attributable to minority interests and non-controlling interests of third parties in any non-wholly owned Restricted Subsidiary, excluding cash distributions in respect thereof, and the amount of any reductions in arriving at Consolidated Net Income resulting from the application of GAAP,

(xxi) pro forma results for new contracts or service agreements entered into prior to, or after, the Closing Date, in each case, that are readily identifiable, factually supportable and have been determined in good faith by the Borrower to be reasonably anticipated to be realizable within twenty-four (24) months after entering into such contracts; provided that, solely for purposes of this clause (xxi), the amount of such adjustment shall be calculated for any applicable contract in accordance with the new contract run-rate template in substantially the form attached as Attachment IV to such Compliance Certificate, and shall be included with each delivery of a Compliance Certificate required by Section 5.01(d); provided, further, that the aggregate amount of addbacks added back pursuant to this clause (xxi) (other than in accordance with Regulation S-X) shall not exceed 20.0% of Consolidated EBITDA (calculated after giving effect to all add-backs and adjustments) in any measurement period,

(xxii) items in, and items of the type set forth in, the management model delivered to Wells Fargo on October 15, 2025 (including any updates thereto that are reasonably acceptable to the Administrative Agent),

(xxiii) any net loss from disposed, abandoned or discontinued operations or products lines,

(xxiv) to the extent actually received and not already included in Consolidated Net Income, proceeds of business interruption insurance,

(xxv) payments or accruals by the Borrower and its Subsidiaries paid or accrued during such period in respect of purchase price holdbacks, earn-outs and other similar contingent obligations to the extent deducted in calculating Consolidated Net Income of the Borrower and its Subsidiaries,

(xxvi) any charges, costs, expenses or losses relating to any environmental matter and/or litigation (or the settlement thereof),

(xxvii) costs, charges, accruals, reserves or expenses attributable to litigation, legal and professional consulting services, and

(xxviii) any director’s fees and related expenses payable to any independent director or operating partner of the Borrower or any Parent Company thereof, in each case, in cash during such period, minus

(b) without duplication, non-cash items (other than the accrual of revenue in accordance with GAAP consistently applied in the ordinary course of business) increasing Consolidated Net Income for the period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for a potential cash item in any prior period); provided that to the extent non-cash gains are deducted pursuant to this clause (b) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein, minus

(c) without duplication, unrealized net gains in each case in respect of Swap Agreements, as determined in accordance with GAAP, minus

(d) without duplication, any net after-tax gains realized upon the disposition of assets outside the ordinary course of business (including any gain realized upon the disposition of any Equity Interests of any Person) and any net gains on disposed, abandoned and discontinued operations (including in connection with any disposal thereof).

Notwithstanding the foregoing, Consolidated EBITDA for the following fiscal quarters shall be as indicated below:

Quarter Ended	Consolidated EBITDA
December 31, 2024	$(594,984)
March 31, 2025	$5,322,263
June 30, 2025	$5,716,702
September 30, 2025	$1,107,486

For the avoidance of doubt, Consolidated EBITDA shall be calculated (i) including pro forma adjustments, in accordance with Section 1.07 with respect to events occurring on or after the Closing Date (including the cost savings, operating expense reductions and synergies and “run rate” adjustments described above) and (ii) with respect any Test Period that includes any of the fiscal quarters ended December 31, 2024 through September 30, 2025, based on the amounts specified in the table above, as adjusted, at the option of the Borrower, to reflect the add-backs and adjustments permitted under clause (a) of the definition of “Consolidated EBITDA” above for such Test Period.

“Consolidated First Lien Net Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness described in clause (a) of the definition of “Consolidated Total Net Indebtedness” outstanding on such date that is secured by a Lien on the Collateral of the Loan Parties on a pari passu basis with or senior basis to the Lien on the Collateral securing the Obligations, but without regard to control of remedies (excluding any Indebtedness to the extent subordinated in right of payment to the Obligations) minus (b) all Unrestricted Cash and Permitted Investments held by the Borrower and its Restricted Subsidiaries as of such date in an aggregate amount not to exceed $100,000,000.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP (including pay in kind interest payments, amortization of original issue discount, the interest component of Capital Lease Obligations and net payments and receipts (if any) pursuant to interest rate Swap Agreements (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Agreements or other derivative instruments, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses and expensing of any bridge, commitment or other financing fees, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, all discounts, commissions, fees and other charges associated with any Receivables Financing or Factoring Transaction, and any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting), plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided that there shall be excluded from Consolidated Net Income:

(a) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income,

(b) any gains or losses (less all fees, expenses and charges relating thereto) attributable to any sale of assets outside the ordinary course of business, the disposition of any Equity Interests of the Borrower or any of its Restricted Subsidiaries, or the extinguishment of any Indebtedness of the Borrower or any of its Restricted Subsidiaries, in each case, other than in the ordinary course of business,

(c) (i) any Transaction Costs paid or incurred by the Borrower and its Restricted Subsidiaries in connection with the Transactions, including the payment of amounts owing under the Borrower’s and its Subsidiaries’ employee incentive plans, and (ii) any extraordinary, exceptional, unusual or non-recurring charges, expenses, losses or special items and any losses on sales of assets outside of the ordinary course of business (including, without limitation, one-time charges and expenses payable in connection with transition services agreements entered into in connection with the Transactions, manufacturing facility upgrades related to Environmental Laws and information technology systems upgrades, in the case of such upgrades, to the extent the Borrower reasonably determines that such upgrades are one-time or non-recurring), together with any related provision for taxes on such extraordinary, exceptional, unusual or non-recurring gain or charge, expense or loss for such period,

(d) income or losses attributable to discontinued operations (including, without limitation, operations disposed during such period whether or not such operations were classified as discontinued),

(e) any non-cash charges (i) attributable to applying the purchase method of accounting in accordance with GAAP, (ii) resulting from the application of ASC Topic 350 or ASC Topic 360 and (iii) relating to the amortization of intangibles resulting from the application of ASC Topic 805,

(f) all non-cash charges relating to employee benefit or other management or stock compensation plans of the Borrower or any Restricted Subsidiary to the extent that such non-cash charges are deducted in computing Consolidated Net Income; provided that if the Borrower or any Restricted Subsidiary of the Borrower makes a cash payment in respect of such non-cash charge in any period, such cash payment will (without duplication) be deducted from the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period,

(g) all unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of ASC Topic 830,

(h) any unrealized foreign currency translation gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(i) any fees, costs and expenses relating to amendments, waivers or other modifications under agreements relating to Indebtedness (including this Agreement and the other Loan Documents), and

(j) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed).

Notwithstanding the foregoing, (I) with respect to any Qualified Joint Venture or Subsidiary which is consolidated for purposes of GAAP, Consolidated Net Income shall include 100% of such Person’s Consolidated Net Income corresponding to the Borrower’s proportionate share of such Qualified Joint Venture’s Consolidated Net Income calculated as set forth above with respect to such Person, (II) with respect to any other Person accounted for by the equity method of accounting, Consolidated Net Income shall include the Borrower’s and its Restricted Subsidiaries’ pro rata share of Consolidated Net Income of such Person, (III) for purposes of calculating the “Available Amount”, Consolidated Net Income of any Restricted Subsidiary of the Borrower (other than the Borrower or any Guarantor) will be excluded to the extent that the declaration or payment of dividends or other distributions by such Restricted Subsidiary of that net income is not at the date of determination permitted by an applicable requirement of law or by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that Consolidated Net Income of the Borrower and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions by such Restricted Subsidiary that are actually paid in cash or Permitted Investments to (or to the extent subsequently converted into cash or Permitted Investments by) the Borrower or any Restricted Subsidiary during such period, to the extent not previously included therein and (IV) without duplication, Consolidated Net Income will include any proceeds of business interruption insurance received by the Borrower and its Restricted Subsidiaries during the applicable period.

“Consolidated Total Net Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date consisting of Indebtedness for borrowed money, Attributable Indebtedness, purchase money debt, unreimbursed amounts under letters of credit (subject to the proviso below), obligations represented by promissory notes and all Guarantees of the foregoing, in each case (except in the case of Guarantees) in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition accounting in connection with the Transactions or any acquisition constituting an Investment permitted under this Agreement), minus (b) all Unrestricted Cash and Permitted Investments held by the Borrower and its Restricted Subsidiaries as of such date in an aggregate amount not to exceed $100,000,000; provided that Consolidated Total Net Indebtedness shall not include Indebtedness (i) in respect of letters of credit, except to the extent of unreimbursed amounts thereunder that are not reimbursed within three (3) Business Days after becoming due and payable and (ii) owed by Unrestricted Subsidiaries. For the avoidance of doubt, obligations under Swap Agreements, Cash Management Agreements, any Receivables Financing or Factoring Transaction permitted by this Agreement do not constitute Consolidated Total Net Indebtedness.

“Consolidated Working Capital” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination, in each case, excluding the amount of any contract assets and contract liabilities as of such date of determination (as determined in accordance with GAAP).

“Contract Consideration” has the meaning provided in the definition of “Excess Cash Flow.”

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” means, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding any Business Day adjustment) as such Available Tenor.

“Covenant Exchange Rate” has the meaning set forth in Section 1.10(a).

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.22.

“Cure Amount” has the meaning specified in Section 7.02(a).

“Cure Right” has the meaning specified in Section 7.02(a).

“Current Assets” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, at any date of determination, all assets (other than cash and Permitted Investments) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as “current assets” (or similar term) at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition.

“Current Liabilities” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, including the amount of short-term and long-term deferred revenue of the Borrower and its Restricted Subsidiaries in accordance with GAAP, other than (a) the current portion of any Indebtedness described in clause (a) of the definition of “Consolidated Total Net Indebtedness” and derivative financial instruments, (b) the current portion of accrued interest, (c) liabilities relating to current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves or severance, (e) any liabilities in respect of revolving loans, swingline loans or letter of credit obligations under any revolving credit facility, (f) the current portion of any Capital Lease Obligation (including Revolving Loans), (g) the current portion of any other long-term liabilities, (h) liabilities in respect of unpaid earn-outs, (i) amounts related to derivative financial instruments and assets held for sale, (j) gift card liabilities and (k) any current liabilities related to items covered by clauses (c)(ii) of the definition of “Consolidated Net Income”, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, the “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if Daily Simple SOFR as so determined shall ever be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debt Fund Affiliate” means any Affiliate of a Permitted Investor (other than a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle independent of their duties to such Permitted Investor.

“Declined Proceeds” has the meaning specified in Section 2.11(h).

“Default” means any event or condition that, with the giving of notice, lapse of time, or both, would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with (i) any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or (ii) its funding obligations generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans or participations in then-outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s, receipt of such certification in form and substance reasonably satisfactory to it, (d) has become the subject of a Bankruptcy Event or (e) has failed at any time to comply with the provisions of Section 2.18(c) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Discretionary Guarantor” means any Restricted Subsidiary (other than the Borrower) that the Borrower, in its sole discretion and in the case of a Foreign Subsidiary, with the consent of the Administrative Agent not to be unreasonably withheld, conditioned or delayed, and subject to collateral arrangements (including foreign security) to be negotiated in good faith by the Administrative Agent and the Borrower giving due regard to local law restrictions and limitations but in any event in a manner, if possible under applicable foreign law, substantially consistent with (and, giving effect to applicable foreign law, no less favorable to the Borrower than) the existing U.S. collateral arrangements, elects to cause to be a Guarantor by providing a Guarantee in respect of the Obligations pursuant to documentation and subject to customary limitations in such jurisdiction as may be reasonably agreed between the Administrative Agent and the Borrower.

“Disqualified Institutions” means:

(a) the Persons identified in writing as such (i) by the Borrower to the Arrangers on or prior to the Closing Date and (ii) by the Borrower to the Administrative Agent from time to time after the Closing Date in the form of an update to the list of Disqualified Institutions;

(b) (i) any Competitors that (A) are identified in the list of Disqualified Institutions pursuant to clause (a)(i) of this definition and (B) after the Closing Date, have been specified in writing by the Borrower to the Administrative Agent from time to time in the form of an update to the list of Disqualified Institutions and (ii) any affiliates of such Competitors identified pursuant to clause (b)(i) of this definition (other than a Competitor’s debt fund affiliate unless specifically identified as a Disqualified Institution);

(c) Affiliates of such Persons set forth in clauses (a) and (b) above that (i)(A) are readily identifiable as an affiliate thereof on the basis of such affiliate’s name or the Borrower has provided written notification thereof to the Administrative Agent pursuant to clause (a)(i) or (b)(i)(B) of this definition and (B) after the Closing Date, have been specified in writing by the Borrower to the Administrative Agent from time to time in the form of an update to the list of Disqualified Institutions or (ii) are actually known as an Affiliate of such entities by the responsible officers of the Arrangers or the applicable assigning or participating Lender involved in processing the applicable assignment or participation or otherwise readily identifiable as such by name (in the case of Affiliates of Competitors under this clause (c)(ii), other than any such Affiliate that is a bona fide debt fund or investment fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business); and

(d) Excluded Parties;

provided that to the extent Persons are identified as Disqualified Institutions in writing by the Borrower to the Administrative Agent after the Closing Date pursuant to clauses (a)(ii), (b)(ii) or (c)(i)(B) above, the inclusion of such entities as Disqualified Institutions shall not retroactively apply to any Loan or Commitment of any Person that was not a Disqualified Institution as of the Trade Date with respect to a pending assignment or participation of such Loan or Commitment or to prior assignments or participations of any Loan or Commitment, in each case, in respect of any such pending or previously assigned or participated Loan or Commitment hereunder. Any updates, modifications or supplements to the list of Disqualified Institutions shall become effective one (1) Business Day after delivery thereof in writing. The identity of Disqualified Institutions may be communicated (I) by the Administrative Agent to a Lender upon request and (II) by any Lender to any prospective Lender, Participant or assignee, subject to the acknowledgment and acceptance by such prospective Lender, Participant or assignee that the identity of Disqualified Institutions is being disseminated on a confidential basis and that such prospective Lender, Participant or assignee shall be bound by the same confidentiality restrictions as those applicable to the Lender making such communication, but will not be otherwise posted or distributed to any Person. Notwithstanding the foregoing, the Borrower, by written notice to the Administrative Agent, may from time to time in its sole discretion remove any entity from the list of Disqualified Institutions (or otherwise modify such list to exclude any particular entity), and such entity removed or excluded from the list of Disqualified Institutions shall no longer be a Disqualified Institution for any purpose under this Agreement or any other Loan Document.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), in each case, at the option of the holder thereof or upon the happening of any event or condition: (a) matures or is mandatorily redeemable (other than solely for Qualified Preferred Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) obligations under treasury services agreements or obligations under secured hedge agreements not then due and payable) that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the outstanding amount of the L/C Exposure related thereto has been cash collateralized, back-stopped by a letter of credit in form and substance, and issued by a letter of credit issuer, reasonably satisfactory to the applicable Issuing Bank and in a face amount equal to 103% of the outstanding amount of the applicable L/C Exposure in respect thereof, or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank)), (b) is redeemable at the sole option of the holder thereof (other than solely for Qualified Preferred Stock and other than as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale shall be subject to the prior repayment in full of the Loans and all other Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) obligations under treasury services agreements or obligations under secured hedge agreements not then due and payable) that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the outstanding amount of the L/C Exposure related thereto has been cash collateralized, back-stopped by a letter of credit in form and substance, and issued by a letter of credit issuer, reasonably satisfactory to the applicable Issuing Bank and in a face amount equal to 103% of the outstanding amount of the applicable L/C Exposure in respect thereof, or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank)), in whole or in part or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date of the Term Loans at the time of issuance of such Equity Interests; provided, however, that only the portion of Equity Interests that so matures or is mandatorily redeemable, is redeemable at the option of the holder thereof or is or becomes so convertible or exchangeable shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, members of management or consultants of the Borrower (or any direct or indirect parent thereof), the Borrower or any other Restricted Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants, such Equity Interests shall not constitute Disqualified Stock solely because they may be permitted or required to be repurchased by the Borrower (or any direct or indirect parent thereof), the Borrower or any other Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination of employment or service, as applicable, death or disability.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable discretion

(or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“ECF Deductions” has the meaning specified in Section 2.11(c).

“ECF Payment Amount” has the meaning specified in Section 2.11(c).

“ECF Payment Date” has the meaning specified in Section 2.11(c).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as of any date of determination, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a Term SOFR floor or an ABR floor, or otherwise, in each case, incurred or payable by the Borrower generally to all the lenders of such Indebtedness; provided that upfront fees and original issue discount shall be equated to an interest rate based upon an assumed four year average life to maturity (e.g., 100 basis points of original issue discount equals 25 basis points of interest rate margin for a four year average life to maturity); provided, further, that “Effective Yield” shall exclude any structuring, ticking, unused line, commitment, amendment, consent, underwriting, exit, success and arranger fees, other similar fees and other fees not paid generally to all lenders in the primary syndication of such Indebtedness.

“Electronic Signature” means an electronic symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Embargoed Property” means any property (a) in which a Sanctioned Person holds a fifty percent (50.0%) or greater beneficial interest; (b) that is due to or from a Sanctioned Person; (c) that is located in a Sanctioned Country; or (d) that would otherwise cause a violation by the Lenders, the Administrative Agent or the Collateral Agent of any applicable Anti-Terrorism Law if the Lenders were to obtain an encumbrance on, lien on, pledge of or security interest in such property, or provide services in consideration of such property.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all laws (including the common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to pollution or protection of the Environment, the preservation or reclamation of or damage to natural resources, the presence, management, storage, treatment, transport, exposure to, Release or threatened Release of any Hazardous Material, or to occupational health and safety matters (to the extent relating to the exposure to Hazardous Materials).

“Environmental Liability” means liabilities, obligations, damages, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages, investigation or remediation costs), whether contingent or otherwise, arising out of or relating to (a) non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure of any Person to Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other binding consensual arrangement, to the extent liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest from the issuer thereof (but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, and including Section 414(m) and (o) of the Code solely for purposes of Section 412 of the Code and Section 302 of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the thirty (30)-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or Multiemployer Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliates from the PBGC or a plan administrator of any written notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan, (f) the receipt by the Borrower or any ERISA Affiliates of any written notice relating to the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (g) the withdrawal of the Borrower or any of its ERISA Affiliates from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (h) the receipt by the Borrower or any ERISA Affiliate of any written notice, concerning a determination that a Multiemployer Plan is, or is expected to be insolvent within the meaning of Title IV of ERISA or that a Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), (i) the receipt by the Borrower or any ERISA Affiliate of any written notice concerning a determination that a Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or (j) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of any prepaid cash item that was paid in a prior period,

(iii) decreases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa in accordance with GAAP and (2) any such decreases arising from acquisitions (outside of the ordinary course of business) or asset sales (other than in the ordinary course of business) by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting),

(iv) an amount equal to the aggregate net non-cash loss on asset sales by the Borrower and its Restricted Subsidiaries during such period (other than asset sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(v) cash receipts in respect of Swap Agreements during such period to the extent not otherwise included in Consolidated Net Income; minus

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits (including, to the extent constituting non-cash credits, without limitation, amortization of deferred revenue acquired as a result of any Permitted Acquisition or other consummated acquisition permitted hereunder) included in arriving at such Consolidated Net Income in such period (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above), cash charges, losses, costs, fees or expenses to the extent excluded in arriving at such Consolidated Net Income during such period, and Transaction Costs to the extent not deducted in arriving at such Consolidated Net Income and paid in cash during such period,

(ii) at the election of the Borrower and without duplication of amounts deducted pursuant to clause (xi) below in prior periods, the amount of capital expenditures or acquisitions of Intellectual Property accrued or made in cash during such period, except to the extent that such capital expenditures or acquisitions were financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness, including Revolving Loans) of the Borrower and its Restricted Subsidiaries (unless such Indebtedness has been repaid) other than intercompany loans,

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries (including (1) the principal component of payments in respect of Capital Lease Obligations, (2) the amount of any scheduled repayment of Term Loans pursuant to Section 2.10 and (3) the amount of a mandatory prepayment of Term Loans pursuant to Section 2.11(c) to the extent required due to an asset sale that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase) minus (A) all other prepayments of Term Loans and (B) all prepayments of Revolving Loans and other revolving loans (unless there is an equivalent permanent reduction in the Revolving Credit Commitments or the applicable commitments with respect to such other revolving loans, as applicable) made during such period, except to the extent financed with the proceeds of other long-term Indebtedness (other than revolving Indebtedness, including Revolving Loans) of the Borrower or the other Restricted Subsidiaries (unless such Indebtedness has been repaid) other than intercompany loans,

(iv) an amount equal to the aggregate net non-cash gain on asset sales by the Borrower and its Restricted Subsidiaries during such period (other than asset sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa in accordance with GAAP and (2) any such increases arising from acquisitions (outside of the ordinary course of business) or asset sales (other than in the ordinary course of business) by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting),

(vi) payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income,

(vii) at the election of the Borrower and without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal periods, the aggregate amount of cash consideration paid by the Borrower and its Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including Permitted Acquisitions) made during such period permitted under this Agreement, except to the extent financed with the proceeds of other long-term Indebtedness (other than revolving Indebtedness, including Revolving Loans) of the Borrower or the other Restricted Subsidiaries (unless such Indebtedness has been repaid) other than intercompany loans,

(viii) at the option of the Borrower, the amount of Restricted Payments paid in cash during such period (on a consolidated basis) by the Borrower and its Restricted Subsidiaries (other than Restricted Payments made pursuant to Section 6.08(a)(xviii)), except to the extent financed with the proceeds of other long-term Indebtedness (other than revolving Indebtedness, including Revolving Loans) of the Borrower or the other Restricted Subsidiaries (unless such Indebtedness has been repaid) other than intercompany loans,

(ix) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(x) the aggregate amount of any premium, make-whole, or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(xi) without duplication of amounts deducted from Excess Cash Flow in other periods, and at the option of the Borrower, (1) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period or prior to the date any applicable Excess Cash Flow prepayment is due and (2) any planned cash expenditures by the Borrower or any of its Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (1) and (2), relating to Permitted Acquisitions, other permitted Investments, capital expenditures, Restricted Payments, any scheduled payment of Indebtedness permitted by the terms of this Agreement or Tax Distributions, in each case, to be consummated or made, as applicable, during the period of four consecutive fiscal quarters of the Borrower following the end of such period (except to the extent financed with any of the proceeds received from (A) the issuance or incurrence of long-term Indebtedness (other than revolving Indebtedness, including Revolving Loans) of the Borrower or the other Restricted Subsidiaries (unless such Indebtedness has been repaid) other than intercompany loans or (B) the issuance of Equity Interests); provided that to the extent that the aggregate amount of cash actually utilized to finance such Permitted Acquisitions, other permitted Investments, capital expenditures, Restricted Payments, scheduled payments of Indebtedness permitted by the terms of this Agreement or Tax Distribution during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) the amount of Taxes paid in cash or tax reserves set aside or payable (without duplication) in such period plus the amount of any Tax Distributions paid during such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xiii) cash expenditures in respect of Swap Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income, and

(xiv) payments by the Borrower and its Restricted Subsidiaries during such period pursuant to the Tax Receivable Agreement, to the extent not already deducted from Consolidated Net Income;

provided, that, notwithstanding anything to the contrary in the foregoing, to the extent that cash flow from operating activities, as determined in accordance with GAAP, is less than zero for any period, then Excess Cash Flow shall be deemed to be zero for the relevant period.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning assigned to such term in the Collateral Agreement.

“Excluded Parties” means, with respect to any Person, any of its affiliates that are (a) engaged as principals primarily in private equity, mezzanine financing or venture capital (other than bona fide debt fund affiliates) or (b) potentially engaged directly or indirectly in a sale of the Borrower and its Subsidiaries and their respective businesses as a sell-side representative, in each case, other than a limited number of senior employees who are required, in accordance with industry regulations or the Excluded Parties’ internal policies and procedures, to act in a supervisory capacity and other than the Excluded Parties’ legal, compliance, risk management, credit or investment committee members.

“Excluded Subsidiary” means (i) any Subsidiary to the extent (and for so long as) a Guarantee by such Subsidiary would be prohibited or restricted by applicable law, rule or regulation or by any restriction in any contract existing on the Closing Date or, so long as any such restriction in any contract is not entered into in contemplation of such Subsidiary becoming a Restricted Subsidiary, at the time such Subsidiary becomes a Restricted Subsidiary (including any requirement to obtain the consent, approval, license or authorization of any Governmental Authority (including any regulatory authority) or third party), (ii) any Subsidiary that is not a wholly owned Subsidiary of the Borrower or a Guarantor, (iii)(A) any Subsidiary that is a Foreign Subsidiary or a FSHCO (other than a Foreign Subsidiary or FSHCO that is a Discretionary Guarantor) and (B) any direct or indirect Subsidiary of a CFC (unless such Subsidiary, or the CFC of which it is a Subsidiary, is a Discretionary Guarantor), (iv) Unrestricted Subsidiaries (and any direct or indirect Subsidiary thereof), (v) Captive Insurance Subsidiaries, (vi) not-for-profit Subsidiaries, (vii) special purpose entities, (viii) any Subsidiary that is not a Material Subsidiary, (ix) any Subsidiary where the Administrative Agent and the Borrower reasonably agree that the cost or other consequences of obtaining a Guarantee by such Subsidiary would be excessive in light of the practical benefit to the Lenders afforded thereby, (x) any Subsidiary to the extent a Guarantee by such Subsidiary would result in adverse tax, regulatory or accounting consequences (other than de minimis tax consequences and adverse tax consequences under Section 956 of the Code attributable to the provision of a guarantee by a Foreign Subsidiary or FSHCO that is a Discretionary Guarantor) as reasonably determined by the Borrower, (xi) for the avoidance of doubt, any direct or indirect Subsidiary of an Excluded Subsidiary (other than any such direct or indirect Subsidiary that is a Discretionary Guarantor or that is described in clause (iii)(A)) and (xii) any Receivables Subsidiary. No Discretionary Guarantor shall be considered to be an Excluded Subsidiary as a result of any circumstance existing at the time it became a Discretionary Guarantor.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant”, as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any keepwell, support or other agreement for the benefit of such Guarantor), at the time the Guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity”, as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the Guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and hedge bank applicable to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated) (including any backup withholding with respect thereto) and franchise Taxes imposed on it, in each case as a result of (i) such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office, located in the jurisdiction imposing such Tax, or (ii) such Taxes being Other Connection Taxes,

(b) any branch profits Taxes, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender, any U.S. federal withholding Taxes that are (or would be) required to be withheld from amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires the applicable interest in the applicable Commitment or, if such Lender acquires an applicable interest in a Loan other than by funding such Loan pursuant to a prior Commitment, on the date such Lender acquires the applicable interest in such Loan (in each case other than pursuant to an assignment request by the Borrower under Section 2.19(b)), or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the applicable Commitment or Loan or to such Lender immediately before it changed its lending office, (d) any Taxes attributable to such recipient’s failure to comply with Section 2.17(e) or Section 2.17(f) and (e) any Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of November 10, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date), by and among the Borrower, Holdings, the lenders from time to time party thereto, Alter Domus (US) LLC, as disbursing agent and collateral agent, and U.S. Bank Trust Company, National Association, as separate collateral agent.

“Existing Revolving Credit Commitment Class” has the meaning set forth in Section 2.21(a).

“Existing Term Loan Class” has the meaning set forth in Section 2.21(a).

“Extendable Bridge Loans/Interim Debt” means customary “bridge” loans, escrow or other arrangements which by their terms will be automatically converted, subject only to customary conditions, into loans or other Indebtedness that have, or will be automatically extended, subject only to customary conditions, such that they have, a maturity date not earlier than the Latest Maturity Date of all Term Loans then in effect.

“Extended Revolving Credit Commitments” has the meaning set forth in Section 2.21(a).

“Extended Term Loans” has the meaning set forth in Section 2.21(a).

“Extending Revolving Lender” has the meaning set forth in Section 2.21(c).

“Extending Term Lender” has the meaning set forth in Section 2.21(c).

“Extension Election” has the meaning set forth in Section 2.21(c).

“Extension Request” has the meaning set forth in Section 2.21(a).

“Facility” means the Term Loans and/or the Revolving Credit Commitments, as the context may require.

“Factoring Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any other Restricted Subsidiary pursuant to which the Borrower or such Restricted Subsidiary may sell, convey, assign or otherwise transfer Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets so sold, conveyed, assigned or otherwise transferred or purported to be sold, conveyed, assigned or otherwise transferred) to any Person that is not a Restricted Subsidiary; provided that any such Person that is a Restricted Subsidiary meets the qualifications in clauses (1) through (3) of the definition of “Receivables Subsidiary”.

“Fair Market Value” means, with respect to any asset or property, the price that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors, chief executive officer, chief financial officer or other similar officer of the Borrower.

“FATCA” means Sections 1471 through 1474 of the Code as of the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date hereof (or any amended or successor version described above) and any intergovernmental agreement, treaty or convention among Governmental Authorities (and related legislation, rules or official administrative guidance) implementing the foregoing.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of October 22, 2025, by and between Wells Fargo and the Borrower.

“Financial Covenant Default” has the meaning specified in Section 7.02(a).

“Financial Covenant” has the meaning specified in Section 6.12(b).

“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Net Indebtedness as of the last day of such Test Period, calculated on a Pro Forma Basis to (b) TTM Consolidated EBITDA for such Test Period, calculated on a Pro Forma Basis.

“Fixed Incremental Amount” has the meaning assigned to such term in the definition of “Maximum Incremental Amount”.

“Flood Insurance Laws” shall mean, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Casualty Event” has the meaning specified in Section 2.11(i).

“Foreign Disposition” has the meaning specified in Section 2.11(i).

“Foreign Lender” means any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FSHCO” means any Domestic Subsidiary that owns (directly or indirectly) no material assets other than equity interests (or equity interests and indebtedness), each as determined for U.S. federal income tax purposes, of one or more (a) CFCs (other than any CFC that is a Discretionary Guarantor) or (b) other FSHCOs (other than any FSHCO that is a Discretionary Guarantor).

“GAAP” means generally accepted accounting principles in the United States of America, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time. If at any time the SEC permits or requires domestic companies subject to the reporting requirements of the Securities Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect from time to time and (b) for prior periods, GAAP as defined in the first sentence of this definition. Notwithstanding any change to IFRS, all ratios and computations contained in this Agreement shall be computed, in all material respects, in conformity with GAAP.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any department, ministry, agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means, without duplication, any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition permitted under this Agreement (other than such obligations with respect to Indebtedness for borrowed money). The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which the Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee as determined by the guaranteeing Person in good faith.

“Guarantors” has the meaning set forth in the definition of “Collateral and Guarantee Requirement” and shall include each Discretionary Guarantor and each Subsidiary Loan Party that shall have become a Guarantor pursuant to Section 5.12(a).

“Hazardous Materials” means all explosive, radioactive, infectious, biological, chemical, hazardous or toxic materials, substances, wastes or other pollutants or contaminants, including petroleum or petroleum byproducts, asbestos or asbestos-containing materials, perfluoroalkyl and polyfluoroalkyl substances, polychlorinated biphenyls, radon gas and all other materials, substances or wastes regulated pursuant to any Environmental Law, in each case due to their dangerous or deleterious properties or characteristics.

“Holdings” means (i) Yellowstone Interco Holdings, LLC, a Delaware limited liability company, or (ii) any other entity (such entity, a “Succeeding Holdings”) that becomes the immediate parent of the Borrower; provided that any Succeeding Holdings shall be incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time.

“Illegality Notice” has the meaning set forth in Section 2.14(b).

“Incremental Amendment Date” has the meaning set forth in Section 2.20(d).

“Incremental Extensions of Credit” has the meaning set forth in Section 2.20(b).

“Incremental Facility” and “Incremental Facilities” have the respective meanings set forth in Section 2.20(a).

“Incremental Lenders” has the meaning set forth in Section 2.20(c).

“Incremental Loan Request” has the meaning set forth in Section 2.20(a).

“Incremental Revolving Commitment” has the meaning set forth in Section 2.20(a).

“Incremental Revolving Lender” has the meaning set forth in Section 2.20(c).

“Incremental Revolving Loan” has the meaning set forth in Section 2.20(b).

“Incremental Starter Amount” has the meaning assigned to such term in the definition of “Maximum Incremental Amount.”

“Incremental Term Commitments” has the meaning set forth in Section 2.20(a).

“Incremental Term Lender” has the meaning set forth in Section 2.20(c).

“Incremental Term Loan” has the meaning set forth in Section 2.20(b).

“Incurrence Ratio” has the meaning assigned to such term in the definition of “Maximum Incremental Amount”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (other than customs, surety and appeal bonds, performance bonds and other obligations of like nature), (c) all obligations of such Person in respect of the deferred and unpaid purchase price of property or services, (d) all obligations of others described in the clauses (a) through (c) and clauses (e) through (h) of this definition secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but in an amount limited to the lesser of (i) the Fair Market Value of such property as determined by such Person in good faith and (ii) the amount of Indebtedness secured by the Lien thereon, (e) all Guarantees by such Person of the obligations of any other Person described in the clauses (a) through (d) and clauses (f) through (h) of this definition (other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with past practices), (f) all Capital Lease Obligations of such Person, (g) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit and letters of guaranty and (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, in each case, if and to the extent that any of the foregoing would appear as a liability on the balance sheet of such Person prepared in accordance with GAAP. Notwithstanding the foregoing, the term “Indebtedness” shall not include (A) contingent obligations, including Guarantees, incurred in the ordinary course of business or consistent with past practices, or in respect of operating leases, and not in respect of borrowed money, (B) deferred or prepaid revenues or deposits, (C) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (D) any amounts that any member of management, the employees or consultants of the Borrower or any Subsidiary of the Borrower may become entitled to under any cash incentive, deferred compensation or employee benefit plan in existence from time to time, (E) earn-outs and similar contingent payment obligations, non-compete arrangements, indemnification obligations and purchase price adjustments in connection with any Permitted Acquisition or other permitted Investment, (F) Indebtedness of the Borrower or any direct or indirect parent thereof appearing on the balance sheet of the Borrower or any Restricted Subsidiary solely by reason of push-down accounting, (G) any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor incurred in the ordinary course of business or consistent with past practices, (H) obligations under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement or with respect to which an equivalent amount is held in escrow in respect of such obligations, (I) accruals for payroll and other liabilities accrued in the ordinary course of business or consistent with past practices or (J) in the case of the Borrower and its Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or otherwise incurred through substantially concurrent interim transfers, loans or advances to facilitate a Permitted Acquisition or other Investment permitted hereunder. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 9.12.

“Initial Term Loan Commitments” has the meaning set forth in Section 2.01.

“Initial Term Loans” has the meaning set forth in Section 2.01.

“Initial Term Loan Maturity Date” means (a) the third anniversary of the Closing Date or (b) if each of the Maturity Extension Conditions are satisfied (or waived) on or prior to the third anniversary of the Closing Date, the fourth anniversary of the Closing Date.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intellectual Property Security Agreement” has the meaning assigned to such term in the Collateral Agreement.

“Intercreditor Agreements” means, collectively, any Junior Lien Intercreditor Agreement, any Pari Intercreditor Agreement and any other intercreditor agreement entered into by the Administrative Agent or the Collateral Agent in connection with this Agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.

“Interest Election Request” means a written request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower on or prior to the Closing Date, or such other form as shall be approved by the Administrative Agent from time to time.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, and on the applicable Maturity Date, (b) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and on the applicable Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and on the applicable Maturity Date.

“Interest Period” means, with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or twelve months if agreed to by the Borrower, the Administrative Agent and all Lenders participating therein) and, in each case, as the Borrower may elect in the Borrowing Request; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 2.14(c)(iv) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” has the meaning set forth in Section 6.04.

“IPO Reorganization Transactions” means (a) any re-organization or other similar activities among Holdings, the Borrower and its Restricted Subsidiaries in connection with and reasonably related to consummating a Qualified IPO, so long as, after giving effect thereto, (i) the Loan Parties are in compliance with the Collateral and Guarantee Requirement and Sections 5.12 and 5.13, (ii) after giving effect thereto, neither the value of the security interest of the Collateral Agent and the Lenders in the Collateral, taken as a whole (including as to the perfection and priority thereof), nor the value of the guarantees of the Guarantors, in each case, taken as a whole, is not materially impaired, and (iii) no Event of Default shall have occurred and be continuing or would result therefrom and (b) the conversion of the Class P Units of Parent Borrower into common stock of Parent Borrower in accordance with their terms upon the consummation of a Qualified IPO.

“IRS” means the United States Internal Revenue Service.

“ISDA CDS Definitions” has the meaning specified in Section 9.02(g).

“Issuing Bank” means with respect to Letters of Credit issued hereunder on or after the Closing Date, Wells Fargo and any other Revolving Lender (or any of their designated Affiliates and partners) that agrees to become an Issuing Bank under this Agreement in writing with the approval (not to be unreasonably withheld, conditioned or delayed) of the Administrative Agent and the Borrower, in such Person’s capacity as Issuing Bank hereunder and together with its permitted successors. For the avoidance of doubt, each Issuing Bank shall only be required to issue standby Letters of Credit, unless such Issuing Bank affirmatively agrees otherwise.

“Joint Lead Arrangers” means Wells Fargo Securities, LLC, Jefferies Finance LLC, Goldman Sachs Lending Partners LLC and JPMorgan Chase Bank, N.A.

“Judgment Currency” has the meaning provided in Section 9.23.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement or another similar agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, among the Administrative Agent, the Collateral Agent, the Borrower and the representatives for purposes thereof for holders of one or more classes of Indebtedness that is secured by a Lien on the Collateral on a junior basis to the Lien on the Collateral securing the Initial Term Loans.

“Latest Maturity Date” means, at any date of determination and with respect to the specified Loans or Commitments (or in the absence of any such specification, all outstanding Loans and Commitments hereunder), the latest Maturity Date applicable to any such Loans or Commitments hereunder at such time, including, without limitation, the latest maturity date of any Extended Term Loan, any Extended Revolving Credit Commitment, any Incremental Term Loans and any Incremental Revolving Commitments, in each case as extended in accordance with this Agreement from time to time.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate L/C Exposure at such time.

“L/C Reimbursement Obligations” has the meaning set forth in the definition of “Loan Document Obligations”.

“LCT Election” has the meaning set forth in Section 1.07(f).

“LCT Test Date” has the meaning set forth in Section 1.07(f).

“Lender-Related Person” has the meaning set forth in Section 9.03(d).

“Lenders” means each Person that is a lender on the Closing Date and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Additional Credit Extension Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and each Issuing Bank.

“Letter of Credit” means any letter of credit issued or deemed issued pursuant to this Agreement.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Closing Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower, and notified to the Administrative Agent.

“Letter of Credit Sublimit” has the meaning set forth in Section 2.05(b).

“Leverage Covenant” has the meaning provided in Section 6.12(b).

“Leverage Covenant Toggle Date” shall mean the date on which the Borrower submits a written notice to the Administrative Agent of its election to cease testing the Revenue Covenant and Liquidity Covenant and to begin testing the Leverage Covenant in lieu thereof, which notice may be submitted at any time.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset or other arrangement to provide priority or preference with respect to such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party (other than customary rights of first refusal and tag, drag and similar rights in joint venture agreements (other than any such agreement in respect of any Restricted Subsidiary)) with respect to such securities; provided that in no event shall an operating lease, license or sub-license to Intellectual Property or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” means (a) any acquisition or other Investment by Holdings, the Borrower or one or more of its Restricted Subsidiaries permitted hereunder whose consummation is not conditioned on the availability of, or on obtaining, third party financing, and (b) any (i) Restricted Payment, (ii) sale, transfer, lease, license or other disposition of any asset permitted by Section 6.05 or (iii) payment in respect of Specified Indebtedness permitted by Section 6.08(b) to the extent declared but not paid due to a statutory waiting period, or any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance thereof, in each case as applicable, whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Liquidity” means as of any date of determination, the sum of (a) the aggregate amount of Unrestricted Cash of the Loan Parties and their Subsidiaries at such time, plus (b) Availability.

“Liquidity Covenant” has the meaning provided in Section 6.12(a).

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on, the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) (“L/C Reimbursement Obligations”), and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each other Loan Document and (c) the due and punctual payment and performance in full of all the obligations of each other Loan Party under or pursuant to the Collateral Agreement and each other Loan Document.

“Loan Documents” means, collectively, this Agreement, the Notes, if any, executed and delivered pursuant to Section 2.09(e), any Additional Credit Extension Amendment, the Security Documents, any Intercreditor Agreement, the Fee Letter, any Borrower Designation Agreement and any other amendment or joinder to the foregoing.

“Loan Parties” means Holdings, the Borrower, and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement or an Additional Credit Extension Amendment.

“Management Agreement” means that certain Consulting Agreement, dated as of November 10, 2022, by and among Yellowstone Midco Holdings, LLC (f/ka Checkmate Technologies LLC), a Delaware limited liability company, AE Industrial Operating Partners, LLC, a Delaware limited liability company, and AE Industrial Partners, LP, a Delaware limited partnership, and its Affiliates from time to time party thereto, as in effect on the Closing Date and as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Management Equityholders” shall mean any of (a) any current or former director, officer, employee or member of management of Holdings or any of its Subsidiaries or any Parent Company thereof (including with respect to warrants and options in Holdings or any Parent Company thereof), (b) any trust, partnership, limited liability company, corporate body or other entity established by any such director, officer, employee or member of management of Holdings or any of its Subsidiaries or any Parent Company thereof to hold an investment in Holdings or any Parent Company thereof in connection with such Person’s estate or tax planning and (c) any Person who acquires an investment in Holdings or any Parent Company thereof by will or by the laws of intestate succession as a result of the death of any such director, officer or member of management of Holdings or any of its Subsidiaries or any Parent Company thereof.

“Margin Stock” has the meaning assigned to such term in Regulation U of the FRB as from time to time in effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, liabilities, financial condition or results of operations of the Borrower and the other Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the material rights and remedies, taken as a whole, of the Administrative Agent, the Collateral Agent and the Lenders under the Loan Documents, taken as a whole (other than due to the action or inaction of the Administrative Agent, the Collateral Agent, the Lenders or any other Secured Party).

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit, Attributable Indebtedness and purchase money Indebtedness), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding the Threshold Amount as of the date of such of determination. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” means any Intellectual Property owned or licensed by the Borrower and its Restricted Subsidiaries that is material to the business and the continuing operations of the Borrower and its Restricted Subsidiaries (taken as a whole).

“Material Real Property” means any fee-owned real property with a Fair Market Value in excess of $10,000,000, in each case, determined as of the Closing Date or, if later, the date of the acquisition thereof if acquired after the Closing Date. As of the Closing Date, there is no Material Real Property.

“Material Subsidiary” means, at any date of determination, each wholly owned Restricted Subsidiary (i) whose Total Assets at the last day of the Test Period ending on the last day of the most recently ended fiscal period for which financial statements pursuant to Section 5.01(a) or (b) have been delivered were equal to or greater than 5.00% of the Total Assets of the Borrower and its Restricted Subsidiaries at such date (in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including the Total Assets of any Person being acquired in connection therewith) or (ii) whose Consolidated EBITDA during such Test Period was equal to or greater than 5.00% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period (in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including the Consolidated EBITDA of any Person being acquired in connection therewith), in each case, determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries based on the 5.00% thresholds above (other than Excluded Subsidiaries (except pursuant to clause (viii) of the definition of “Excluded Subsidiaries”)) have, in the aggregate (after eliminating intercompany obligations), (a) Total Assets at the last day of such Test Period equal to or greater than 10.0% of the Total Assets of the Borrower and its Restricted Subsidiaries at such date or (b) Consolidated EBITDA during such Test Period equal to or greater than 10.0% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period, in each case, determined in accordance with GAAP, then the Borrower shall, on or prior to the date that is ten (10) Business Days after the date on which financial statements for the last quarter of such Test Period are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as Material Subsidiaries until this proviso is no longer applicable. The Borrower shall be deemed to be a Material Subsidiary.

“Maturity Date” means (a) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (b) with respect to the Revolving Commitments, the Revolving Maturity Date, (c) with respect to any Replacement Term Loans, Incremental Term Loans or Incremental Revolving Commitments, the final maturity date as specified in the applicable Additional Credit Extension Amendment, (d) with respect to any Class of Extended Term Loans or Extended Revolving Credit Commitments, the final maturity date as specified in the applicable Additional Credit Extension Amendment and (e) with respect to any Class of Refinancing Term Loans or Refinancing Revolving Commitments, the final maturity date as specified in the applicable Additional Credit Extension Amendment; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Maturity Extension Conditions” means, with respect to any determination of the applicable Maturity Date, satisfaction of each of the following conditions:

(a) the consummation of a Qualified IPO;

(b) the Borrower has provided written notice of its election to extend the applicable Maturity Date at least five (5) Business Days prior to the then-current applicable Maturity Date (the “Maturity Extension Notice”); and

(c) no Event of Default has occurred and is continuing as of the date that the Maturity Extension Notice is delivered.

“Maturity Extension Notice” has the meaning set forth in the definition of “Maturity Date Extension Conditions.”

“Maximum Incremental Amount” means the sum of:

(a) (i) $110,000,000 (the “Incremental Starter Amount”), plus (ii) to the extent not financed with long-term indebtedness (excluding any revolving credit facility, including Revolving Loans, and any other Refinancing Indebtedness), an amount equal to the sum of all commitment reductions, voluntary prepayments (including redemptions), repurchases and/or cancellations, including, without limitation, pursuant to Section 2.19 and Section 9.04 (in the principal amount of such obligations repurchased and regardless of the purchase price actually paid to make such repurchase), of the Term Loans, any Loans incurred under Incremental Facilities, any Permitted Incremental Equivalent Debt and any other Indebtedness, in each case, to the extent such Indebtedness is (x) secured by a Lien on the Collateral on a pari passu basis with the Lien on the Collateral securing the Initial Term Loans, (y) secured by a Lien on the Collateral on a junior basis to the Lien on the Collateral securing the Initial Term Loans, or (z) unsecured, secured only by assets not constituting Collateral or secured by a Lien on the Collateral on a junior lien basis to any Lien on the Collateral securing any Second Lien Indebtedness; provided that in the event such Indebtedness under clause (y) or (z) was originally incurred in reliance on the Incurrence Ratio (unless subsequently reclassified as incurred in reliance on any fixed basket, including the Incremental Starter Amount), any such commitment reduction, voluntary prepayment, repurchases and/or other retirement of such Indebtedness shall only increase capacity under the Fixed Incremental Amount that can be used to incur Indebtedness that is unsecured, secured only by assets not constituting Collateral and/or secured by a Lien on the Collateral on a junior lien basis to any Lien on Collateral securing any Second Lien Indebtedness, plus (iii) any permanent reductions of the Revolving Credit Commitments or any commitments under any other revolving credit facility, minus (iv) the amounts issued or incurred in reliance on this clause (a) as an Incremental Facility and/or Permitted Incremental Equivalent Debt, after giving effect to any reclassification of any Incremental Facility and/or Permitted Incremental Equivalent Debt as having been issued or incurred in reliance on the Incurrence Ratio (this clause (a), the “Fixed Incremental Amount”); plus

(b) an unlimited amount so long as, on a Pro Forma Basis for the applicable Test Period as of the relevant date of determination, determined after giving effect to the incurrence of any such Incremental Facility (and assuming any Incremental Revolving Commitments then being established are fully drawn) or any such Permitted Incremental Equivalent Debt and any Permitted Acquisition or any other acquisition consummated in connection therewith, any Indebtedness repaid with the proceeds thereof and any Investment, disposition or debt incurrence in connection therewith and all other pro forma adjustments in connection therewith, with respect to any such Incremental Facility or Permitted Incremental Equivalent Debt that is (A) secured by a Lien on the Collateral on a pari passu basis with the Lien on the Collateral securing the Initial Term Loans, the First Lien Net Leverage Ratio on a Pro Forma Basis shall not exceed 3.00:1.00; (B) secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Initial Term Loans, the Secured Net Leverage Ratio on a Pro Forma Basis shall not exceed 3.50:1.00 or (C) unsecured or secured only by assets not constituting Collateral, the Total Net Leverage Ratio on a Pro Forma Basis shall not exceed 4.00:1.00 (the ratios in sub-clauses (A), (B) and (C), collectively, or any such ratio individually, as applicable, the “Incurrence Ratio”); provided that at the Borrower’s option (acting in its sole discretion), (I) the Borrower may elect to be deemed to have utilized capacity under the Incurrence Ratio (to the extent compliant therewith) prior to utilization of capacity under the Fixed Incremental Amount, (II) Indebtedness may be incurred under the Fixed Incremental Amount and the Incurrence Ratio, and proceeds from any such incurrence under the Fixed Incremental Amount and the Incurrence Ratio may be utilized in a single transaction or series of related transactions, by first calculating the incurrence under the Incurrence Ratio (without inclusion of (i) any amounts to be incurred under the Fixed Incremental Amount or (ii) any concurrent (x) utilization of any other permitted Indebtedness basket hereunder or (y) any borrowings under the Revolving Credit Facility or any other revolving credit facility) and then calculating the incurrence under the Incurrence Ratio, (III) if the Incurrence Ratio and the Fixed Incremental Amount are available and the Borrower does not make an election, then the Borrower will be deemed to have elected to use the Incurrence Ratio prior to using any amounts available under the Fixed Incremental Amount, (IV) to the extent any Incremental Facility is established in the form of delayed draw term commitments, then, at the election of the Borrower, compliance with any leverage ratio therefore shall be tested either (x) at the time such delayed draw term commitments are established, assuming such commitments are fully drawn and outstanding for such purpose (and thereafter shall be treated as fully drawn and outstanding for such purpose and not be subject to satisfaction of any incurrence test to be drawn) or (y) at the time such delayed draw commitments are drawn and (V) in the event that any Incremental Facilities or Permitted Incremental Equivalent Debt (or a portion thereof) incurred under the Fixed Incremental Amount subsequently meet the criteria of Indebtedness incurred under the Incurrence Ratio, such Indebtedness shall automatically and immediately be reclassified, at any time, and to any or all extent at such time, as Indebtedness that the Borrower incurred under the Incurrence Ratio unless the Borrower, in its sole discretion, at such time elects otherwise, and the Fixed Incremental Amount, as the case may be, shall be deemed to be increased by the amount so reclassified; plus

(c) in the case of any Incremental Facility that is being incurred using the Fixed Incremental Amount that serves to effectively extend the maturity of the Term Loans, any other Incremental Facility, Permitted Incremental Equivalent Debt or Refinancing Indebtedness in respect of any of the foregoing, in each case, in an amount equal to the portion of the Term Loans, any other Incremental Facility, Permitted Incremental Equivalent Debt or Refinancing Indebtedness, in each case, to be replaced with such Incremental Facility.

“Maximum Rate” has the meaning set forth in Section 9.13.

“MFN Protection” has the meaning set forth in Section 2.20(h).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to the rating agency business thereof.

“Mortgage” means a mortgage, deed of trust, hypothecation, debenture, legal charge or other similar security document granting a Lien on any Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Mortgaged Property” means each Material Real Property with respect to which a Mortgage is required to be granted pursuant to Section 5.12.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, and (ii) the amount of all taxes paid (or reasonably estimated to be payable), including, without duplication, any tax distribution made (or reasonably estimated to be made) as a result thereof or in connection therewith.

“Net Proceeds” means, with respect to any event (other than any disposition of any Receivables Assets in a Qualified Receivables Factoring or Qualified Receivables Financing), (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds (but in any event, excluding proceeds of business interruption insurance) and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans and other Indebtedness secured by Liens on Collateral ranking pari passu or junior to the Liens on the Collateral securing the Obligations) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all taxes paid (or reasonably estimated to be payable), including, without duplication, any tax distribution made (or reasonably estimated to be made) as a result thereof or in connection therewith, including any applicable Tax Distributions and Tax Receivable Agreement payments, and the amount of any reserves established to fund liabilities reasonably estimated to be payable, as a result of such event (as determined reasonably and in good faith by a Responsible Officer), (iv) in the case of any disposition or casualty event by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly-owned Restricted Subsidiary as a result thereof, (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (iii) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of its Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided, however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such disposition or casualty event occurring on the date of such reduction) and (vi) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to the Borrower or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Proceeds); provided that no net proceeds calculated in accordance with the foregoing of less than the greater of (x) $3,000,000 and (y) 15.0% of TTM Consolidated EBITDA realized in a single transaction or series of related transactions shall constitute Net Proceeds, and only amounts in excess of such threshold shall be required to be offered to prepay the Loans pursuant to Section 2.11(d).

“Net Short Lender” has the meaning specified in Section 9.02(f).

“Non-Consenting Lender” has the meaning set forth in Section 9.02(b).

“Non-Core Assets” means, in connection with any acquisition (including any Permitted Acquisition) permitted hereunder, non-core assets acquired as part of such acquisition.

“Non-Debt Fund Affiliate” means any Affiliate of the Borrower (other than Holdings, the Borrower or any Subsidiary of the Borrower) that is not a Debt Fund Affiliate.

“Non-Extending Lender” has the meaning set forth in Section 2.21(f).

“Non-Loan Party” means any Restricted Subsidiary of the Borrower that is not a Loan Party.

“Note” has the meaning set forth in Section 2.09(e).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.

“Obligations” means (a) Loan Document Obligations, (b) obligations of any Loan Party arising under any Secured Hedge Agreement (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (c) Cash Management Obligations (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); provided that the “Obligations” shall in no event include any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OID” means original issue discount.

“Organizational Documents” means, with respect to any Person, collectively, (a) such Person’s articles or certificate of incorporation, articles or certificate of organization, certificate of limited partnership, certificate of formation, or comparable documents filed or recorded with the applicable Governmental Authority of such Person’s jurisdiction of formation and (b) such Person’s, bylaws, limited liability company agreement, partnership agreement or other comparable organizational or governing documents.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, Issuing Bank or other recipient, Taxes imposed as a result of any present or former connection between such Person and the jurisdiction imposing such Tax (other than a connection arising from such Person having executed, delivered, become a party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future recording, stamp, mortgage, court, documentary, intangible, filing, transfer, or similar Taxes arising from any payment made under this Agreement or any Loan Document or from the execution, delivery, enforcement, registration, filing or recording of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment or designation of a new office made pursuant to Section 2.19).

“Otherwise Applied” means, with respect to any Net Proceeds, the amount of such Net Proceeds that was (a) required to prepay the Loans pursuant to Section 2.11 or (b) otherwise previously applied under the Loan Documents.

“Outbound Investment Rules” means the regulations administered and enforced by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight SOFR borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Company” shall mean, with respect to any Person, any direct or indirect parent thereof who owns, directly or indirectly, 100% of the Equity Interests of such Person.

“Pari Intercreditor Agreement” means an intercreditor agreement or another similar agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent, the Collateral Agent and the representatives for purposes thereof for holders of one or more classes of Indebtedness that are secured by a Lien on the Collateral ranking pari passu with the Lien on the Collateral securing the Initial Term Loans.

“Participant” has the meaning set forth in Section 9.04(c).

“Participant Register” has the meaning set forth in Section 9.04(c).

“Patriot Act” has the meaning set forth in Section 9.14.

“Payment” has the meaning assigned to it in Section 8.06(c).

“Payment Notice” has the meaning assigned to it in Section 8.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Permits” means, with respect to any Person, any permit, supplier or provider number, accreditation, approval, authorization, license, registration, certificate, concession, grant, franchise, waiver, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or operations or to which such Person or any of its property or operations is subject.

“Permitted Acquisition” means any Investment or series of related Investments by the Borrower or any Restricted Subsidiary (including the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or all or substantially all of the assets constituting a business unit, division, product line or line of business of any Person, (b) acquisition of greater than 50.0% of the Equity Interests of any Person or (c) acquisition of minority Equity Interests of any Person), if each of the following conditions is met, or if the Required Lenders have otherwise consented in writing thereto:

(i) no Specified Default has occurred and is continuing at the time the definitive agreement for such acquisition is executed;

(ii) the Persons, assets or business to be acquired (other than Non-Core Assets, if any, with respect to such acquisition) shall be, shall be engaged in, or shall be used in connection with a line of business constituting a Permitted Business;

(iii) the Loan Parties shall comply with Section 5.12, if and when applicable; and

(iv) the aggregate amount of consideration paid by the Loan Parties to finance Permitted Acquisitions of Persons that will not become Loan Parties and assets to be owned by Persons that will not become Loan Parties shall not exceed, an amount equal to the sum of (A) the greater of (x) $4,000,000 and (y) 20.0% of TTM Consolidated EBITDA plus (B) the amount of any equity contributions made to the Borrower in connection with Permitted Acquisitions of Persons that will not become Loan Parties or assets to be owned by Persons that will not become Loan Parties.

“Permitted Acquisition Agreement” means any agreement of merger, purchase or acquisition relating to a Permitted Acquisition.

“Permitted Acquisition Company Representations” means, with respect to the representations and warranties contained in any Permitted Acquisition Agreement with respect to a Permitted Acquisition, such representations and warranties regarding the target of such Permitted Acquisition in the Permitted Acquisition Agreement as are material to the interests of the Lenders financing such Permitted Acquisition (in their respective capacities as such), but only to the extent that the Borrower or any of its Restricted Subsidiaries or any of their respective Affiliates has the right to terminate its or their obligations under the Permitted Acquisition Agreement (or the right not to consummate the acquisition pursuant to the Permitted Acquisition Agreement) as a result of a breach of such representations and warranties in such Permitted Acquisition Agreement.

“Permitted Business” means (i) any business engaged in by the Borrower or any of its Restricted Subsidiaries on the Closing Date and (ii) any business or other activities that are reasonably similar, ancillary, corollary, synergistic, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date.

“Permitted Encumbrances” means:

(a) Liens permitted in respect of amounts not required to be paid pursuant to Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate actions, in each case if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction;

(c) Liens incurred in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, other social security benefits or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto),

(d) Liens incurred to secure the performance of bids, trade contracts, leases, public or statutory obligations, progress payments, customs, surety and appeal bonds, performance bonds and other obligations of a like nature, or as security for contested taxes or import duties or for the payment of rent, in each case, incurred in the ordinary course of business,

(e) Liens (i) securing judgments for the payment of money not constituting an Event of Default under Section 7.01(i), (ii) arising out of judgments or awards against the Borrower or any of its Restricted Subsidiaries with respect to which an appeal or other proceeding for review is then being pursued and (iii) constituting notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made,

(f) survey exceptions, encumbrances, covenants, easements or reservations of rights for others for, licenses, zoning restrictions, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, defects or irregularities of title and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not either detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary, in each case in any material respect, taken as a whole,

(g) landlords’ and lessors’ and other like Liens in respect of rent not in default for more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate actions, in each case if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction,

(h) ground leases, leases, subleases, occupancy agreements or assignments of or in respect of real or personal property,

(i) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings, including, without limitation, filings in respect of operating leases or consignments,

(j) leases, subleases, licenses or sublicenses (including of Intellectual Property) granted to others in the ordinary course of business, and

(k) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business materially complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business taken as a whole;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Holder” means any of the following: (a) any of the Permitted Investors or their respective Affiliates, (b) any investment fund or vehicle managed by a Permitted Investor or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle, (c) each partner, officer, director, principal or member of the Permitted Investors or any Affiliate of the Permitted Investors, (d) the Co-Investors (provided that the Co-Investors shall be treated as Permitted Holders of only the amount of outstanding voting stock of Holdings or the Relevant Public Company that such Co-Investors held on a fully diluted basis as of the Closing Date) and (e) the Management Equityholders (provided that the Management Equityholders shall be treated as Permitted Holders of only the amount of outstanding voting stock of Holdings or the Relevant Public Company that such Management Equityholders held on a fully diluted basis as of the Closing Date).

“Permitted Incremental Equivalent Debt” means Indebtedness issued, incurred or otherwise obtained by the Borrower or any Restricted Subsidiary in respect of one or more series of senior or subordinated notes (including any Registered Equivalent Notes issued in exchange therefor)) or loans that, in each case, are unsecured, secured by assets not constituting Collateral, or secured by a Lien on the Collateral on a pari passu basis with, or junior basis to, the Lien on the Collateral securing the Initial Term Loans, in each case that is or are issued or made in lieu of Incremental Facilities; provided that (a) the principal amount of any such Permitted Incremental Equivalent Debt issued, incurred or otherwise obtained following the Closing Date shall not exceed the Maximum Incremental Amount (as in effect at the time of determination, including giving effect to any reclassification on or prior to such date of determination) and the incurrence of such Permitted Incremental Equivalent Debt shall (solely to the extent incurred in reliance on the Fixed Incremental Amount) result in a dollar-for-dollar reduction of the amount of Indebtedness that may be incurred under the Fixed Incremental Amount in respect of any Incremental Facilities (subject, in each case, to reclassification pursuant to the definition of “Maximum Incremental Amount”), (b) if such Permitted Incremental Equivalent Debt constitutes Indebtedness for borrowed money and is secured by a Lien on the Collateral, then the holders of such Indebtedness shall have become party to an Intercreditor Agreement, (c) the maturity date of any such Permitted Incremental Equivalent Debt (other than Extendable Bridge Loans/Interim Debt) shall be no earlier than the maturity date of the then-outstanding Term Loans and the Weighted Average Life to Maturity of such Permitted Incremental Equivalent Debt (other than Extendable Bridge Loans/Interim Debt) shall not be shorter than the then-remaining Weighted Average Life to Maturity of the then-outstanding Term Loans, (d) except as otherwise expressly set forth in this definition, the terms and conditions applicable to such Permitted Incremental Equivalent Debt shall otherwise be as agreed by the Borrower and the providers of such Permitted Incremental Equivalent Debt (with, for the avoidance of doubt, no requirement that the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any lender not providing such Permitted Incremental Equivalent Debt, in each case, consent to such Permitted Incremental Equivalent Debt) and (e) the amount of Permitted Incremental Equivalent Debt incurred by Non-Loan Parties shall be subject to a sublimit equal to the greater of (x) $4,000,000 and (y) 20.0% of TTM Consolidated EBITDA. Notwithstanding anything to the contrary herein, Permitted Incremental Equivalent Debt shall not be subject to the MFN Protection.

“Permitted Investments” means:

(a) dollars, Alternative Currencies and, in the case of any Restricted Subsidiary which is not a Domestic Subsidiary, any other currencies held from time to time in the ordinary course of business,

(b) direct obligations of, or obligations of the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within two (2) years from the date of acquisition thereof,

(c) direct obligations issued by any state of the United States of America or any political subdivision of any such state, or any public instrumentality thereof, in each case having maturities of not more than two (2) years from the date of acquisition,

(d) investments in commercial paper maturing within two (2) years from the date of acquisition thereof and having, at such date of acquisition, a credit rating from S&P or Moody’s of at least A-2 or P-2, respectively,

(e) investments in certificates of deposit, banker’s acceptances and time deposits maturing within two (2) years from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any Lender or any Affiliate thereof or (ii) any domestic office of any commercial bank organized under the laws of the United States of America or any political subdivision thereof (x) whose commercial paper is rated at least A-2 or P-2 by S&P or Moody’s, respectively, or (y) that has a combined capital and surplus and undivided profits of not less than $250,000,000,

(f) Indebtedness or preferred stock issued by Persons with a rating of A or higher from S&P or A-2 or higher from Moody’s with maturities of two (2) years or less from the date of acquisition,

(g) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria described in clause (e) above,

(h) investments with average maturities of twelve (12) months or less from the date of acquisition in money market funds rated A or better by S&P or A-2 or better by Moody’s,

(i) investments in money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (h) above, and

(j) in the case of investments by any Restricted Subsidiary that is a Foreign Subsidiary, (i) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (ii) investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (i) customarily utilized in countries in which such Foreign Subsidiary is located or in which such investment is made.

Notwithstanding the foregoing, Permitted Investments shall include amounts denominated in currencies other than those set forth in clause (a) above; provided that such amounts are converted into any currency listed in clause (a) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Permitted Investors” means any of (a) AE Industrial Partners Fund II, LP, (b) AE Industrial Partners Fund III, LP and (c) any successors of a Person set forth in clause (a), clause (b) or this clause (c) and (d) any of their Affiliates, and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Permitted Liens” has the meaning set forth in Section 6.02.

“Permitted Management Fees” means management, monitoring, oversight, consulting, advisory and other fees (including refinancing, transaction, termination and exit fees) in accordance with the Management Agreement.

“Permitted Payment Restriction” means any encumbrance or restriction (each, a “restriction”) on the ability of any Qualified Joint Venture to pay dividends or make any other distributions on its Equity Interests to the Borrower or any Restricted Subsidiary, which restriction would not materially impair the Borrower’s ability to make scheduled payments of cash interest and to make required principal payments on the Loans, as reasonably determined by the Borrower.

“Permitted Refinancing” means any modification, amendment, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of the Borrower or any of its Restricted Subsidiaries or any portion thereof incurred in reliance on this definition; provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, amended, refinanced, refunded, renewed, replaced, exchanged or extended (plus all accrued interest on the Indebtedness and the amount of all fees, commissions, discounts and expenses, including premiums, incurred in connection therewith and the amount of any existing commitments utilized thereunder),

(b) other than with respect to Indebtedness permitted under Section 6.01(f) and with respect to the initial maturity date for Extendable Bridge Loans/Interim Debt, such modification, amendment, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, amended, refinanced, refunded, renewed, replaced, exchanged or extended (which, in the case of bridge loans, shall be determined by reference to the notes or loans into which such bridge loans are converted or for which such bridge loans are exchanged at maturity and will be subject to other customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default),

(c) if the Indebtedness being modified, amended, refinanced, refunded, renewed, replaced, exchanged or extended is Subordinated Indebtedness, such Permitted Refinancing is subordinated in right of payment to the Obligations on terms (taken as a whole) at least as favorable to the holders of the Obligations as those contained in the documentation governing the Subordinated Indebtedness being modified, amended, refinanced, refunded, renewed, replaced, exchanged or extended,

(d) such Indebtedness is incurred (i) by the Borrower or by any Restricted Subsidiary who is the obligor on the Indebtedness being modified, amended, refinanced, refunded, renewed, replaced, exchanged or extended or (ii) by any Loan Party if the obligor on the Indebtedness being modified, amended, refinanced, refunded, renewed, replaced, exchanged or extended is a Loan Party; or by any Non-Loan Party if the obligor on the Indebtedness being modified, amended, refinanced, refunded, renewed, replaced, exchanged or extended is a Non-Loan Party or (iii) by any other Person to the extent permitted under this Agreement, and

(e) such Indebtedness is not secured by any assets other than the assets that secured (and after-acquired property that would have) the Indebtedness being modified, amended, refinanced, refunded, renewed, replaced, exchanged or extended, and the products and proceeds thereof, and if the Liens securing such Indebtedness were subject to a Junior Lien Intercreditor Agreement with the Collateral Agent, the Liens securing such new Indebtedness shall be subject to a Junior Lien Intercreditor Agreement, as applicable, with the Collateral Agent on terms not less favorable to the Secured Parties than the terms of such existing Junior Lien Intercreditor Agreement, as applicable.

“Permitted Securities” means (a) common stock of the Borrower or (b) Qualified Preferred Stock, in each case (x) issued to the Permitted Investors for cash or (y) issued to any other Person that makes an equity investment in the Borrower in connection with the Transactions.

“Permitted Tax Restructuring” means any reorganizations and other activities related to Tax planning and/or reorganization (as determined by the Borrower in good faith) entered into prior to, on or after the Closing Date, so long as after giving effect thereto, the value of the security interest of the Lenders (or the Collateral Agent for the benefit of the Lenders) in the Collateral, taken as a whole, is not materially impaired by such reorganization.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code, and in respect of which the Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, but excluding any Multiemployer Plan.

“Planned Expenditures” has the meaning provided in the definition of “Excess Cash Flow.”

“Pre-IPO Borrower” has the meaning set forth in the introductory paragraph.

“Prepayment Event” means:

(a) any sale, transfer or other disposition of any property or asset of the Borrower or any other Restricted Subsidiary in excess of the greater of (x) $3,000,000 and (y) 15.0% of TTM Consolidated EBITDA per transaction (or series of related transactions) pursuant to Sections 6.05(e), (q) and (t) (provided that any dispositions made pursuant to Section 6.05(e) shall only be considered a Prepayment Event to the extent the property subject to such transaction was acquired prior to the Closing Date and such acquisition was funded by the issuance of Equity Interests by the Borrower (or capital contributions in respect thereof) substantially simultaneously with such acquisition), or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any other Restricted Subsidiary with a fair value immediately prior to such event in excess of the greater of (x) $3,000,000 and (y) 15.0% of TTM Consolidated EBITDA.

“Prime Rate” means as of any date of determination, that certain rate quoted in The Wall Street Journal as the U.S. “prime rate” on such date or, if The Wall Street Journal ceases to quote such rate or if the rate reported as of such time is not ascertainable, the highest per annum interest rate published in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) (or any comparable successor publication) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the FRB (as reasonably determined by the Administrative Agent).

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.07.

“Pro Forma Compliance” means, with respect to the Financial Covenant, compliance on a Pro Forma Basis in accordance with Section 1.07.

“Proposed Change” has the meaning set forth in Section 9.02(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor as any such exemption may be amended from time to time.

“Public Company Costs” means, as to any Person, costs relating to compliance with the provisions of the Securities Act and the Exchange Act (or similar regulations applicable in other listing jurisdictions), as applicable to companies with equity securities held by the public, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 (or similar non-U.S. regulations) and the rules and regulations promulgated in connection therewith (or similar regulations applicable in other listing jurisdictions), the rules of national securities exchange companies with listed equity, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case, whether arising by virtue of the initial listing of such Person’s equity securities on a national securities exchange (or similar non-U.S. exchange) or in respect of the ongoing operation of such Person as a listed equity or its listed debt securities following the initial listing of such Person’s equity securities or debt securities, respectively, on a national securities exchange (or similar non-U.S. exchange).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.22.

“Qualified Counterparty” means any Person which is a party to a Swap Agreement or a Cash Management Agreement with Holdings, the Borrower or any Restricted Subsidiary and that is or was an Agent, an Affiliate of an Agent, a Lender, an Affiliate of a Lender or other provider on the Closing Date or at the time it enters into such Swap Agreement or Cash Management Agreement, as applicable, and that is designated as a “Qualified Counterparty” by the Borrower to the Collateral Agent, in each case in its capacity as a party thereto.

“Qualified IPO” means (a) the issuance and sale by the Borrower or any parent of the Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC or in a commonly underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus in accordance with the Securities Act (whether alone or in connection with a secondary public offering)) or (b) a transaction where the equity interests of any Parent Company of the Pre-IPO Borrower become publicly registered on any United States national securities exchange, and in each case of clause (a) or (b), the Borrower receives at least $250,000,000 of Net Cash Proceeds.

“Qualified Joint Venture” means any joint venture that satisfies each of the following requirements: (1) except for Permitted Payment Restrictions, there are no consensual restrictions, directly or indirectly, on the ability of such joint venture to pay dividends or make distributions to the holders of its Equity Interests; (2) the Equity Interests of such joint venture consist solely of (a) Equity Interests owned by the Borrower or one or more Loan Parties, and (b) Equity Interests owned by Strategic Investors and (3) the primary business of such Qualified Joint Venture is a Permitted Business.

“Qualified Preferred Stock” means common stock or preferred stock of the Borrower that (a) does not require the payment of cash dividends (it being understood that cumulative dividends shall be permitted), (b) is not mandatorily redeemable pursuant to a sinking fund obligation or otherwise prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of incurrence thereof (other than upon an event of default or change of control; provided that any such payment is subordinated (whether by contract or pursuant to the Borrower’s charter or the certificate of designations of such preferred stock) in right of payment to the Obligations on the terms set forth in the certificate of incorporation of the Borrower in existence on the Closing Date or such other terms reasonably satisfactory to the Administrative Agent), (c) contains no maintenance covenants, other covenants materially adverse to the Lenders (in their respective capacities as such) or remedies (other than voting rights) and (d) is convertible only into common equity of the Borrower or securities that would constitute Qualified Preferred Stock.

“Qualified Receivables Factoring” means any Factoring Transaction that meets the following conditions: (a) such Factoring Transaction is non-recourse to, and does not obligate, the Borrower or any other Restricted Subsidiary, or their respective properties or assets (other than Receivables Assets) in any way other than pursuant to Standard Securitization Undertakings, (b) all sales, conveyances, assignments and/or contributions of Receivables Assets by the Borrower or any other Restricted Subsidiary are made at Fair Market Value in the context of a Factoring Transaction (as determined in good faith by the Borrower), net of Receivables Fees and (c) such Factoring Transaction (including financing terms, covenants, termination events (if any) and other provisions thereof) is on market terms at the time such Factoring Transaction is first entered into (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings. The grant of a security interest (other than pursuant to clause (a) above or as a backup or precautionary grant of security interest in such Receivables Assets so sold, contributed, conveyed, assigned or otherwise transferred pursuant to clause (b) above) in any accounts receivable of the Borrower or any other Restricted Subsidiary (other than a Receivables Subsidiary) to secure any credit agreement shall not be deemed to be a Qualified Receivables Factoring.

“Qualified Receivables Financing” means any Receivables Financing that meets the following conditions: (a) all sales, conveyances, assignments and/or contributions of Receivables Assets by the Borrower or any other Restricted Subsidiary to any Receivables Subsidiary are made at Fair Market Value in the context of a Receivables Financing (as determined in good faith by the Borrower), net of Receivables Fees and (b) the financing terms, covenants, termination events and other provisions thereof shall be on market terms at the time such Receivables Financing is first entered into (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings. The grant of a security interest (other than pursuant to clause (a) above or as a backup or precautionary grant of security interest in such Receivables Assets so sold, contributed, conveyed, assigned or otherwise transferred pursuant to clause (b) above) in any accounts receivable of the Borrower or any other Restricted Subsidiary (other than a Receivables Subsidiary) to secure any credit agreement shall not be deemed to be a Qualified Receivables Financing.

“Receivables Assets” means accounts receivable (whether now existing or arising in the future) of the Borrower or any other Restricted Subsidiary and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other payment support obligations (including, without limitation, letters of credit, promissory notes or trade credit insurance, which are of the type customarily (as determined in good faith by the Borrower) used as payment support) in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with non-recourse, asset securitization or factoring transactions involving accounts receivable and any Swap Agreements entered into by the Borrower or any such Restricted Subsidiary in connection with such accounts receivable.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing or Factoring Transaction.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any other Restricted Subsidiary pursuant to which the Borrower or such other Restricted Subsidiary may sell, contribute, convey, assign or otherwise transfer Receivables Assets to (a) a Receivables Subsidiary (in the case of a transfer by the Borrower or any other Restricted Subsidiary) and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), which, in either case, may include a backup or precautionary grant of security interest in such Receivables Assets so sold, contributed, conveyed, assigned or otherwise transferred.

“Receivables Repurchase Obligation” means (a) any obligation of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller, or failing to meet the eligibility criteria of a Qualified Receivables Factoring or Qualified Receivables Financing, or (b) any right of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase defaulted receivables for the purposes of claiming sales tax bad debt relief.

“Receivables Subsidiary” means a wholly owned Restricted Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Receivables Financing or a Qualified Receivables Factoring with the Borrower and/or one or more other Subsidiaries (including a special purpose securitization vehicle (or similar entity)) in which the Borrower or any other Subsidiary or a direct or indirect parent of the Borrower makes an Investment (or which otherwise owes to the Borrower or any other Subsidiaries any deferral of part of the purchase price of the Receivables Assets for the purpose of credit enhancement given under the Qualified Receivables Financing or a Qualified Receivables Factoring) and to which the Borrower or any other Subsidiaries or a direct or indirect parent of the Borrower sells, conveys, assigns or otherwise transfers Receivables Assets (which may include a backup or precautionary grant of a security interest in such Receivables Assets sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred)) which engages in no activities other than in connection with the purchase, acquisition or financing of Receivables Assets of the Borrower and the other Subsidiaries or a direct or indirect parent of the Borrower, all proceeds thereof and all rights (contractual or otherwise), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower or any direct or indirect parent thereof (as provided below) as a Receivables Subsidiary:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Restricted Subsidiary (other than a Receivables Subsidiary, excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Restricted Subsidiary (other than a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or any other Restricted Subsidiary (other than a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither the Borrower nor any other Restricted Subsidiary (other than a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such other Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, and

(c) to which neither the Borrower nor any other Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Borrower or any direct or indirect parent of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower or such parent giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing conditions.

“Refinancing Indebtedness” means collectively, (a) any Refinancing Term Loans and (b) any Refinancing Revolving Commitments.

“Refinancing Revolving Commitments” means any Incremental Revolving Commitments that are designated by a Responsible Officer of the Borrower as “Refinancing Revolving Commitments” in the applicable Additional Credit Extension Amendment; provided that on the date of effectiveness thereof the Borrower reduces the aggregate amount of a Class of Revolving Commitments, Extended Revolving Credit Commitments or previously established Incremental Revolving Commitments by a corresponding amount.

“Refinancing Term Loans” means any Incremental Term Loans that are designated by a Responsible Officer of the Borrower as “Refinancing Term Loans” in the applicable Additional Credit Extension Amendment.

“Register” has the meaning set forth in Section 9.04(b).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantee obligations) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (iii) a subsidiary, branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the FRB under 12 CFR part 211, (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii) or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Rejection Notice” has the meaning specified in Section 2.11(h).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, members, partners, officers, employees, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, into or from any building or facility.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or, in each case, any successor thereto.

“Relevant Public Company” means Holdings or any Parent Company thereof that is the registrant with respect to a Qualified IPO.

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Required Lenders” means, at any time, Lenders having Revolving Exposures, outstanding Term Loans and unused Commitments representing more than 50.0% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time (disregarding any of the foregoing of a Defaulting Lender); provided that for purposes of this definition, the outstanding principal amount of Loans in an Alternative Currency as of any date of determination shall be determined using the Dollar Equivalent thereof.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50.0% of the sum of the aggregate Revolving Exposures and unused Revolving Commitments at such time (disregarding any of the foregoing of a Defaulting Lender); provided that for purposes of this definition, the outstanding principal amount of Loans in an Alternative Currency as of any date of determination shall be determined using the Dollar Equivalent thereof.

“Required Term Lenders” means, at any time, Lenders having outstanding Term Loans and unused Commitments in respect of Term Loans representing more than 50.0% of the aggregate outstanding Term Loans and unused Commitments in respect of Term Loans at such time (disregarding any of the foregoing of a Defaulting Lender); provided that for purposes of this definition, the outstanding principal amount of Loans in an Alternative Currency as of any date of determination shall be determined using the Dollar Equivalent thereof.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief operating officer, chief administrative officer, secretary or assistant secretary, treasurer or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) on account of any Equity Interests in the Borrower or any other Restricted Subsidiary, or any payment thereon (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests; provided that the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of a Restricted Subsidiary by the Borrower or any other Restricted Subsidiary shall not constitute a Restricted Payment but shall constitute an Investment.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Borrower.

“Retained Net Income Basket” has the meaning set forth in the definition of “Available Amount”.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revaluation Date” means (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement; (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may reasonably determine at any time when an Event of Default exists.

“Revenue” means, for any period, the revenue of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Revenue Covenant” has the meaning provided in Section 6.12(a).

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of (a) the Revolving Maturity Date and (b) the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder, the initial amount of which commitment is set forth on Schedule 2.01 opposite such Lender’s name under the heading “Revolving Commitment”, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to this Agreement. The amount of the Lenders’ Revolving Commitment as of the Closing Date is $140,000,000.

“Revolving Credit Commitments” means the Revolving Commitment, Incremental Revolving Commitments, Extended Revolving Credit Commitments and Refinancing Revolving Commitments, collectively, or individually, as the context may require.

“Revolving Credit Facility” means, at any time, the aggregate amount of Revolving Credit Commitments at such time.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means the Loans made from time to time pursuant to Section 2.01(a).

“Revolving Maturity Date” means (a) the third anniversary of the Closing Date or (b) if each of the Maturity Extension Conditions are satisfied on or prior to the third anniversary of the Closing Date, the fourth anniversary of the Closing Date.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or any successor to the rating agency business thereof.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Borrower or any of the other Restricted Subsidiaries of any real property or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing, in each case, other than any (x) short-term leases or (y) intercompany leasing arrangements.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive, country-based Sanctions (at the time of this Agreement, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or, to the extent applicable, the European Union, His Majesty’s Treasury of the United Kingdom, or the United Nations Security Council, (b) any other Person located, organized or ordinarily resident in a Sanctioned Country or (c) any Person 50% or more of the Equity Interests of which are owned by, or which is controlled by, one or more Persons referenced in clause (a) or (b).

“Sanctions” means all applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or, to the extent applicable, (b) the European Union, His Majesty’s Treasury of the United Kingdom, or the United Nations Security Council.

“SEC” means the U.S. Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Indebtedness” means any Indebtedness that is secured by a Lien on the Collateral on a junior basis to the Lien on the Collateral securing the Initial Term Loans but not secured on a junior lien basis to any other Indebtedness that is itself secured by a Lien on the Collateral on a junior lien basis to the Obligations.

“Secured Hedge Agreement” means any Swap Agreement that is entered into by and between Holdings, the Borrower or any Restricted Subsidiary and any Qualified Counterparty.

“Secured Indebtedness” at any date means the aggregate principal amount of Total Indebtedness outstanding at such date that consists of Indebtedness that in each case is then secured by Liens on any property or assets of the Borrower or any of its Restricted Subsidiaries.

“Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Indebtedness outstanding as of the last day of such Test Period, calculated on a Pro Forma Basis, that is secured by a Lien on the Collateral to (b) TTM Consolidated EBITDA for such Test Period.

“Secured Parties” means the Lenders, the Collateral Agent, the Administrative Agent, each Issuing Bank, the Swingline Lender, each Qualified Counterparty, each Indemnitee and the permitted successors and permitted assigns of each of the foregoing.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” means the Collateral Agreement, the Intellectual Property Security Agreements (if applicable), the Mortgages (if any), each reaffirmation agreement or other similar agreement delivered in connection with any or all of the foregoing and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“Senior Indebtedness” has the meaning set forth in Section 9.02(b)(ix).

“series” means, with respect to any Extended Term Loans, Refinancing Term Loans, Incremental Term Loans or Replacement Term Loans, all such Term Loans that have the same maturity date, amortization and interest rate provisions and that are designated as part of such “series” pursuant to the applicable Additional Credit Extension Amendment.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Determination Date” has the meaning set forth in the definition of “Daily Simple SOFR”.

“SOFR Loan” means any Loan bearing interest at a rate based on Term SOFR as provided in Section 2.13(b).

“SOFR Rate Day” has the meaning set forth in the definition of “Daily Simple SOFR”.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the aggregate fair value (on a going concern basis) of the assets and property of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the aggregate present fair saleable value (on a going concern basis) of the assets and property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed by such Person as the amount that would reasonably be expected to become an actual and matured liability in the ordinary course of business.

“Specified Default” means an Event of Default pursuant to Section 7.01(a), (b), (g) (with respect to the Borrower) or (h) (with respect to the Borrower).

“Specified Indebtedness” has the meaning set forth in Section 6.08(b).

“Specified Representations” means those representations and warranties made by the Loan Parties in Section 3.01(a) (with respect to organizational existence only), Section 3.01(b) (as relates to the execution, delivery and performance of the Loan Documents), Section 3.02 (as relates to due authorization, execution, delivery and enforceability of the Loan Documents), Section 3.03 (with respect to charter documents and limited to execution, delivery and performance of the Loan Documents, borrowing under, guaranteeing under and granting of security interests in the Collateral), Section 3.08, Section 3.15, Section 3.16, the last sentence of Section 3.19(a), Section 3.19(b)(i) and (b)(ii) and Section 3.20 (subject to customary certain funds provisions).

“Specified Transactions” means (a) the Transactions, (b) any acquisition (including a Permitted Acquisition), any disposition outside of the ordinary course of business, any sale, transfer or other disposition that results in a Person ceasing to be a Restricted Subsidiary, any involuntary disposition, any Investment that results in a Person becoming a Restricted Subsidiary, in each case, whether by merger, consolidation or otherwise, any incurrence or repayment of Indebtedness (other than in the ordinary course for working capital purposes), any Restricted Payment, any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and any redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or (c) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant or requires such test or covenant to be calculated on a Pro Forma Basis.

“Sponsor” means any of (a) AE Industrial Partners Fund II, LP, (b) AE Industrial Partners Fund III, LP and (c) any successors of a Person set forth in clause (a), clause (b) or this clause (c) and any of their Affiliates, and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any other Subsidiary which the Borrower or such Subsidiary has determined in good faith to be customary in a Factoring Transaction or Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Strategic Investors” means strategic joint venture partners.

“Subject Default” has the meaning set forth in Section 1.03(b).

“Subordinated Indebtedness” means Indebtedness of the Borrower or any Restricted Subsidiary that is contractually subordinated in right of payment to the Obligations expressly by its terms.

“Subsequent Transaction” has the meaning set forth in Section 1.07(f).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50.0% of the ordinary voting power are, as of such date, owned, controlled or held directly or indirectly by the parent.

“Subsidiary” means, unless otherwise indicated, any subsidiary of the Borrower.

“Subsidiary Loan Party” means any Domestic Subsidiary of the Borrower (other than an Excluded Subsidiary) that is a Loan Party and, without duplication, any Discretionary Guarantor.

“Succeeding Holdings” has the meaning set forth in the definition of “Holdings”.

“Supported QFC” has the meaning assigned to it in Section 9.22.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or its Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means Wells Fargo, in its capacity as lender of Swingline Loans hereunder, together with its permitted successors in such capacity.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Sublimit” has the meaning set forth in Section 2.04(a).

“Tax Distribution” has the meaning set forth in Section 6.08(a)(v).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement to be entered into in connection with or in anticipation of a Qualified IPO, by and between Yellowstone Midco Holdings II, LLC, a Delaware limited liability company, and Yellowstone Ultimate Holdings, LP, a Delaware limited partnership, and the other persons party thereto from time to time, which such Tax Receivable Agreement shall not have been amended or modified (taken as a whole) in a manner materially adverse to the Lenders from the form reviewed by the Administrative Agent on November 13, 2025 unless such amendment or modification shall be reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned or delayed) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, so long as such amendments, restatements, amendments and restatements, supplements or other modifications, taken as a whole, would not be materially adverse to the Lenders).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means, at any time, any Lender that has a Term Loan and/or Commitment with respect to a Term Loan at such time.

“Term Loans” means the Initial Term Loans, Incremental Term Loans of each series, Replacement Term Loans, Refinancing Term Loans and Extended Term Loans of each series, collectively, or individually, as the context may require.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Alternate Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Alternate Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the

applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Alternate Base Rate Term SOFR Determination Day;

provided that in each case, if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Borrower most recently ended as of such date of determination for which financial statements have been delivered.

“Threshold Amount” means an amount equal to $25,000,000.

“Total Assets” means, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date (and, in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including any property or assets being acquired in connection therewith).

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the other Restricted Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Indebtedness as of the last day of such Test Period, calculated on a Pro Forma Basis to (b) TTM Consolidated EBITDA for such Test Period.

“Total Revolving Credit Exposure” means, at any time, the sum of (a) the outstanding principal amount of the Revolving Loans and Swingline Loans at such time and (b) the total L/C Exposure at such time.

“Trade Date” means the date on which any applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and/or obligations under this Agreement, which assignment or participation, as applicable, shall, notwithstanding anything herein to the contrary, in any event be subject to any and all consents required pursuant to Section 9.04(b).

“Transaction Costs” means any fees, costs or expenses incurred or paid by the Permitted Investors or otherwise by or on behalf of Holdings, the Borrower or any of their Subsidiaries in connection with the Transactions or in connection with the negotiation, execution, delivery and performance of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the entry into and consummation of the transactions contemplated by this Agreement and the other Loan Documents, (b) the repayment in full of all Indebtedness outstanding under the Existing Credit Agreement and (c) and the consummation of any other transactions in connection with the foregoing (including the payment of Transaction Costs).

“TTM Consolidated EBITDA” means Consolidated EBITDA on a Pro Forma Basis for the most recently ended Test Period.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or the Alternate Base Rate.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unaudited Financial Statements” means the unaudited quarterly consolidated financial statements of the Borrower and its Subsidiaries (consisting of a balance sheet, statement of income or operations and a statement of cash flows) as of the end of the fiscal quarter ended June 30, 2025.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of unrestricted cash and Permitted Investments on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries that are not “restricted” for purposes of GAAP; provided, however, that the aggregate amount of Unrestricted Cash shall not include any cash or Cash Equivalents that are subject to a Lien (other than any Permitted Lien).

“Unrestricted Subsidiary” means each of any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.14 subsequent to the Closing Date.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided that for purposes of notice requirements in Sections 2.03, 2.07(b), 2.08(c) and 2.11(g), in each case, such day is also a Business Day.

“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 9.22.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(e)(ii)(B)(3).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the quotient obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then-remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the sum of all such payments; provided that the effects of any prepayments made on such Indebtedness prior to the date of calculation shall be disregarded in making such calculation.

“Wells Fargo” has the meaning set forth in the preamble to this Agreement.

“wholly owned” means with respect to any Person, a subsidiary of such Person all the outstanding Equity Interests of which (other than (x) directors’ qualifying shares and (y) shares issued to foreign nationals or other third parties to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Revolving Borrowing”).

SECTION 1.03 Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a)(x) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, restatements, supplements, amendments and restatements or other modifications set forth herein) and (y) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) unless expressly stated otherwise, all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets, rights and properties, including cash, securities, accounts and contract rights and (f) all references to “in the ordinary course of business” (or equivalent phrase) of the Borrower or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of, the Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrower and its Subsidiaries in any jurisdiction in which the Borrower or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrower or such Subsidiary, as applicable, or any similarly situated businesses in any jurisdiction in which the Borrower or any Subsidiary does business, as applicable.

(b) with respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived. In the case of any cure or waiver, the Borrower, the applicable Loan Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default cured or waived shall be deemed to be cured and not continuing. Notwithstanding anything to the contrary herein, no such cure or waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. For the avoidance of doubt, if (i) any Default or Event of Default under this Agreement (a “Subject Default”) occurs under any covenant or obligation under any Loan Documents (other than, for the avoidance of doubt, Event of Default arising under Section 7.01(a) or any Event of Default under Section 6.12), (ii) the Borrower has delivered any notice required to be delivered to the Administrative Agent promptly upon obtaining actual knowledge that such Subject Default exists,

(iii)(A) the event, condition or inaction giving rise to such Subject Default no longer exists and is not continuing, including as a result of the Borrower or applicable Subsidiary having taken the required action giving rise to such Subject Default or (B) such Subject Default shall otherwise have been cured or waived, and (iv) there has not been any acceleration of Loans or Obligations following such Subject Default, then such Subject Default and each other Default or Event of Default that may have resulted from the making or deemed making of any representation or warranty as to, or the taking of any action or consummation of any transaction conditioned upon, the absence of any existing or continuing Default or Event of Default, in each case, related to the Subject Default, shall automatically be deemed to have been cured and no longer continuing; provided that the Subject Default and each other Default or Event of Default shall not be deemed cured and no longer continuing:

(i) if there is a taking of any action by any Loan Party or Subsidiary of a Loan Party that is not permitted during, and as a result of, the continuance of such Subject Default and the Borrower had actual knowledge at the time of taking any such action that the Subject Default had occurred and was continuing;

(ii) (x) in the case of a Subject Default for which a Responsible Officer of the Borrower failed to give notice to the Administrative Agent and the Lenders of such Subject Default in accordance with Section 5.02(a) of this Agreement and (y) a Responsible Officer of the Borrower had actual knowledge of such failure to give such notice; or

(iii) in the case of an Event of Default for which the Administrative Agent (at the direction of the Required Lenders) has accelerated the Loans and terminated the Commitments pursuant to Section 7.01.

SECTION 1.04 Accounting Terms; GAAP; Fiscal Periods.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower in writing that the Required Lenders request an amendment to any provision (including any definition) hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision has been amended in accordance herewith. In addition, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under ASC Topic 825 to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (B) the portion of any Indebtedness attributable to any non-wholly owned Subsidiary that corresponds to the non-controlling interest share owned by third parties in such non-wholly owned Subsidiary. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, references in this Agreement and the other Loan Documents to any fiscal quarter end or fiscal year end shall be deemed to refer to the date on or about the applicable month end on which the Borrower’s and its Subsidiaries’ fiscal quarter or fiscal year, as the case may be, actually ends in accordance with their fiscal calendar.

SECTION 1.05 Timing of Payment or Performance. When the payment of any obligation, or the performance of any covenant, duty or obligation, under any Loan Document is stated to be due or performance required on a day that is not a Business Day, the date of such payment (other than as specifically provided herein, including as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.06 Available Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

SECTION 1.07 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, all financial ratios and tests, including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, and compliance with covenants determined by reference to Consolidated EBITDA or Total Assets, shall be calculated in the manner prescribed by this Section 1.07; provided that notwithstanding anything to the contrary in Section 1.07(b), (c), (d) or (f), (A) when calculating the First Lien Net Leverage Ratio for purposes of Section 6.12 (other than for the purpose of determining Pro Forma Compliance with Section 6.12), the events described in this Section 1.07 that occurred subsequent to the end of the applicable Test Period shall not be given Pro Forma Effect and cash and Permitted Investments included on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the date of the event for which the calculation of any such ratio is made shall be taken into account in lieu of cash or Permitted Investments as of the last day of the relevant Test Period and (B) when calculating any such ratio or test for purposes of the incurrence of any Indebtedness, cash and Permitted Investments resulting from the incurrence of any such Indebtedness shall be excluded from the pro forma calculation of any applicable ratio or test. In addition, whenever a financial ratio or test is to be calculated on a Pro Forma Basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which financial statements of the Borrower have been delivered prior to the Closing Date or pursuant to Section 5.01(a) or Section 5.01(b) (it being understood that for purposes of determining Pro Forma Compliance with Section 6.12, if no Test Period with an applicable level cited in Section 6.12 has passed, the applicable level shall be the level for the first Test Period cited in Section 6.12 with an indicated level).

(b) For purposes of calculating any financial ratio or test or compliance with any covenant determined by reference to Consolidated EBITDA or Total Assets, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to Section 1.07(d)) that (i) have been made during the applicable Test Period or (ii) if applicable, as described in Section 1.07(a), have been made subsequent to such Test Period and prior to or substantially concurrently with the event for which the calculation of any such ratio or test is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA, Total Assets and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.07, then such financial ratio or test (or Total Assets) shall be calculated to give Pro Forma Effect thereto in accordance with this Section 1.07.

(c) Whenever Pro Forma Effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and, in the case of any “Test Period” determined by reference to financial statements of the Borrower most recently delivered prior to the Closing Date or pursuant to Section 5.01(a) or Section 5.01(b), and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies resulting from or relating to, any Specified Transaction (including the Transactions) to the extent permitted by the definition of “Consolidated EBITDA” (it being understood that Pro Forma Effect shall be given to the deemed Consolidated EBITDA figures at the end of the definition thereof for any Test Periods including periods ending prior to the Closing Date).

(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (in each case, other than Indebtedness incurred or repaid (other than any repayment from the proceeds of other Indebtedness) under any revolving credit facility for ordinary course working capital purposes) during the applicable Test Period or subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving Pro Forma Effect to such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period.

(e) [Reserved].

(f) As relates to any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio,

(ii) testing availability under baskets set forth in this Agreement (including baskets determined by reference to Consolidated EBITDA or Total Assets),

(iii) determining the accuracy of any representation or warranty, or

(iv) determining whether any Default or Event of Default has occurred, is continuing or would result from any action,

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date that the definitive agreements for such Limited Condition Transaction are entered into, the date of an irrevocable declaration in respect of such Limited Condition Transaction is made or the date the irrevocable prepayment or redemption notice of such Limited Condition Transaction is provided to the applicable holders, as the case may be (the “LCT Test Date”) (and not, for the avoidance of doubt, the date of consummation of such Limited Condition Transaction unless specifically selected by the Borrower), and if, after giving Pro Forma Effect to the Limited Condition Transaction (and the other transactions to be entered into in connection therewith, including any incurrence of Indebtedness (including any Incremental Facilities and Permitted Incremental Equivalent Debt) and the use of proceeds thereof, as if they had occurred on the first day of the most recent Test Period ending prior to the LCT Test Date (except with respect to any incurrence or repayment of Indebtedness for purposes of the calculation of any leverage-based test or ratio, which shall in each case be treated as if they had occurred on the last day of such Test Period)), the Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, representation and warranty, or Default or Event of Default “blocker”, shall be deemed to have been complied with (and no Default or Event of Default shall be deemed to have arisen thereafter with respect to such Limited Condition Transaction from any such failure to comply with such ratio, basket, covenant, or representation and warranty); provided that if financial statements for one or more subsequent fiscal periods shall have become available, the Borrower may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date. For the avoidance of doubt, if the Borrower has made an LCT Election and any ratio, test or basket, representation and warranty, or Default or Event of Default “blocker” for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, representation and warranty, or Default or Event of Default “blocker”, including due to fluctuations in Consolidated EBITDA, Unrestricted Cash, Consolidated Total Net Indebtedness or Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such ratio, test or basket, representation and warranty, or Default or Event of Default “blocker” will not be deemed to have failed to have been complied with as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Investment, mergers, the conveyance, sale or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, irrevocable declaration or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket, representation and warranty, or Default or Event of Default “blocker” shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. In addition to, and without limiting the foregoing, the lenders in respect of any Limited Condition Transaction may agree to limit conditionality with respect to delivery of Collateral consistent with customary “Sungard” limitations and may agree to limit the making and required accuracy of representations and warranties of the Loan Parties to the Specified Representations and Permitted Acquisition Company Representations.

SECTION 1.08 Rates. The Administrative Agent does not warrant or accept any responsibility for (other than as specifically set forth in Section 2.14), and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.14(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and, except as expressly set forth in this Agreement, shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.09 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.10 Currency Equivalents Generally. (a) Any amount specified in this Agreement (other than in Articles II, VIII and IX or as set forth in Section 1.10(b)) or any other Loan Document to be in dollars shall also include the dollar equivalent of such amount (as determined by the Borrower in good faith on the applicable date of determination based on information published by ICE Data Service or another nationally recognized source of quotations or currency exchange rates) (the “Covenant Exchange Rate”); provided that if any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

(b) For purposes of determining the First Lien Net Leverage Ratio, the Total Net Leverage Ratio and the Secured Net Leverage Ratio, amounts denominated in a currency other than dollars will be converted to dollars for the purposes of (i) testing the Financial Covenant, at the Covenant Exchange Rate of such amount as of the last day of the fiscal quarter for which such measurement is being made and (ii) calculating the First Lien Net Leverage Ratio (other than for the purpose of determining compliance with Section 6.12), the Secured Net Leverage Ratio and the Total Net Leverage Ratio, at the Covenant Exchange Rate of such amount as of the date of determination, and will, in the case of Indebtedness, be the weighted average exchange rates used for determining Consolidated EBITDA for the relevant period determined in accordance with GAAP; provided that if the Borrower or any Restricted Subsidiary has entered into any currency Swap Agreements in respect of any Borrowings, the dollar equivalent amount of such Borrowings shall be determined by first taking into account the effects of that currency Swap Agreement.

(c) The Administrative Agent or any Issuing Bank, as applicable, shall use the Covenant Exchange Rate as of each Revaluation Date for the purpose of calculating Dollar Equivalent of the Revolving Loans denominated in an Alternative Currency. Such currency exchange rates shall become effective as of such Revaluation Date and shall be the currency exchange rate employed in converting any amounts between the applicable currencies for such purposes until the next Revaluation Date to occur.

(d) Notwithstanding anything to the contrary in this Agreement, (i) any representation or warranty that would be untrue or inaccurate, (ii) any covenant that would be breached or (iii) any event that would constitute a Default or an Event of Default, in each case, solely as a result of fluctuations (or other adverse changes) in applicable currency exchange rates, shall not be deemed to be untrue, inaccurate, breached or so constituted, as applicable, solely as a result of such fluctuations (or adverse changes) in currency exchange rates.

(e) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a SOFR Loan, the issuance, amendment or extension of a Letter of Credit or any similar provision (including, for the avoidance of doubt, establishment of any Incremental Revolving Commitment or Incremental Term Commitment), an amount, such as a required minimum or multiple amount, is expressed in dollars, but such Borrowing, SOFR Loan or Letter of Credit or other applicable loan or commitment is denominated in an Alternative Currency, such required minimum or multiple amount shall be, at the Borrower’s option, either (i) a reference to the applicable non-dollar currency or (ii) the relevant Dollar Equivalent of such Alternative Currency, as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

SECTION 1.11 Calculation of Baskets. If any of the baskets set forth in this Agreement are exceeded solely as a result of fluctuations in Consolidated EBITDA, Unrestricted Cash, Consolidated Total Net Indebtedness and/or Total Assets for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under this Agreement, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations. Notwithstanding anything to the contrary herein, the First Lien Net Leverage Ratio, the Secured

Net Leverage Ratio and/or the Total Net Leverage Ratio for all purposes of Article II, Article V or Article VI shall be tested without giving effect to the incurrence of any Indebtedness under any revolving facility (including the Revolving Credit Facility) immediately prior to, or substantially simultaneously with, any usage of a basket under Article II, Article V and Article VI that is determined by reference to the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and/or the Total Net Leverage Ratio. For purposes of determining compliance with any provision of this Agreement or any other Loan Document, (i) in the event that any action or transaction (or any portion thereof) meets the criteria of more than one of the categories of exceptions, thresholds or baskets pursuant to any provision set forth in this Agreement or any other Loan Document, the Borrower shall, in its sole discretion, at the time of taking such action or consummation of such transaction, divide, classify or reclassify, or at any later time divide, classify or reclassify, such action or transaction as being incurred or taken under one or more such exceptions, thresholds or baskets, including reclassifying any utilization of exceptions, baskets and thresholds that are based on a fixed amount (subject to a Consolidated EBITDA “grower” amount) (such exceptions, baskets and thresholds, “fixed baskets”) as incurred or taken under any available exception, threshold or basket that is based on the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio (such exceptions, baskets and thresholds, “incurrence-based baskets”), and if any applicable ratios or financial tests for such incurrence-based baskets would be satisfied in any subsequent fiscal quarter, such reclassification shall be deemed to have automatically occurred if not elected by the Borrower and (ii) in the event that the Borrower shall classify any action or transaction on any date of determination as incurred or taken, in whole or in part, under any incurrence-based baskets, then any calculation of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio on such date (but not in respect of any future calculation following such date) shall not include any action or transaction incurred or taken pursuant to one or more fixed baskets.

SECTION 1.12 Additional Borrowers.

(a) The Pre-IPO Borrower (1) may at any time, and from time to time, after the Closing Date, upon not less than five (5) Business Days’ notice (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) and (2) shall, immediately following the consummation of a Qualified IPO, but in any event no later than five (5) Business Days following the consummation of a Qualified IPO, by delivery to the Administrative Agent of a Borrower Designation Agreement duly executed by the Pre-IPO Borrower and Parent Borrower, designate Parent Borrower as a “Borrower” for purposes of this Agreement. Such designation shall become effective upon the execution and delivery to the Administrative Agent of (i) the aforementioned executed Borrower Designation Agreement, (ii) all amendments or joinders to this Agreement and any other Loan Document deemed reasonably necessary by the Administrative Agent to accommodate the joinder of such Parent Borrower as a Borrower hereunder, (iii) if any Person is not already a Guarantor, all documents, schedules, instruments, certificates, agreements (including applicable Security Documents), guarantees, opinions and other documents, action, information and instruments as Parent Borrower and each of its Restricted Subsidiaries shall be required to deliver to become a Guarantor by this Agreement, the Security Documents or any applicable Intercreditor Agreement (in each case, without giving effect to any grace periods for delivery of such items, the updating of such information or the taking of such actions) (and, for the avoidance of doubt, if not already constituting Collateral, a pledge of 100% of the Capital Stock in Yellowstone Midco Holdings, LLC, Yellowstone InterCo Holdings, LLC and Yellowstone

Borrower, LLC, and any other Restricted Subsidiary of Parent Borrower, other than an Excluded Subsidiary), (iv) to the extent available, a certificate as to the good standing of the Parent Borrower as of a recent date and certificates and Organizational Documents in respect of the Parent Borrower and each such Restricted Subsidiary, similar to those delivered pursuant to Section 4.01(f), (v) a customary legal opinion of counsel to the Parent Borrower and each such Restricted Subsidiary relating to the Parent Borrower and such Restricted Subsidiaries, (vi) a customary secretary’s certificate attaching such documents with respect to the Parent Borrower and each such Restricted Subsidiary that are the equivalents of those delivered by the Pre-IPO Borrower on the Closing Date, (vii) a certificate of a Responsible Officer of the Pre-IPO Borrower stating that, as of the date the Parent Borrower joins this Agreement as such, no Event of Default has occurred and is continuing and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations. The Administrative Agent shall promptly notify each Lender of such designation by the Pre-IPO Borrower and the effective date of such joinder. Notwithstanding anything herein to the contrary, no Borrower Designation Agreement shall become effective as to Parent Borrower if it shall be unlawful for Parent Borrower to become a Borrower hereunder or for any Lender to make Loans to Parent Borrower as provided herein.

(b) After the Borrower Designation Agreement is effective, the Obligations of the Pre-IPO Borrower and Parent Borrower shall be joint and several in nature and subject to the provisions of Section 10.24, and from and after any designation pursuant to this Section 1.12, all references herein to “the Borrower” shall be deemed to be a reference to Parent Borrower.

SECTION 1.13 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 1.14 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

ARTICLE II

The Credits

SECTION 2.01 Commitments. The Borrower and the Lenders acknowledge and agree that (a) each Lender with a Revolving Commitment agrees to make Revolving Loans denominated in dollars or in one or more Alternative Currencies to the Borrower on the Closing Date and from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure (together with the L/C Exposure of such Lender and obligations of such Lender (other than the Swingline Lender) with respect to outstanding Swingline Loans) exceeding such Lender’s Revolving Commitment, and (b) each Lender with an Initial Term Loan Commitment agrees to make a term loan “A” (collectively, the “Initial Term Loans”) denominated in dollars to the Borrower on the Closing Date in an aggregate principal amount such that, immediately after giving effect thereto, the portion of the Initial Term Loans held by each Lender is equal to the amount set forth opposite such Lender’s name in Schedule 2.01 under the heading “Initial Term Loan Commitment” (such Commitments, the “Initial Term Loan Commitments”). The Borrower shall designate in the relevant Borrowing Request whether each Borrowing will be maintained as a SOFR Loan or an ABR Loan, and, if such Borrowing is to be a SOFR Borrowing, the Interest Period with respect thereto. Amounts repaid or prepaid in respect of the Initial Term Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, and except for (i) Swingline Loans, which shall always be ABR Loans and (ii) Revolving Loans denominated in an Alternative Currency, which shall bear interest based on the applicable benchmark rate approved for such Alternative Currency pursuant to the definition thereof, each Borrowing in dollars shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith.

(c) At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 (or such other amount acceptable to the Administrative Agent in its reasonable discretion) and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 (or such other amount acceptable to the Administrative Agent in its reasonable discretion) and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time. There shall not at any time be more than a total of fifteen (15) SOFR Borrowings outstanding. Notwithstanding anything to the contrary herein, (i) an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments and (ii) subject to Section 2.04(a), a Swingline Loan may be in an aggregate amount (y) that is equal to the entire unused balance of the aggregate Revolving Commitments or (z) that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing in respect of Revolving Loans or Initial Term Loans if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or the Initial Term Loan Maturity Date, as applicable.

SECTION 2.03 Requests for Borrowings. To request a Revolving Borrowing or Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a SOFR Borrowing, not later than 1:00 p.m., New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing (or, in the case of the Borrowing of the Initial Term Loans or any Revolving Borrowing on the Closing Date, one (1) U.S. Government Securities Business Day before the date of such proposed Borrowing (or such shorter period as may be agreed by the Administrative Agent)), (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) must be given not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing or (c) in the case of any Borrowing in an Alternative Currency, four (4) Business Days before the date of the proposed Borrowing (or, in each case under this Section 2.03, with such shorter period of advance notice as the Administrative Agent may agree in its reasonable discretion). Each written Borrowing Request shall be signed by the Borrower. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Borrowing or a Term Loan Borrowing,

(ii) the aggregate amount of such Borrowing,

(iii) the date of such Borrowing, which shall be a Business Day,

(iv) whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing,

(v) in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”,

(vi) in the case of a Revolving Borrowing, the currency in which the Revolving Loans to be borrowed are to be denominated (which shall be dollars or an Alternative Currency), and

(vii) the location and number of the account(s) to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

Subject to Section 2.02, if no election as to the currency of a Borrowing is specified, then the requested Borrowing shall be made in dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Term SOFR Borrowing made in dollars. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower in dollars from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $15,000,000 (the “Swingline Sublimit”) or (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Swingline Loans shall be made in minimum amounts of $500,000 and integral multiples of $100,000 above such amount. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request in writing, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the location and number of the account(s) to which funds are to be disbursed, which shall comply with the requirements of Section 2.06 (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may, and shall at least once every thirty (30) days, by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this clause (c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this clause (c) by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower in writing of any participations in any Swingline Loan acquired pursuant to this clause (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent, any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this clause (c) and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this clause (c) shall not relieve the Borrower of any default in the payment thereof.

(d) All Swingline Loans made to the Borrower shall be made in dollars as ABR Loans and shall not be entitled to be converted into SOFR Loans.

SECTION 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit in dollars (or any Alternative Currency agreed to by the Administrative Agent and the applicable Issuing Bank) for its own account (or for the account of any of its Subsidiaries so long as the Borrower is a co-applicant), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (at least two (2) Business Days in advance of the requested date of issuance, amendment, renewal or extension, or with such shorter period of advance notice as the applicable Issuing Bank and the Administrative Agent may agree in their reasonable discretion) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the L/C Exposure shall not exceed $15,000,000 (the “Letter of Credit Sublimit”), (ii) no Revolving Lender’s Revolving Exposure (together with such Revolving Lender’s L/C Exposure and the obligations of such

Revolving Lender with respect to outstanding Swingline Loans) shall exceed such Revolving Lender’s Revolving Commitment, (iii) unless otherwise consented by the applicable Issuing Bank in its sole discretion, the aggregate principal amount of outstanding Swingline Loans and Revolving Loans of such Issuing Bank, when aggregated with the L/C Exposure of such Issuing Bank, shall not exceed the amount of such Issuing Bank’s Revolving Commitment, (iv) unless otherwise consented by the applicable Issuing Bank in its sole discretion, the L/C Exposure attributable to Letters of Credit issued by such Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment and (v) the sum of the Total Revolving Credit Exposure shall not exceed the total Revolving Commitments. The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (v) above shall not be satisfied.

(i) An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such Issuing Bank in good faith deems material to it; or

(B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is twelve (12) months (or such longer period of time as agreed by the applicable Issuing Bank) after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve (12) months (or such longer period of time as agreed by the applicable Issuing Bank) after such renewal or extension) and (ii) the Revolving Maturity Date (except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank and the Administrative Agent). Any Letter of Credit may provide for automatic extension or renewal thereof for an additional period of up to twelve (12) months (or such longer period of time as agreed by the applicable Issuing Bank) (but in no event shall such period renew or extend beyond the date referred to in clause (ii) in the immediately preceding sentence (except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank and the Administrative Agent)).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the applicable Issuing Bank, a participation in any such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under any such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by the applicable Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.05(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to assume and acquire participations pursuant to this clause (d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than one (1) Business Day following the Borrower’s receipt of written notice of such LC Disbursement; provided that, if such LC Disbursement is not less than $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request (and, if the Borrower fails to reimburse such LC Disbursement when due, the Borrower shall be deemed to have requested) in accordance with Section 2.03 or 2.04 that such LC Disbursement be financed with an ABR Revolving Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan (and the time for reimbursement of such LC Disbursement shall automatically be extended to the Business Day following such request or deemed request). If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this clause (e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this clause (e) to reimburse the applicable Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this clause (e) to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder, in each case, other than a defense of payment in full of the Obligations. None of the Issuing Banks nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with any of the circumstances referred to in clauses (i) through (iv) in the preceding sentence; provided that the foregoing shall not be construed to excuse the Issuing Banks and their Related Parties from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by any such Issuing Bank’s or its Related Parties’ gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the applicable Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then-applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(e) (including by way of a deemed Borrowing), then Section 2.13(d) shall apply. Interest accrued pursuant to this clause (h) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.05(e) by way of a deemed Borrowing to reimburse the applicable Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of Issuing Banks. (i) Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of its predecessor Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank that assigns all of its Revolving Commitments to an assignee in accordance with this Agreement may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.05(i)(i) above.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives written notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Required Revolving Lenders) demanding the deposit of cash collateral pursuant to this clause (j), the Borrower shall deposit in an account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash equal to 103 % the L/C Exposure as of such date plus any accrued and unpaid fees thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(g) or Section 7.01(h). The Borrower also shall deposit cash collateral pursuant to this clause (j) as and to the extent required by Section 2.11(b) and Section 2.22. Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Interest, if any, on such deposits shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days of the written request from the Borrower after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of any other event, such amount (to the extent not applied in respect of the corresponding obligation) shall be returned to the Borrower within three (3) Business Days of the written request from the Borrower after the underlying occurrence and corresponding obligation no longer exist. In addition to the foregoing, if the Collateral Agent determines in good faith that there exists excess cash collateral, such excess cash collateral shall be promptly returned to the Borrower absent a continuing Event of Default with respect to the Borrower described in Section 7.01(g) or Section 7.01(h).

(k) Additional Issuing Banks. The Borrower may at any time, and from time to time, designate one or more additional Lenders to act as an Issuing Bank under this Agreement with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) and such Lender. Any Lender designated as an Issuing Bank pursuant to this Section 2.05(k) shall be deemed to be, and shall have all the rights and obligations of, an “Issuing Bank” hereunder.

(l) Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect, so long as the applicable Issuing Bank is a Revolving Lender under such non-terminating tranche and the L/C Exposure of such Issuing Bank does not exceed the amount of such Issuing Bank’s Revolving Commitment under such non-terminating tranche, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unused Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and to the extent any Letters of Credit are not able to be reallocated pursuant to this Section 2.05(l) and there are outstanding Revolving Loans under the non-terminating tranches, the Borrower agrees to repay all such Revolving Loans (or such lesser amount as is necessary to reallocate all Letters of Credit pursuant to this Section 2.05(l)) or (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.05(j) above but only up to the amount of such Letter of Credit not so reallocated. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such Maturity Date.

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., New York City time (or, in the case of any requested same-day ABR Borrowing, 3:00 p.m., New York City time) to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.

The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request (or as otherwise provided in the applicable Borrowing Request); provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make its share of any Borrowing available to the Administrative Agent.

SECTION 2.07 Interest Elections.

(a) Each Revolving Borrowing and each Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the subject Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Term Loan Borrowing or a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election (or, in each case, with such shorter period of advance notice as the Administrative Agent may agree in its reasonable discretion). Each such Interest Election Request shall be signed by the Borrower.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing),

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day,

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing, and

(iv) if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a SOFR Borrowing with an Interest Period of one month’s duration.

(f) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, no outstanding Borrowing may be converted to or continued as a SOFR Borrowing in excess of one (1) month.

SECTION 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Revolving Commitments shall terminate on the Revolving Maturity Date and (ii) the Initial Term Loan Commitments shall terminate upon the funding of the Initial Term Loans on the Closing Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $100,000 and not less than $100,000 (unless such amount is the entire remaining amount of the Commitments of such Class), and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans and Swingline Loans and/or cash collateralization of outstanding Letters of Credit in a manner reasonably satisfactory to the applicable Issuing Bank and the Administrative Agent and in a face amount equal to 103 % of the outstanding amount of the applicable L/C Exposure in respect thereof, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.08(b) at least three (3) U.S. Government Securities Business Days prior to the effective date of such termination or reduction (or such shorter period as the Administrative Agent may agree in its reasonable discretion), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, or the closing of a refinancing transaction, a sale of all or substantially all of the assets of the Borrower and its Subsidiaries, a Change of Control, or other transaction in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent) on or prior to the specified effective date if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Except as otherwise provided herein, each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then-unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then-unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10, and (iii) to the Administrative Agent the then-unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five (5) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) (1) The Administrative Agent shall maintain a Register in which it shall record (i) the amount of each Term Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Term Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Term Lenders and each Term Lender’s share thereof and (2) the Administrative Agent shall maintain a Register in which it shall record (i) the amount of each Revolving Loan made hereunder, the Class and

Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Revolving Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Revolving Lenders and each Revolving Lender’s share thereof.

(d) The entries made in the Register shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain accounts pursuant to Section 2.09(b) or Section 2.09(c) or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered permitted assigns and in a form approved by the Borrower and the Administrative Agent. Thereafter, unless otherwise agreed by the applicable holder of such Note, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to such payee and its registered permitted assigns.

SECTION 2.10 Amortization of Term Loans.

(a) The Borrower shall repay the Initial Term Loans on the last day of each fiscal quarter set forth below in the aggregate principal amount equal to the percentage set forth below of the aggregate outstanding principal amount of the Initial Term Loans on the Closing Date (after giving effect to the Borrowing of the Initial Term Loans on the Closing Date and to be adjusted for any voluntary and mandatory prepayments and/or as a result of any buyback, assignment or purchase of Initial Term Loans made in accordance with Section 9.04(d)):

Fiscal Quarter	Amount (Percent of Principal)
March 31, 2026	0.625%
June 30, 2026	0.625%
September 30, 2026	0.625%
December 31, 2026	0.625%
March 31, 2027	1.250%
June 30, 2027	1.250%
September 30, 2027	1.250%
December 31, 2027	1.250%
March 31, 2028	1.250%
June 30, 2028	1.250%
September 30, 2028	1.250%
Initial Term Loan Maturity Date	Remaining outstanding aggregate principal amount of Initial Term Loans

(b) To the extent not previously paid, all Initial Term Loans shall be due and payable on the Initial Term Loan Maturity Date.

SECTION 2.11 Prepayment of Loans.

(a) Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class of Loans, in whole or in part, as selected by the Borrower in its sole discretion and subject to the requirements of this Section 2.11, in each case, without premium or penalty. All prepayments of Term Loans pursuant to this Section 2.11(a) shall be applied to prepay the scheduled installments of principal on the Term Loans (pro rata between Initial Term Loans and Incremental Term Loans, if any (unless otherwise specified in the Additional Credit Extension Amendment governing such Incremental Term Loan) based on the outstanding principal balance of such Term Loans as of the date of prepayment) as directed by the Borrower (and if not so directed, in direct order of maturity).

(b) Excess Revolving Credit Exposure. In the event and on such occasion that the Total Revolving Credit Exposure exceeds the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Loans (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Collateral Agent pursuant to Section 2.05(j)) within one (1) Business Day of written notice from the Administrative Agent in an aggregate amount equal to such excess.

(c) Excess Cash Flow Proceeds. Commencing with respect to the fiscal year ending on December 31, 2026, no later than ten (10) Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) (together with the Compliance Certificate required to be delivered pursuant to Section 5.01(d)) (each such date, an “ECF Payment Date”), the Borrower shall prepay (or cause to be prepaid) outstanding Term Loans, in accordance with Section 2.11(f), in an aggregate principal amount equal to, if positive, (i) the Applicable ECF Percentage (which shall be recalculated pursuant to this clause (c)) of the amount of Excess Cash Flow for such fiscal year minus (ii) the aggregate sum of the following (collectively, the “ECF Deductions”): (A) voluntary prepayments of (x) Term Loans (including any Permitted Incremental Equivalent Debt secured by a Lien on the Collateral on a pari passu basis with, or senior basis to, the Lien on the Collateral securing the Initial Term Loans), (y) Revolving Loans and other revolving Indebtedness, in each case, to the extent accompanied by a permanent commitment reduction and (z) any other Indebtedness secured on a pari passu basis with, or senior basis to, the Lien on the Collateral securing the Initial Term Loans, plus (B) purchases of Term Loans made pursuant to Section 9.04(d) (or of (x) Permitted Incremental Equivalent Debt secured by a Lien on the Collateral on a pari passu basis with, or senior basis to, the Lien on the Collateral securing the Initial Term Loans or (y) any other Indebtedness secured by a Lien on the Collateral on a pari passu basis with, or senior basis to, the Lien on the Collateral securing the Initial Term Loans prior to such time) in an amount equal to the face value of any such Indebtedness purchased by the Borrower or any other Subsidiary of the Borrower pursuant to such Section 9.04(d) (or pursuant to the documentation governing such Permitted Incremental Equivalent Debt or other Indebtedness), plus (C) at the election of the Borrower, the aggregate amounts used for capital expenditures, Permitted Acquisitions, Investments made under Sections 6.04(f), (j), (o), (r), (s) and (u), earn-outs paid or to be paid for any acquisition closed prior to the Closing Date or, in connection with any Permitted Acquisition or any other Investment and Restricted Payments permitted under Section 6.08 and, in each case made in cash during such fiscal year, or, in the case of any expenditure committed to be made (it being understood that to the extent such expenditure is not actually made as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period); provided that with respect to any ECF Deductions, such amounts (x) shall be made during such fiscal year or, at the option of the Borrower, on or prior to the applicable ECF Payment Date (without counting such amounts to reduce the amount of prepayments required by this Section 2.11(c) with respect to the subsequent fiscal year) and (y) shall not be funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness, including Revolving Loans). The ECF Deductions shall reduce on a dollar-for-dollar basis the amount otherwise required to be prepaid pursuant to Section 2.11(c) (such amount required to be prepaid each fiscal year, the “ECF Payment Amount”) without duplication of, but in lieu of, any deductions for such amounts from the definition of “Excess Cash Flow”; provided that to the extent the voluntary prepayments, purchases and expenditures pursuant to the ECF Deductions would reduce the required prepayments with respect to any fiscal year to an amount less than $0, such excess voluntary prepayments, purchases and expenditures may be credited against the ECF Payment Amount for the next two (2) fiscal years in which the required prepayments under this Section 2.11(c) exceed $0 until such excess amount has been fully applied; provided, further, that the First Lien Net Leverage Ratio shall be recalculated to give Pro Forma Effect to any amount referred to in the ECF Deductions after the end of the applicable fiscal year but on or prior to the applicable ECF Payment Date as if such deductions were made during the fiscal year of the applicable Excess Cash Flow prepayment and the Applicable ECF Percentage for purposes of making such Excess Cash Flow prepayment shall be determined by reference to such recalculated First Lien Net Leverage Ratio; provided, further, that no prepayment with Excess Cash Flow shall be required if the ECF Payment Amount for the applicable period is not greater than the greater of (x) $3,000,000 and (y) 15.0% of TTM Consolidated EBITDA (and the required prepayment amount shall be the amount of such ECF Payment Amount in excess of such threshold, if any).

(d) Asset Sale / Casualty Event Proceeds. In the event and on each occasion that any Net Proceeds are received by the Borrower or any other Restricted Subsidiary in respect of any Prepayment Event, the Borrower shall, promptly after such Net Proceeds are received by the Borrower or such Restricted Subsidiary (and in any event not later than the tenth (10th) Business Day after such Net Proceeds are received), prepay (or cause to be prepaid) outstanding Term Loans, in accordance with Section 2.11(f), in an amount equal to the Applicable Net Proceeds Percentage of such Net Proceeds; provided that the portion of Net Proceeds required by the terms of any pari passu Indebtedness to be applied to prepay such pari passu Indebtedness on a pro rata basis with the Term Loans (and so long as the Term Lenders are offered a ratable share of such Net Proceeds) shall be credited against Net Proceeds prepayment obligations hereunder on a dollar-for-dollar basis; provided, further, that the Borrower and the other Restricted Subsidiaries may instead reinvest an amount equal to the Net Proceeds from such event (or a portion thereof) within twelve (12) months after receipt of such Net Proceeds in the business of the Borrower and the other Restricted Subsidiaries, including to finance Permitted Acquisitions, other permitted Investments, capital expenditures or purchases of inventory (or, at the election of the Borrower, credit such Net Proceeds against amounts paid in respect of any such purpose consummated no more than 150 days prior to the receipt of such Net Proceeds to the extent such expenditure was not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness, including Revolving Loans)), and no prepayment shall be required pursuant to this Section 2.11(d) in respect of an amount equal to such Net Proceeds so applied or credited, except to the extent of an amount equal to any such Net Proceeds therefrom that have not been so applied, credited or contractually committed in writing by the end of such twelve (12)-month period (and, if so contractually committed in writing but not applied prior to the end of such twelve (12)-month period, applied within 180 days of the end of such period), promptly after which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

(e) Non-Permitted Debt Issuance Proceeds. Not later than ten (10) Business Days following the receipt of any Net Proceeds by the Borrower or any other Restricted Subsidiary of any Indebtedness after the Closing Date (other than Indebtedness permitted by Section 6.01 to the extent not constituting Refinancing Indebtedness or Replacement Term Loans in respect of any Class of Loans hereunder), the Borrower shall prepay (or cause to be prepaid) outstanding Term Loans, in accordance with Section 2.11(f), in an aggregate principal amount equal to 100% of such Net Proceeds.

(f) Application of Prepayments. All prepayments of the Loans required under Section 2.11(c), (d) and (e) shall be applied to prepay the scheduled installments of principal on the Term Loans (pro rata between the Initial Term Loans and Incremental Term Loans, if any (unless otherwise specified in the Additional Credit Extension Amendment governing such Incremental Term Loan), based on the outstanding principal balance of such Term Loans as of the date of prepayment) as directed by the Borrower (and if not so directed, in direct order of maturity) and, in each case, without premium or penalty. Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall determine, in accordance with the foregoing provisions of this Section 2.11, the Borrowing or Borrowings of each applicable Class to be prepaid and shall specify such determination in the notice of such prepayment pursuant to Section 2.11(g).

(g) Prepayment Notice. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) in writing of any prepayment hereunder (i) in the case of prepayment of a SOFR Borrowing, not later than 12:00 p.m., New York City time, three (3) U.S. Government Securities Business Days before the date of prepayment (or with such shorter period of advance notice as may be agreed by the Administrative Agent in its reasonable discretion), (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., New York City time, one (1) Business Day before the date of prepayment (or with such shorter period of advance notice as may be agreed by the Administrative Agent in its reasonable discretion) or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the estimated prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid, the Class of Loans to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the estimated amount of such prepayment; provided that (i) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (ii) otherwise, if a notice of prepayment is given under this Section 2.11, such notice of prepayment may be conditioned upon the effectiveness of other credit facilities, or the closing of a refinancing transaction, a sale of all or substantially all of the assets of the Borrower and its Subsidiaries, a Change of Control or other transaction, then such notice of prepayment may be revoked if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in

Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment and except to the extent that such prepayment amount represents the entire remaining amount outstanding of a given Class of Loans. Each prepayment of a Borrowing shall be applied ratably to the Loans of each applicable Lender included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 but shall in no event include premium or penalty; provided that in the event that the notice required by this Section 2.11(g) is not made within the required times with respect to any mandatory prepayments, such prepayment shall nevertheless be required to be made within the times set forth for such prepayment herein.

(h) Each Term Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 2.11(c), (d) or (e) (except in respect of mandatory prepayments made pursuant to Section 2.11(e) in respect of Refinancing Indebtedness or Replacement Term Loans that are being used to refinance any Class of Loans hereunder) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender of Term Loans fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of its Term Loans. Any Declined Proceeds shall be retained by the Borrower (such remaining Declined Proceeds, the “Borrower Retained Prepayment Amounts”).

(i) Notwithstanding any other provisions of this Section 2.11, (i) to the extent that any of or all the Net Proceeds of any disposition by a Foreign Subsidiary (“Foreign Disposition”) or the Net Proceeds of any casualty event from a Foreign Subsidiary (a “Foreign Casualty Event”), or any or all of the Excess Cash Flow attributable to a Foreign Subsidiary, or, in each case, distributions of cash or Permitted Investments in connection with such events, are prohibited or restricted by (x) applicable law, rule or regulation, (y) other material contracts and agreements or (z) material constituent document restrictions (including as a result of minority ownership) from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow, as applicable, so affected will not be required to be applied to repay Loans at the times provided in this Section 2.11 and none of the Loan Parties or any of their Subsidiaries shall be required to monitor any such payment block and/or reserve cash or Permitted Investments for future repatriation after it has notified the Administrative Agent of the existence of such payment block; provided that (I) the Borrower shall use commercially reasonable efforts (as determined by the Borrower acting in good faith) to overcome such payment block for a period of time not to exceed twelve (12) months after the receipt of the applicable Net Proceeds and (II) in the event that, and to the extent that, within such twelve (12) month period, such payment block no longer applies, then such prepayment shall be effected promptly (and in any event not later than ten (10) Business Days) after such payment block ceases to apply (net of additional taxes payable or reserved against as a result thereof to the extent not already taken into account under the definition of “Net Proceeds”) pursuant to this Section 2.11 to the extent provided herein and (ii) to the extent that the repatriation of any of or all the Net Proceeds of any Foreign Disposition or any Foreign Casualty Event could result in adverse tax consequences (other than de minimis adverse tax consequences, as reasonably determined by the Borrower), the portion of such Net Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.11 and none of the Loan Parties or any of their Subsidiaries shall be required to monitor any such payment block and/or reserve cash or Permitted Investments for future repatriation after it has notified the Administrative Agent of the existence of such payment block.

SECTION 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate per annum equal to the Commitment Fee Rate with respect thereto on the average daily unused amount of each Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears in respect of the Revolving Commitments within fifteen (15) days after the last Business Day of March, June, September and December of each year commencing with the first such date to occur after the first full fiscal quarter of the Borrower ending after the Closing Date and on the date on which such Revolving Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and L/C Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to SOFR Revolving Loans (as such Applicable Rate may be increased pursuant to Section 2.13(d)) on the average daily amount of such Lender’s L/C Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of issuance of any Letter of Credit to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any L/C Exposure, and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at a rate equal to 0.125% per annum (or such lesser amount as may be agreed to by the Borrower and the applicable Issuing Bank) on the average daily amount of the L/C Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any L/C Exposure, as well as the applicable Issuing Bank’s standard and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall be payable in arrears within fifteen (15) days after the last Business Day of March, June, September and December of each year, commencing with the first such date to occur after the first full fiscal quarter of the Borrower ending after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable promptly following written demand therefor. Any other fees payable to the Issuing Bank pursuant to this clause (b) shall be payable within fifteen (15) Business Days after written demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the applicable recipient the fees in the amount and at the times separately agreed upon in the Fee Letter.

(d) If the Borrower or any of its Affiliates repays or prepays the Loans in any amount and for any reason, no prepayment premium shall apply.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees (in each case, if any), to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances unless otherwise agreed in writing by the applicable parties.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan denominated in dollars, unless otherwise agreed by the Borrower and the Swingline Lender) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) With respect to SOFR Borrowings in dollars, the Loans comprising each SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) In connection with the use or administration of Term SOFR, the Administrative Agent may (with the consent of Borrower, such consent not to be unreasonably withheld, conditioned or delayed; provided that the Borrower shall be deemed to have consented to such Conforming Changes unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof) make Conforming Changes in accordance with Section 2.14(c)(ii) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(d) Notwithstanding the foregoing, following written demand by the Required Lenders upon the occurrence and during the continuance of an Event of Default under Section 7.01(a) or (b), the Borrower shall (i) pay interest on overdue principal hereunder at a fluctuating interest rate at all times equal to 2.00% per annum over the applicable interest rate and (ii) pay interest on any other overdue amount (including overdue interest) hereunder at a fluctuating interest rate at all times equal to 2.00% per annum over the interest rate applicable to ABR Loans (but not with respect to any commitment fee set forth therein), in each case, to the fullest extent permitted by applicable law.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to Section 2.13(d) shall be payable following written demand therefor, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which generally accepted market practice differs from the foregoing as reasonably determined by the Administrative Agent, in accordance with such generally accepted market practice, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Interest on each Loan shall be payable in the currency in which such Loan was made. The applicable Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall, at the request of the Borrower, promptly deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate hereunder.

SECTION 2.14 Changed Circumstances.

(a) Circumstances Affecting Benchmark Availability. Subject to Section 2.14(c), in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and, in the case of clause (ii), the Required Lenders have provided notice in writing of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give written notice thereof to the Borrower (it being understood and agreed, however, that any outstanding Term Loans and unused Commitments of a Lender that is not making such determination with respect to loans to borrowers (similarly situated to the Borrower hereunder), or providing such notice to borrowers (similarly situated to the Borrower hereunder), under comparable syndicated credit facilities similar to the credit facilities under this Agreement, shall not be included in the calculation of Required Lenders for the purposes of this Section 2.14(a)). Upon written notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b) Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any applicable law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective lending offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist with respect to such Lender, (i) any obligation of the affected Lender to make SOFR Loans, and any right of the Borrower to convert any portion of a Loan held by such Lender to a SOFR Loan or continue any portion of a Loan held by such Lender as a SOFR Loan shall be suspended and thereafter the Borrower may select only ABR Loans with respect to any portion of Loans held by such Lender and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all affected SOFR Loans of such Lender to ABR Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”), on the last day of the Interest Period therefor, if such affected Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately if such Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(c) Benchmark Replacement Setting.

(i) Benchmark Replacement.

(A) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and

(y) if a Benchmark Replacement is determined by the Administrative Agent and the Borrower in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.

(B) No Swap Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.14(c).

(ii) Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (with the consent of Borrower, such consent not to be unreasonably withheld, conditioned or delayed; provided that the Borrower shall be deemed to have consented to such Conforming Changes unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(c)(iv). Any determination, decision or election that may be made by the Administrative Agent, the Borrower or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14(c) (or pursuant to the definitions used herein).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of affected SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans and (B) any outstanding affected SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank,

(ii) subject any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, or (B) Excluded Taxes) with respect to its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(iii) impose on any Lender or any Issuing Bank any other condition affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy) (it being understood and agreed, however, that a Lender shall not be entitled to make such determination, to the extent that such Lender is not making such determination with respect to loans to borrowers (similarly situated to the Borrower hereunder), or providing such notice to borrowers (similarly situated to the Borrower hereunder), under comparable syndicated credit facilities similar to the credit facilities under this Agreement), then from time to time the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in Section 2.15(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 [Reserved].

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except to the extent required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment, then (i) the applicable withholding agent shall be entitled to make such deduction or withholding and shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (ii) to the extent such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made for Indemnified Taxes (including deductions or withholdings applicable to additional sums payable under this Section 2.17), the Lender (or, in the case of any amount received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Without duplication of other amounts payable by the Borrower under this Section 2.17, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Without duplication of amounts payable by the Borrower under this Section 2.17, the Loan Parties, jointly and severally, shall indemnify the Administrative Agent and each Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes payable by the Administrative Agent or such Lender (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this Section 2.17(c), the Borrower shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.17(c) for any incremental interest, penalties or expenses resulting from the failure of the Administrative Agent or such Lender to notify the Borrower of such possible indemnification claim within 180 days after the Administrative Agent or such Lender receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim. To the extent the Borrower reasonably believes that such Taxes were not correctly or legally asserted, upon reasonable request by the Borrower, the Administrative Agent or such Lender, as applicable, will use commercially reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes (which shall be repaid to the Borrower in accordance with, and to the extent provided by, Section 2.17(g) below) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, as applicable, result in any additional out-of-pocket costs or expenses not reimbursed by the Borrower or be otherwise disadvantageous to the Administrative Agent or such Lender, as applicable.

(d) As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, if any, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any recipient that is entitled to an exemption from or reduction of withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by either of the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. In addition, any recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(e)(ii)(A), (ii)(B) and (ii)(C)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each recipient shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 2.17(e)) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its ineligibility to do so.

(ii) Without limiting the generality of the foregoing:

(A) each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two (2) duly completed and executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax,

(B) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or about the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two (2) duly signed and properly completed copies of whichever of the following is applicable:

(1) IRS Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits under an income tax treaty to which the United States is a party,

(2) IRS Form W-8ECI,

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower, as described in Section 881(c)(3)(C) of the Code and that no payments under any Loan Document are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) IRS Form W-8BEN or W-8BEN-E, as applicable,

(4) to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and not a participating Lender, and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of such direct and indirect partner(s), or

(5) any other documentation prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made, and

(C) if a payment made to a Lender or the Administrative Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or the Administrative Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender or the Administrative Agent has complied with such Lender’s or the Administrative Agent’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of Section 2.17(e)(ii)(C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Notwithstanding any other provision of this Section 2.17(e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(iv) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor of such Administrative Agent any documentation provided by such Lender pursuant to this Section 2.17(e).

(f) On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide to the Borrower, two (2) duly signed and properly completed copies of (i) IRS Form W-9, or (ii) IRS Form W-8IMY (with respect to payments received by the Administrative Agent on behalf of a Lender) certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States, evidencing its agreement with the Borrower to be treated as a “United States person” within the meaning of Section 7701(a)(30) of the Code with respect to amounts received on account of any Lender (and its agreement with the Borrower to so treat the Administrative Agent as a United States person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations), and IRS Form W-8ECI (with respect to amounts received on its own account). At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has become obsolete, expired or inaccurate or otherwise upon the reasonable request of the Borrower. Notwithstanding any other provision of this Section 2.17(f), an Administrative Agent shall not be required to deliver any documentation that the Administrative Agent is not legally eligible to deliver as a result of any Change in Law occurring after the Closing Date.

(g) If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund (whether in cash or as an offset against cash Taxes otherwise due) of any Taxes as to which it has been indemnified (including by the payment of additional amounts) pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower pursuant to this Section 2.17(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower or any other Loan Party pursuant to this Section 2.17(g) to the extent that such payment would place the Administrative Agent or such Lender, as applicable, in a less favorable net after-Tax position than the Administrative Agent or such Lender, as applicable, would have been in if the Tax subject to the indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h) Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of this Section 2.17, the term “Lender” includes the Swingline Lender and any Issuing Bank.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) (i) Except with respect to principal of and interest on Loans denominated in an Alternative Currency, the Borrower shall make each payment or prepayment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15 or 2.17, or otherwise) in dollars at or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 5:00 p.m., New York City time), on the date when due and (ii) all payments with respect to principal and interest on Loans denominated in an Alternative Currency shall be made in such Alternative Currency not later than the Applicable Time specified by the Administrative Agent on the date when due, in each case, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 550 South Tryon St., Charlotte, NC 28202 (or such other office as from time to time the Administrative Agent shall designate by written notice to the Borrower), except payments to be made directly to any Lender, any Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided in the definition of “Interest Period”, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars or, in the case of principal and interest with respect to Loans denominated in an Alternative Currency, the applicable Alternative Currency; provided that, if for any reason, the Borrower is prohibited by law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in dollars in the Dollar Equivalent of the Alternative Currency payment amount.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise except as expressly provided in this Agreement, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to (x) any payment made by the Borrower or any Subsidiary pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, including any payment made or deemed made in connection with Section 2.20, 2.21, 9.02(c) and/or 9.04. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. For purposes of clause (c)(i) of the definition of “Excluded Taxes,” a participation acquired pursuant to this Section 2.18(c) shall be treated as having been acquired on the earlier date(s) on which the applicable Lender acquired the applicable interest in the Commitment(s) or Loan(s) to which such participation relates.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its good faith sole discretion, distribute to the Lenders or the Issuing Banks, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(a), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If any Revolving Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(a), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Revolving Lender and for the benefit of the Administrative Agent, the Swingline Lender or the applicable Issuing Bank to satisfy such Revolving Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated non-interest bearing account as cash collateral for, and application to, any future funding obligations of such Revolving Lender under such Sections, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(f) Notwithstanding any contrary provision set forth herein or in any other Loan Document, but subject to any applicable Intercreditor Agreement, all payments made by Loans Parties to the Administrative Agent or the Collateral Agent after any or all of the Obligations under the Loan Documents have been accelerated (so long as such acceleration has not been rescinded) or have otherwise matured, including proceeds of Collateral, shall be applied as follows:

first, to payment of costs, fees, expenses and indemnities of the Administrative Agent and the Collateral Agent payable or reimbursable by the Loan Parties under the Loan Documents;

second, to payment of costs, expenses and indemnities of the Lenders and Issuing Banks payable or reimbursable by the Loan Parties under the Loan Documents;

third, to payment of all accrued unpaid interest on the Loans, Letters of Credit and fees owed to the Lenders and Issuing Banks (whether or not accruing after the filing of any case under the Bankruptcy Code with respect to any Obligations and whether or not a claim for such post-filing or post-petition interest, fees, and charges is allowed or allowable in any such proceeding);

fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Letters of Credit (including to cash collateralize that portion of L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit), the Obligations under Secured Hedge Agreements and Cash Management Obligations under Cash Management Agreements and all other Obligations owing to the Administrative Agent and the other Secured Parties then due and payable; and

fifth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied to each category in the numerical order provided until exhausted prior to the application to the immediately succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth, and fifth above and (iii) no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Excluded Swap Obligations of such Guarantor.

Notwithstanding the foregoing, Obligations arising under Secured Hedge Agreements and Cash Management Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Qualified Counterparty.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender gives a notice pursuant to Section 2.14(b), requests compensation under Section 2.15, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate the need to give a notice pursuant to Section 2.14(b), or eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender is affected in the manner described in Section 2.14(a) or (b) and as a result thereof any of the actions described in such Section is required to be taken, or if any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, (x) at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (y) terminate the Commitments of such Lender and repay all Obligations of the Borrower owing (and the amount of all accrued interest and fees in respect thereof) to such Lender relating to the Loans and participations held by such Lender; provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from, in the case of an assignment and delegation, the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and in the case of a termination and repayment, the Borrower, and (ii) in the case of any such assignment or termination resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment or termination will result in a material reduction in such compensation or payments thereafter. A Lender shall not be required to make any such assignment and delegation and the Borrower shall not be permitted to make any such termination and repayment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation or to make such termination and repayment cease to apply. In connection with any assignment and delegation as described above, if the assignor Lender does not execute and deliver a duly executed Assignment and Assumption reflecting such assignment and delegation within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to the assignor Lender, then the assignor Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of any other party.

SECTION 2.20 Incremental Extensions of Credit.

(a) At any time or from time to time after the Closing Date, the Borrower or any Subsidiary Loan Party may, by written notice to the Administrative Agent (each, an “Incremental Loan Request”), elect to request (i) one or more increases to the existing Revolving Credit Commitments, which may be under a new revolving credit facility or may be part of an existing Class of Revolving Credit Commitments (any such increase, the “Incremental Revolving Commitments”); or (ii) prior to the Latest Maturity Date, the establishment of one or more new term loan commitments, which may be under a new term facility, a new delayed draw term loan facility or may be part of an existing Class of Commitments in respect of Term Loans (including delayed draw term loan commitments) (“Incremental Term Commitments”, and together with Incremental Revolving Commitments, each, an “Incremental Facility” and collectively, “Incremental Facilities”), in an aggregate principal amount following the Closing Date not to exceed the Maximum Incremental Amount at such time.

(b) On the applicable date specified in the applicable Additional Credit Extension Amendment, subject to the satisfaction of the terms and conditions in this Section 2.20 and in the applicable Additional Credit Extension Amendment, (i)(A) each Incremental Term Lender thereunder shall provide an Incremental Term Commitment to the Borrower and/or make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment thereunder, as applicable, and (B) each such Incremental Term Lender shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto and (ii)(A) each Incremental Revolving Lender thereunder shall make its Incremental Revolving Commitment thereunder available to the Borrower (when borrowed, an “Incremental Revolving Loan” and collectively with any Incremental Term Loan, “Incremental Extensions of Credit”) in an amount equal to its Incremental Revolving Commitment thereunder and (B) each such Incremental Revolving Lender shall become a Lender hereunder with respect to the Incremental Revolving Commitment of such Class and the Incremental Revolving Loans of such Class made pursuant thereto.

(c) Each Incremental Loan Request from the Borrower pursuant to this Section 2.20 shall set forth the requested amount and proposed terms of the relevant Incremental Term Commitments and Incremental Term Loans or Incremental Revolving Commitments. The Incremental Term Commitments and related Incremental Term Loans may be made, and Incremental Revolving Commitments may be provided, by any existing Lender (but the Borrower shall not be required to offer any existing Lender the opportunity to provide all or any portion of any Incremental Facility and no existing Lender will have an obligation to provide all or any portion of any Incremental Facility) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, an “Incremental Revolving Lender” or

“Incremental Term Lender”, as applicable, and, collectively, the “Incremental Lenders”); provided that the Administrative Agent and, in the case of Incremental Revolving Commitments only, the Swingline Lender and each Issuing Bank, shall have consented (in each case, such consent not to be unreasonably withheld, conditioned or delayed) to any such Additional Lender’s providing all or any portion of any such Incremental Facility, to the extent such consent, if any, would be required by such Person under Section 9.04(b) for an assignment of Commitments to such Additional Lender. Except as expressly stated in this clause (c), no consent of any Agent or any Lender or Issuing Bank shall be required in respect of any Incremental Facility. The Borrower may appoint any Person to arrange each Incremental Facility and provide such arranger any titles with respect to such Incremental Facility as it deems appropriate.

(d) The effectiveness of any Additional Credit Extension Amendment pursuant to this Section 2.20, and the Incremental Facilities thereunder, shall be subject to the satisfaction on the applicable date specified therein (the “Incremental Amendment Date”) of each of the following conditions, together with any other conditions set forth in the applicable Additional Credit Extension Amendment:

(i) subject to Section 1.07(f), and solely if and to the extent not waived by the applicable Incremental Lenders providing such Incremental Facilities under such Additional Credit Extension Amendment, immediately after giving effect to such Incremental Facilities, no Event of Default shall exist,

(ii) each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $1,000,000 and shall be in increments of $500,000 in excess thereof (unless, in each case, the aggregate principal amount represents all remaining availability under the Maximum Incremental Amount),

(iii) [reserved], and

(iv) to the extent reasonably requested by the applicable Incremental Lenders in writing, receipt by the Administrative Agent of (A) customary legal opinions, (B) board resolutions and officers’ certificates (including solvency certificates) consistent with (and in no event more extensive than) those delivered on the Closing Date (conformed as appropriate) and (C) reaffirmation agreements and/or such amendments to the Loan Documents as may be reasonably requested by the arranger of such Incremental Facility in order to ensure that the applicable Incremental Lenders are provided with the benefit of the applicable Loan Documents.

(e) The terms and provisions (including any “most favored nations” provisions) of Commitments and Loans made pursuant to this Section 2.20 shall be, except as otherwise set forth herein (including Section 2.20(f)), on terms and pursuant to documentation as agreed between by the Borrower and the applicable Incremental Lenders providing such Incremental Term Commitments, Incremental Term Loans and/or Incremental Revolving Commitments, as applicable, and, for the avoidance of doubt, no consent shall be required from the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any other Secured Party; provided that the documentation of the Incremental Facilities consisting solely of Incremental Revolving Commitments shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Facilities, and except as otherwise set forth herein, shall be consistent with the then-existing Class of Revolving Commitments (except for covenants or other provisions that (w) reflect market terms and conditions (taken as a whole) at the time of incurrence (as determined by the Borrower in good faith), (x) are reasonably acceptable to the Administrative Agent, (y) are more favorable than those contained in the Loan Documents and are conformed (or added) for the benefit of the existing Revolving Lenders in the Loan Documents with respect to the Revolving Credit Facility pursuant to the related Additional Credit Extension Amendment (but without the consent of the existing Lenders and Issuing Banks) or (z) are applicable only to periods after the Revolving Maturity Date as of the Incremental Amendment Date); provided, further, that in the case of Incremental Term Commitments or Incremental Revolving Commitments that, in each case, increase an existing Class of Term Loans or Revolving Credit Commitments, the terms, provisions and documentation (other than the Additional Credit Extension Amendment evidencing such increase) of such Incremental Facility shall be the same (other than with respect to upfront fees, OID or similar fees, it being understood that, if required to consummate such Incremental Facility, the interest rate margins and rate floors may be increased, any call protection provision may be made more favorable to the applicable existing Lenders and additional upfront or similar fees may be payable to the lenders providing such Incremental Facility) as that of the Term Loans or Revolving Credit Commitments being increased, in each case, as existing on the Incremental Amendment Date (with, for the avoidance of doubt, no requirement that the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any other Lender consent to or acknowledge such documentation). In connection with any Incremental Term Loans that constitute part of the same Class as the existing Term Loans, the Borrower and the Administrative Agent shall be permitted to adjust the rate of prepayment in respect of such Class such that the Term Lenders holding the existing Term Loans comprising part of such Class continue to receive a payment that is not less than the same amount that such Term Lenders would have received absent the incurrence of such Incremental Term Loans. In any event:

(i) the Incremental Term Loans:

(A) (1) shall rank pari passu in right of payment with or junior in right of payment to the Initial Term Loans, (2) shall not be guaranteed by any Restricted Subsidiary of the Borrower that is not a Loan Party and (3) shall either be secured by a Lien on the Collateral or unsecured and, if so secured by a Lien on the Collateral shall rank pari passu in right of security with the Liens on the Collateral securing the Initial Term Loans or junior in right of security to the Liens on the Collateral securing the Initial Term Loans (and shall be subject to a subordination agreement (if subject to payment subordination) reasonably satisfactory to the Administrative Agent and the Borrower or (if subject to lien subordination) a Junior Lien Intercreditor Agreement),

(B) except for Extendable Bridge Loans/Interim Debt, as of the Incremental Amendment Date, shall not have a final scheduled maturity date earlier than the Maturity Date of any then-existing Term Loans,

(C) except for Extendable Bridge Loans/Interim Debt, as of the Incremental Amendment Date, shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the then-existing Term Loans,

(D) shall have an Applicable Rate, and subject to clauses (e)(i)(B) and (e)(i)(C) above, amortization determined by the Borrower and the applicable Incremental Term Lenders,

(E) shall have fees determined by the Borrower and the applicable arrangers for such Incremental Term Loan, and

(F) may participate (1) on a pro rata basis, less than pro rata basis or greater than pro rata basis in any voluntary prepayments of any Class of Term Loans hereunder, in whole or in part, as selected by the Borrower in its sole discretion and subject to the requirements of Section 2.11 and (2) on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis (except for prepayments with Net Proceeds from any mandatory prepayment pursuant to Section 2.11(d) made with Refinancing Indebtedness or Replacement Term Loans)) in any mandatory prepayments of Term Loans hereunder; provided that, for the avoidance of doubt, any Declined Proceeds may be paid in respect of such Incremental Term Loans on a greater than pro rata basis (or may be retained by the Borrower in its sole discretion).

(ii) the Incremental Revolving Commitments and Incremental Revolving Loans:

(A) (1) shall rank pari passu in right of payment with or junior in right of payment to the Revolving Loans under the Revolving Commitments, (2) shall not be guaranteed by any Restricted Subsidiary of the Borrower that is not a Loan Party and (3) shall either be secured by a Lien on the Collateral or unsecured and, if so secured by a Lien on the Collateral shall rank pari passu in right of security with the Liens on the Collateral securing the Revolving Commitments or junior in right of security to the Liens on the Collateral securing the Revolving Commitments (and shall be subject to a subordination agreement (if subject to payment subordination) reasonably satisfactory to the Administrative Agent and the Borrower or (if subject to lien subordination) a Junior Lien Intercreditor Agreement),

(B) (1) shall not have a final scheduled maturity date earlier than the Revolving Maturity Date and (2) shall not have any scheduled amortization or mandatory commitment reduction prior to the Revolving Maturity Date,

(C) shall provide that the borrowing and repayment (except for (1) payments of interest and fees at different rates on Incremental Revolving Commitments (and related outstandings), (2) repayments required upon the Maturity Date of the Incremental Revolving Commitments and (3) repayments made in connection with a permanent repayment and termination of commitments (in accordance with subclause (E) of this clause (ii))) of Loans with respect to

Incremental Revolving Commitments after the applicable Incremental Amendment Date shall be made on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) with all Revolving Credit Commitments then existing on such Incremental Amendment Date,

(D) may be elected to be included as additional participations under the Additional Credit Extension Amendment, subject to (other than in the case of Incremental Revolving Commitments that increase an existing Class of Revolving Credit Commitments) the consent of the Swingline Lender and each Issuing Bank (not to be unreasonably withheld, conditioned or delayed), in which case, on the Incremental Amendment Date all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders in accordance with their percentage of the Revolving Credit Commitments existing after giving effect to such Additional Credit Extension Amendment; provided that such election may be made conditional upon the maturity of one or more other Revolving Credit Commitments; provided, further, that in connection with such election the Swingline Lender and the Issuing Banks may, in their sole discretion and with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), agree in the applicable Additional Credit Extension Amendment to increase the Swingline Sublimit or the Letter of Credit Sublimit so long as such increase does not exceed the amount of the additional Revolving Credit Commitments effected by the Incremental Revolving Commitments,

(E) may provide that the permanent repayment of the Revolving Loans with respect to, and termination of, the Incremental Revolving Commitments after the applicable Incremental Amendment Date be made on a pro rata basis or less than pro rata basis with all other Revolving Credit Commitments (but not on a greater than pro rata basis (except for prepayments with Net Proceeds from any mandatory prepayment pursuant to Section 2.11(d) made with Refinancing Indebtedness)),

(F) shall provide that assignments and participations of Incremental Revolving Commitments and Incremental Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Loans then existing on the applicable Incremental Amendment Date,

(G) shall have an Applicable Rate determined by the Borrower and the applicable Incremental Revolving Lenders; provided that the Applicable Rate for an Incremental Revolving Commitment shall be (x) the Applicable Rate for the Class being increased or (y) higher than the Applicable Rate for the Class being increased as long as the Applicable Rate for the Class being increased shall be automatically increased as and to the extent necessary to eliminate such deficiency, and

(H) shall have fees determined by the Borrower and the applicable arrangers of the Incremental Revolving Commitment.

(f) Incremental Term Commitments and Incremental Revolving Commitments shall become additional Commitments pursuant to an Additional Credit Extension Amendment, executed by the Borrower, each Incremental Lender providing the respective Commitments, as applicable, and to the extent expressly provided above, the Administrative Agent and, for purposes of any election and/or increase to the Swingline Sublimit or the Letter of Credit Sublimit pursuant to and in accordance with Section 2.20(e)(ii)(D), the Swingline Lender and each Issuing Bank. The Additional Credit Extension Amendment may, without the consent of any other Loan Party, any Agent, Lender or Issuing Bank, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20, including amendments as deemed necessary by the Administrative Agent in its reasonable judgment to effect any lien or payment subordination and associated rights of the applicable Lenders to the extent any such Incremental Extensions of Credit are to rank junior in right of security or payment or to address technical issues relating to funding and payments. The Borrower will use the proceeds of the Incremental Term Loans and Incremental Revolving Commitments for any purpose not prohibited by this Agreement.

(g) Upon any Incremental Amendment Date on which Incremental Revolving Commitments are effected through an increase to a Class of existing Revolving Credit Commitments pursuant to this Section 2.20, (i) each of the existing Revolving Lenders under such Class shall assign to each of the Incremental Revolving Lenders, and each of the Incremental Revolving Lenders shall purchase from each of the existing Revolving Lenders under such Class, at the principal amount thereof, such interests in the Revolving Loans of such Class outstanding on such Incremental Amendment Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by such existing Revolving Lenders and Incremental Revolving Lenders ratably in accordance with their Revolving Credit Commitments of such Class after giving effect to the addition of such Incremental Revolving Commitments to the existing Revolving Credit Commitments of such Class, (ii) each Incremental Revolving Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (iii) each Incremental Revolving Lender shall become a Lender with respect to the Revolving Credit Commitments and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(h) If on or prior to the 12-month anniversary of the Closing Date the initial Effective Yield on any Incremental Term Loans borrowed hereunder exceeds the then applicable Effective Yield on the Initial Term Loans advanced on the Closing Date outstanding at such time by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”) and such Incremental Term Loans meet the following conditions: (i) are incurred utilizing the Incurrence Ratio (for the avoidance of doubt, Incremental Term Loans that are initially incurred under the Fixed Incremental Amount and later reclassified in accordance with this Agreement as having been incurred under the Incurrence Ratio shall not be deemed for purposes of this sentence to have been incurred under the Incurrence Ratio), (ii) are secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Initial Term Loans and are pari passu in right of payment with the Initial Term Loans, (iii) have an outside maturity date that is on or prior to one year after the Latest Maturity Date of the Initial

Term Loans, (iv) are denominated in Dollars, (v) provide for the payment of interest at a floating rate, (vi) are broadly syndicated term loans and (vii) are incurred for any purpose other than a Permitted Acquisition or any other permitted Investment, then solely to the extent that (1) Lenders holding more than 50% of the aggregate principal amount of the Initial Term Loans advanced on the Closing Date outstanding at such time (provided that the Term Loans held by any Defaulting Lender shall be excluded for purposes of making such determination) have not waived the provisions of this clause (h) (such provisions, the “MFN Protection”) and (2) the aggregate principal amount of all Incremental Term Loans that would be subject to the adjustment provided for in this sentence (after giving effect to all other carve-outs thereto) but for this clause (2) exceeds the greater of (x) $20,000,000 and (y) 100.0% of TTM Consolidated EBITDA, the Applicable Rate then in effect for the Initial Term Loans advanced on the Closing Date shall automatically be increased by the Yield Differential (it being agreed that any increase in the Effective Yield of such Initial Term Loans required solely due to the application of a Term SOFR floor or an ABR floor on any Incremental Term Loans shall be effected solely through an increase in (or implementation of, as applicable) any Term SOFR floor or ABR floor applicable to such Initial Term Loans).

(i) The Incremental Term Loans made under each increase of an existing Class of Term Loans shall be made by the applicable Lenders participating therein pursuant to the procedures set forth in Sections 2.01 and 2.02 (as may be conformed as necessary or appropriate as reasonably determined by the applicable Incremental Term Lenders and the Borrower) and on the date of the making of such Incremental Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.01 and 2.02, such Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under the applicable Class of Term Loans on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender under such Class will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class.

(j) To the extent any Incremental Facility shall be denominated in a currency other than dollars, this Agreement and the other Loan Documents shall be amended to the extent necessary or appropriate to provide for the administrative and operational provisions applicable to such currency, in each case as are reasonably satisfactory to the Administrative Agent and the Borrower.

(k) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, Incremental Term Commitments arranged as delayed draw term loan commitments shall not be included in the calculation of Required Lenders in any determination of whether the Required Lenders have consented to any amendment or waiver with respect to any Term Loans until such delayed draw term loan commitments are fully funded unless, if elected by the Borrower, such delayed draw term loan commitments would have been permitted to be drawn on the date of such determination (determined assuming that the sole condition to borrowing thereunder is sufficient capacity under the Maximum Incremental Amount) or the Required Lenders (calculated without including such commitments) have otherwise agreed that such delayed draw term loan commitments shall be included in the calculation of Required Lenders.

(l) This Section 2.20 shall supersede any provisions in this Agreement (including Sections 2.18 and 9.02) to the contrary.

SECTION 2.21 Extended Term Loans and Extended Revolving Credit Commitments.

(a) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be amended to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) or that all or a portion of the Revolving Credit Commitments of any Class (an “Existing Revolving Credit Commitment Class”) be amended to extend the scheduled termination date(s) thereof (any such Revolving Credit Commitments which have been so converted, “Extended Revolving Credit Commitments”) and, in each case, to provide for other terms consistent with this Section 2.21. In order to establish any Extended Term Loans or Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the Existing Term Loan Class or Existing Revolving Credit Commitment Class, as applicable) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, to be established, which shall be substantially consistent with the Term Loans under the Existing Term Loan Class from which such Extended Term Loans are to be converted or substantially consistent with the Revolving Credit Commitments under the Existing Revolving Credit Commitment Class from which such Extended Revolving Credit Commitments are to be converted, as applicable, except that:

(i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Class to the extent provided in the applicable Additional Credit Extension Amendment,

(ii) the yield with respect to the Extended Term Loans or the Extended Revolving Credit Commitments (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise), as applicable, may be different than the yield for the Term Loans of such Existing Term Loan Class or the Revolving Credit Commitments of such Existing Revolving Credit Commitment Class, as applicable, and upfront fees may be paid to the existing Term Lenders or the existing Revolving Lenders, as applicable, in each case, to the extent provided in the applicable Additional Credit Extension Amendment, and

(iii) the Additional Credit Extension Amendment may provide for, (except as to interest rates, fees, amortization, final maturity date, “AHYDO” payments, optional prepayments, premium, required prepayment dates and participation in prepayments, which shall be determined by the Borrower and the applicable lenders providing the Extended Term Loans or the Extended Revolving Credit Commitments and set forth in the relevant Extension Request), at the option of the Borrower, (x) market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Borrower) or (y) terms consistent with, or (taken as a whole) terms not materially more favorable to the lenders providing such Extended Term Loans or Extended Revolving Commitments, as applicable (unless (I) the lenders under the Existing Term Loan Class or the Existing Revolving Credit Commitment Class also receive the benefit of such more restrictive terms or (II) such covenants or other provisions are applicable only to periods after the Maturity Date.

(b) Any Extended Term Loans converted pursuant to any Extension Request shall be designated a series of Extended Term Loans for all purposes of this Agreement; provided that, subject to the limitations set forth in Section 2.21(a), any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Additional Credit Extension Amendment and consistent with the requirements set forth above, be designated as an increase in any previously established Class of Term Loans.

(c) The Borrower shall provide the applicable Extension Request at least five (5) Business Days (or with such shorter period of advance notice as the Administrative Agent may agree in its reasonable discretion) prior to the date on which Lenders under the applicable Existing Term Loan Class or Existing Revolving Credit Commitment Class are requested to respond. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class or Revolving Credit Commitments of any Existing Revolving Credit Commitment Class converted into Extended Term Loans or Extended Revolving Credit Commitments, as the case may be, pursuant to any Extension Request. Any Lender wishing to have all or a portion of its Term Loans under the Existing Term Loan Class subject to such Extension Request (such Lender an “Extending Term Lender”) converted into Extended Term Loans or all or a portion of its Revolving Credit Commitments under the Existing Revolving Credit Commitment Class subject to such Extension Request (such Lender, an “Extending Revolving Lender”) converted into Extended Revolving Credit Commitments, as the case may be, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Class or the amount of its Revolving Credit Commitments under the Existing Revolving Credit Commitment Class, as the case may be, which it has elected to request be converted into Extended Term Loans or Extended Revolving Credit Commitments, as the case may be (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent and acceptable to the Borrower). In the event that the aggregate amount of Term Loans under the Existing Term Loan Class or the aggregate amount of Revolving Credit Commitments under the Existing Revolving Credit Commitment Class, as the case may be, subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as the case may be, requested pursuant to an Extension Request, Term Loans of the Existing Term Loan Class or Revolving Credit Commitments of the Existing Revolving Credit Commitment Class, as the case may be, subject to Extension Elections shall be converted to Extended Term Loans or Revolving Credit Commitments, as the case may be, on a pro rata basis based on the amount of Term Loans or Revolving Credit Commitments, as the case may be, included in each such Extension Election (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent and acceptable to the Borrower).

(d) The Borrower may, with the consent of each Person providing an Extended Revolving Credit Commitment, the Administrative Agent and any Person acting as swingline lender or issuing bank under such Extended Revolving Credit Commitments, amend this Agreement pursuant to an Additional Credit Extension Amendment to provide for Extended Revolving Credit Commitments and to incorporate the terms of such Extended Revolving Credit Commitments into this Agreement on substantially the same basis as provided with respect to the

Revolving Credit Commitments (except as otherwise provided herein); provided that (i) the establishment of any such Extended Revolving Credit Commitments shall be accompanied by a corresponding reduction in the Revolving Credit Commitments and (ii) any reduction in the Revolving Credit Commitments may, at the option of the Borrower, be directed to a disproportional reduction of the Revolving Credit Commitments of any Lender providing an Extended Revolving Credit Commitment.

(e) Extended Term Loans and Extended Revolving Credit Commitments shall be established pursuant to an Additional Credit Extension Amendment to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender or Extending Revolving Lender, as the case may be, which shall be consistent with the provisions set forth above (but which shall not require the consent of any other Person other than those consents expressly provided for in this Section 2.21). Each Additional Credit Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Additional Credit Extension Amendment, the Loan Parties and the Administrative Agent shall enter into such amendments to the Loan Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender other than those consents provided pursuant to this Agreement) in order to ensure that the Extended Term Loans or Extended Revolving Credit Commitments, as the case may be, are provided with the benefit of the applicable Loan Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent.

(f) If, in connection with any proposed extension pursuant to this Section 2.21, any requested Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, upon notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by (x) causing such Lender to (and such shall be obligated to) assign pursuant to Section 9.04 all of its rights and obligations under this Agreement to one or more assignees or (y) paying down such Non-Extending Lender’s Loans on a non-pro rata basis; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Term Loans or Extended Revolving Credit Commitments on terms set forth in such Additional Credit Extension Amendment; provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the existing Term Loans or Revolving Credit Commitments so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption. In connection with any such replacement under this Section 2.21, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the existing Term Loans or Revolving Credit Commitments so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Non-Extending Lender.

(g) The provisions of this Section 2.21 shall override any provision of this Agreement (including in Section 2.18 and Section 9.02) to the contrary. No conversion of Loans pursuant to any extension in accordance with this Section 2.21 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

SECTION 2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) (i) fees on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a) and (ii) any other unused commitment fees shall, in each case, cease to accrue,

(b) the Loans, Revolving Commitments, Revolving Exposure, L/C Exposure, other Commitments (including any delayed draw term loan commitments) and/or Swingline Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that other than with respect to L/C Exposure or Swingline Exposure, this Section 2.22(b) shall not apply to the vote of a Defaulting Lender to the extent the consent of such Lender would be required under clause (i), (ii), (iii) or (iv) in the proviso to the first sentence of Section 9.02(b),

(c) if any Swingline Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) so long as no Event of Default has occurred and is continuing as to which the Administrative Agent has received written notice from the Borrower or a Revolving Lender, all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) each non-Defaulting Lender’s Revolving Exposure plus its Applicable Percentage of such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed such non-Defaulting Lender’s Revolving Commitment,

(ii) if the reallocation described in subclause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following written notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the applicable Issuing Bank only, the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to subclause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such L/C Exposure is outstanding,

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to subclause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized,

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to subclause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages,

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to subclause (i) or (ii) above, then, without prejudice to any rights or remedies of the applicable Issuing Bank or any other Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such L/C Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the applicable Issuing Bank until and to the extent that such L/C Exposure is reallocated and/or cash collateralized, and

(vi) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and none of the Issuing Banks shall be required to issue, amend, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).

(d) If (i) a Bankruptcy Event with respect to a parent entity of any Revolving Lender shall occur following the Closing Date and for so long as such event shall continue or (ii) the Swingline Lender or an Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(e) In the event that the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold Revolving Loans in accordance with its Applicable Percentage (whereupon such Lender shall cease to be a Defaulting Lender); provided that except to the extent expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant to such Foreign Subsidiary under applicable law) to the Lenders that:

SECTION 3.01 Organization; Power. Each of Holdings, the Borrower and the other Restricted Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction) except, solely with respect to any Restricted Subsidiary, where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect, (b) except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect, has the requisite power and authority and all governmental rights, qualifications, approvals, authorizations, permits, accreditations, licenses and franchises material to the business of the Borrower and the other Restricted Subsidiaries, taken as a whole, that are necessary to own its assets, to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. This Agreement and the other Loan Documents to be entered into by each Loan Party and the performance by each Loan Party of its obligations under the Loan Documents have been duly authorized by all necessary corporate or other action and, if required, stockholder or other equityholder action. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such other Loan Party, as applicable, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity, regardless of whether considered in a proceeding in equity or at law, (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties and (iii) the effect of foreign laws, rules and regulations as they relate to pledges of Equity Interests in or Indebtedness owed by Foreign Subsidiaries.

SECTION 3.03 Governmental Approvals; No Conflicts. The entering into and performance of the Loan Documents as in effect on the Closing Date (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to obtain or perform would not reasonably be expected to have a Material Adverse Effect, (b) will not violate any requirement of law applicable to, or the Organizational Documents of, Holdings, the Borrower or any of the other Restricted Subsidiaries, as applicable, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon Holdings, the Borrower or any of the other Restricted Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any of the other Restricted Subsidiaries or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any of the other Restricted Subsidiaries, except Liens created under the Loan Documents and other Permitted Liens, in the case of each of clauses (a) through (c) above (other than in respect of no violation of Organizational Documents), except as is not reasonably likely to result in a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Effect.

(a) The Audited Financial Statements and the Unaudited Financial Statements fairly present, in all material respects, the operating results and the financial position of the Borrower and its Subsidiaries on a consolidated basis on the dates and for the periods indicated in accordance, in all material respects, with GAAP, subject, in the case of the Unaudited Financial Statements, to normal and recurring quarterly and year-end adjustments and the absence of notes and other presentation items and the application of purchase accounting.

(b) Since December 31, 2024, there has been no event or circumstance, either individually or in the aggregate, that has had a Material Adverse Effect.

SECTION 3.05 Properties.

(a) Each of Holdings, the Borrower and the other Restricted Subsidiaries has good title to, valid leasehold interests in, or rights to use all its real and personal property material to its business, free and clear of all Liens, except for Permitted Liens and minor defects in title that do not interfere in any material respect with its ability to conduct its business or to utilize such properties for their intended purposes, except in each case, where the failure to have such title, interest or right would not reasonably be expected to have a Material Adverse Effect.

(b) Each of Holdings, the Borrower and the other Restricted Subsidiaries owns, licenses or possesses the right to use all Intellectual Property used in its business, free and clear of all Liens except for Permitted Liens, except to the extent that, individually or in the aggregate, failure to so own, license or possess would not be reasonably likely to result in a Material Adverse Effect. The conduct of the businesses of Holdings, the Borrower and the other Restricted Subsidiaries does not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any other Person, except for any such infringements that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect. Except as would not be reasonably likely to result in a Material Adverse Effect, each of Holdings, the Borrower and the other Restricted Subsidiaries uses commercially reasonable efforts to protect and maintain its ownership of, and the validity and enforceability of, all Intellectual Property necessary for the operation of its business.

SECTION 3.06 Litigation and Environmental Matters.

(a) As of the Closing Date, except as set forth on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings, the Borrower or any other Restricted Subsidiary, threatened in writing against Holdings, the Borrower or any other Restricted Subsidiary, including any relating to any Environmental Law, (i) that have a reasonable likelihood of adverse determination and such determination would reasonably be expected to have a Material Adverse Effect or (ii) that involve any Loan Documents or Transactions.

(b) Except with respect to any matters that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect: (i) Holdings, the Borrower and any other Restricted Subsidiary (A) are in compliance with applicable Environmental Laws, which compliance includes obtaining, maintaining, and complying with any permit, license or other approval required under any Environmental Law, (B) are not subject to any outstanding Environmental Liability and (C) have not received any written claim or notice of violation or of potential responsibility regarding any alleged violation of or liability under any Environmental Law and (ii)(A) there has been no Release of Hazardous Materials at, on, under or from any property currently owned, leased or operated by any of them which would reasonably be expected to result in liability under any Environmental Law on the part of Holdings, the Borrower or any other Restricted Subsidiary and (B) all Hazardous Materials generated, used or stored at, or transported for treatment or disposal from, any properties currently owned, leased or operated by Holdings, the Borrower or any of the other Restricted Subsidiaries have been disposed of by or on behalf of Holdings, the Borrower or any other Restricted Subsidiaries in a manner that would not reasonably be expected to result in liability under any Environmental Law on the part of Holdings, the Borrower or any other Restricted Subsidiary.

SECTION 3.07 Compliance with Laws and Agreements. Each of the Holdings, Borrower and the other Restricted Subsidiaries is in compliance with all requirements of law applicable to it or its property or operations, except where failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.08 Investment Company Status. None of the Loan Parties is required to be registered as an “investment company” as defined in the Investment Company Act of 1940, as amended.

SECTION 3.09 Taxes. Each of the Borrower and the other Restricted Subsidiaries has timely filed or caused to be filed all federal income and other material Tax returns and reports required to have been filed, taking into account valid extensions thereof, and has paid or caused to be paid all Taxes required to have been paid by it (including in its capacity as a withholding agent), except (a) any Taxes that are being contested in compliance with Section 5.05 or (b) to the extent that the failure to do so is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect.

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably likely to occur that, when taken together with all other such ERISA Events for which liability is reasonably likely to occur, is reasonably likely to result in a Material Adverse Effect.

SECTION 3.11 Disclosure.

(a) As of the Closing Date, no written report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, budgets, estimates, pro forma financial information and information of a general economic or industry specific nature) to any Agent or any Lender in connection with the Transactions and the negotiation of this Agreement or delivered by or on behalf of any Loan Party hereunder or any other Loan Document (as modified, updated or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in light of the circumstances under which they were made, not materially misleading; provided that with respect to projected and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that such projections and/or pro forma financial information may significantly vary from actual results and that such variances may be material.

(b) As of the Closing Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.12 Subsidiaries. As of the Closing Date, each Loan Party has no Restricted Subsidiaries that are Material Subsidiaries other than those specifically disclosed on Schedule 3.12. Schedule 3.12 sets forth the name of, and the ownership or beneficial interest of Holdings in, each Subsidiary, including the Borrower, and identifies each Subsidiary that is a Subsidiary Loan Party, in each case, as of the Closing Date.

SECTION 3.13 [Reserved].

SECTION 3.14 Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date, (i) there are no labor strikes, lockouts or concerted slowdowns against Holdings, the Borrower or any other Restricted Subsidiary pending or, to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, threatened in writing and (ii) the Borrower and the other Restricted Subsidiaries are in compliance with the Fair Labor Standards Act and any other applicable requirements of law dealing with such wage and hour matters.

SECTION 3.15 Solvency. On the Closing Date, immediately after the consummation of the Transactions, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 3.16 Federal Reserve Regulations. No proceeds of any Loan or any Letter of Credit will be used to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock. The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

SECTION 3.17 [Reserved].

SECTION 3.18 [Reserved].

SECTION 3.19 Patriot Act, Etc.

(a) To the extent applicable, Holdings, the Borrower and each of their respective Restricted Subsidiaries and their respective officers, directors and employees and, to the knowledge of such Loan Party, its agents (solely in their capacity as such), is in compliance, in all material respects, with (i) Sanctions (including the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto), (ii) applicable portions (if any) of the Patriot Act and (iii) Anti-Corruption Laws. No part of the proceeds of the Loans will be used, directly or, to the knowledge of Holdings, the Borrower and each of their respective Restricted Subsidiaries, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.

(b) (i) None of Holdings, the Borrower or their Restricted Subsidiaries will directly or, to the knowledge of Holdings, the Borrower or such Restricted Subsidiary, indirectly, (x) use the proceeds of the Loans in violation of Sanctions or (y) otherwise make available such proceeds to any Person for the purpose of financing activities or business of or with any Sanctioned Person, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a Person organized in the United States or in a European Union member state, or in any Sanctioned Country, except to the extent that such financing would be permissible for a Person required to comply with Sanctions (including pursuant to any applicable exemptions, licenses or other approvals) and (ii) none of Holdings, the Borrower, any Restricted Subsidiary or their respective directors, officers or employees of Holdings, the Borrower or the other Restricted Subsidiaries, and to the knowledge of any such Loan Party or Restricted Subsidiary, any agent of such Loan Party or Restricted Subsidiary, that will act in any capacity in connection with or benefit from the incurrence of any Loans, is a Sanctioned Person.

SECTION 3.20 Security Documents. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Security Documents, together with such filings and other actions required to be taken hereby or by the applicable Security Documents, are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, except as otherwise provided hereunder or thereunder, including subject to Permitted Liens, a legal, valid, enforceable and perfected first priority Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein.

Notwithstanding anything herein (including this Section 3.20) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary that is not a Discretionary Guarantor, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement.

ARTICLE IV

Conditions

SECTION 4.01 Closing Date. Subject to Section 5.15, this Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived):

(a) The Borrower shall have delivered a certificate from a Responsible Officer of the Borrower certifying that as of the date of this Agreement, (i) no Default or Event of Default shall have occurred and be continuing on and as of the Closing Date immediately after giving effect to the consummation of the Transactions and (ii) immediately after giving effect to the consummation of the Transactions, each of the representations and warranties of the Loan Parties set forth in Article III of this Agreement and in the other Loan Documents shall be true and correct in all material respects, except to the extent that such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date (or, if qualified by “materiality”, “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)).

(b) [Reserved].

(c) The Administrative Agent shall have received a solvency certificate, dated as of the Closing Date, and signed by a Responsible Officer of the Borrower (immediately after giving effect to the Transactions) substantially in the form attached hereto as Exhibit G.

(d) The Administrative Agent shall have received (i) from each Loan Party party hereto an executed counterpart of this Agreement and (ii) a Note executed by the Borrower in favor of each Lender requesting a Note (if any), to the extent such request is made in writing at least three (3) Business Days prior to the Closing Date.

(e) Since December 31, 2024, there shall not have occurred a Material Adverse Effect.

(f) The Administrative Agent shall have received: (i) a certificate of the secretary or assistant secretary (or equivalent officer) on behalf of each Loan Party dated as of the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party and, with respect to the articles or certificate of incorporation or organization (or similar document) certified (to the extent applicable) as of a recent date by the Secretary of State (or other applicable Governmental Authority) of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors and/or equityholders, as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the date of such certificate and (C) as to the incumbency and specimen signature of each officer or authorized person executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer or authorized person as to the incumbency and specimen signature of the officer or authorized person executing the certificate in this clause (f)) and (ii) to the extent available, a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or other applicable Governmental Authority) of its jurisdiction of organization.

(g) The Administrative Agent and the Arrangers shall have received (or shall receive concurrently with the initial Borrowing hereunder, which may be in the form of an offset against the proceeds of such Borrowing) all fees and reasonable and documented out-of-pocket expenses due and payable on or prior to the Closing Date, including the fees set forth in the Fee Letter and reimbursement or payment of all reasonable and documented out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document on or prior to the Closing Date, in each case, to the extent invoiced at least three (3) Business Days prior to the Closing Date.

(h) The Administrative Agent shall have received, by the Closing Date, all documentation and other information required by regulatory authorities concerning the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and, with respect to the Borrower to the extent that it qualifies as a “legal entity customer” thereunder, the Beneficial Ownership Regulation, in each case, to the extent requested by the Administrative Agent in writing within a reasonable time period prior to the Closing Date.

(i) The Administrative Agent shall have received the Audited Financial Statements and the Unaudited Financial Statements (and the Administrative Agent hereby acknowledges receipt of same).

(j) The Administrative Agent shall have received, on behalf of the Lenders, a customary written opinion from each of (i) Kirkland & Ellis LLP, as counsel for the Loan Parties, and (ii) Gordon Rees Scully Mansukhani LLP, as special Colorado counsel for the Loan Parties.

(k) All existing Indebtedness of the Borrower and the Restricted Subsidiaries under the Existing Credit Agreement shall be repaid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall be released, and the Administrative Agent shall have received pay-off letters in form and substance reasonably satisfactory to it evidencing such repayment, termination and release.

(l) The Administrative Agent shall have received a Borrowing Request in accordance with the requirements hereof.

(m) The Collateral Agent shall have received (i) from each Loan Party, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party, (ii) a Uniform Commercial Code financing statement for each Loan Party in a form acceptable for filing in the jurisdiction of organization for such Loan Party and (iii) from each Loan Party party thereto, a counterpart of any Intellectual Property Security Agreement required under the Collateral Agreement to be delivered on the Closing Date duly executed and delivered on behalf of such Loan Party.

(n) The Administrative Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, evidence of property and general liability insurance covering each Loan Party satisfying the requirements of Section 5.07(a).

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. For purposes of determining compliance with the conditions specified in this Section 4.01, each Agent and each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to each Agent or each Lender unless the Administrative Agent shall have received written notice from such Agent or such Lender prior to the Closing Date specifying its objection thereto.

SECTION 4.02 Each Credit Event. The obligation of each Lender to honor any Borrowing Request and of any Issuing Bank to issue, increase, renew or extend any Letter of Credit (other than (x) with respect to an Incremental Facility, (y) on the Closing Date or (z) a Borrowing Request requesting only a conversion of Loans to the other Type or a continuation of SOFR Loans), is subject to satisfaction (or waiver) of the following conditions:

(a) Immediately after giving effect thereto, each of the representations and warranties of the Loan Parties set forth in Article III of this Agreement and in the other Loan Documents shall be true and correct in all material respects, except to the extent that such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date (or, if qualified by “materiality”, “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)); provided that in connection with a LCT Election, this condition shall be tested as of the LCT Test Date.

(b) No Default or Event of Default shall exist immediately after giving effect thereto or from the application of the proceeds thereof; provided that in connection with a LCT Election, this condition shall be tested as of the LCT Test Date.

(c) The Administrative Agent and, if applicable, the applicable Issuing Bank, shall have received a Borrowing Request or Letter of Credit request, as the case may be, in accordance with the requirements hereof.

After the Closing Date (other than with respect to an Incremental Facility), each Borrowing (provided that a conversion or continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02) and each issuance, increase, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Sections 4.02(a) and (b), as applicable.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Cash Management Agreements and Secured Hedge Agreements) and all Letters of Credit shall have expired or terminated (other than Letters of Credit that have been cash collateralized or as to which arrangements reasonably satisfactory to the applicable Issuing Bank that issued such Letters of Credit shall have been made), each of the Borrower (on behalf of itself and the other Restricted Subsidiaries) and, prior to a Qualified IPO, Holdings (with respect to Section 5.13), as applicable, covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a) within 120 days after the end of the fiscal year of Borrower ending December 31, 2025 and after the end of each fiscal year ending after the Closing Date (or, if earlier, the date that is five (5) Business Days after the reporting date for such information required by the SEC, including after giving effect to any extension pursuant to any securities law, including pursuant to Rule 12b-25 of the Securities Exchange Act of 1934), audited annual consolidated financial statements of Borrower and its Subsidiaries (including a balance sheet, statement of income or operations and statement of cash flows and members’ equity) as of the end of and for such fiscal year, and the related notes thereto, setting forth, in the case of each fiscal year ending after the Closing Date, in comparative form the figures for the previous fiscal year, all audited and accompanied by a report and opinion of any independent certified public accountant of nationally or regionally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification as to “going concern” or as to the scope of such audit (in each case, other than any such qualification that is solely with respect to, or resulting from, (w) an upcoming maturity date under the Facilities or other Indebtedness, (x) any potential or actual inability to satisfy a financial maintenance covenant (including the Financial Covenant), (y) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary or (z) changes in accounting principles or practices reflecting changes in GAAP and required by the Borrower’s independent certified public accountants, except to the extent such changes are required as a result of a mistake or error by the Borrower or its Subsidiaries), but which may contain an explanatory note or emphasis of the matter paragraph,

(b) within 60 days after the end of each fiscal quarter of Borrower ending after the Closing Date (or, if earlier, the date that is five (5) Business Days after the reporting date for such information required by the SEC, including after giving effect to any extension pursuant to any securities law, including pursuant to Rule 12b-25 of the Securities Exchange Act of 1934), unaudited quarterly consolidated financial statements of Borrower and its Subsidiaries (consisting of a balance sheet, statement of income or operations and a statement of cash flows) as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods (or, in the case of the balance sheet, as of the end of such period) of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial position and results of operations of Borrower and its Subsidiaries on a consolidated basis in accordance in all material respects with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (provided that the unaudited quarterly consolidated financial statements of Borrower and its Subsidiaries for the fourth fiscal quarter of any fiscal year shall be solely for informational purposes),

(c) prior to the Qualified IPO, within 90 days after the end of the fiscal year of Borrower ending December 31, 2025 and after the end of each fiscal year ending after the Closing Date, reasonably detailed forecasts along with written assumptions prepared by management of the Borrower (including a projected consolidated balance sheet and statements of income or operations and cash flow of Borrower and its Subsidiaries) on an annual basis for the fiscal year following such fiscal year then ended, which forecasts shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation thereof,

(d) no later than five (5) Business Days (or, prior to the occurrence of the Leverage Covenant Toggle Date, with respect to the calculation of Consolidated EBITDA included in the Compliance Certificate, twelve (12) Business Days) after the delivery of the financial statements referred to in Section 5.01(a) for each fiscal year and Section 5.01(b) for each fiscal quarter of each fiscal year (i) commencing with the delivery of the annual audited financial statements with respect to the fiscal year ending December 31, 2025, a duly completed Compliance Certificate substantially in the form of Exhibit F hereto, signed by a Responsible Officer of the Borrower (provided that the Compliance Certificate required to be delivered for the fourth fiscal quarter of any fiscal year in connection with the delivery of the financial statements referred to in Section 5.02(b) shall be not be used for purposes of testing compliance with the Financial Covenant) and (ii) prior to the Qualified IPO, a customary management discussion and analysis; provided that such Compliance Certificate delivered with or following the delivery of the financial statements referred to in Section 5.01(a) for each fiscal year shall include a schedule setting forth updates to the schedules to the Collateral Agreement delivered on the Closing Date (or the prior annual Compliance Certificate or other most recent disclosure of such information to the Administrative Agent in writing, as applicable) solely with respect to information not otherwise previously disclosed in writing to the Administrative Agent from time to time prior to the delivery of such Compliance Certificate, and

(e) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.01(a) and (b), the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Any financial statements required to be delivered pursuant to Sections 5.01(a) and (b) shall not be required to contain all purchase accounting adjustments relating to the Transactions or any other transactions permitted hereunder to the extent it is not practicable to include any such adjustments in such financial statements. Following the consummation of an acquisition in the applicable period, the obligations in Section 5.01(a) or (b) with respect to the target of such acquisition may be satisfied by, at the option of the Borrower, furnishing financial statements for the target of such acquisition for the applicable period (which target financial statements, for the avoidance of doubt, need not be GAAP compliant for the Test Period in which such target is acquired).

Notwithstanding the foregoing, the obligations referred to in Sections 5.01(a) and (b) may be satisfied with respect to financial information of Borrower and its Subsidiaries by furnishing the applicable financial statements of any direct or indirect parent of Borrower, or Borrower’s or such parent’s Form 8-K, 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in Sections 5.01(a) and (b), as applicable; provided that, to the extent such information relates to a direct or indirect parent of Borrower, if and for so long as such parent will have independent assets or operations, such information is accompanied by consolidating information (which need not be audited) that explains in reasonable detail the material differences between the information relating to such parent, on the one hand, and the information relating to Borrower and its consolidated Subsidiaries on a stand-alone basis, on the other hand.

Documents required to be delivered pursuant to Section 5.01 may, at the Borrower’s option, be delivered electronically or by posting such documents electronically, and if so delivered or posted, such documents shall be deemed to have been delivered on the date on which the Borrower delivers such documents or posts such documents on the Borrower’s website or another public website (including EDGAR or any successor system thereto) to which the Borrower may so direct; provided that upon the reasonable request of the Administrative Agent or the Collateral Agent with respect to any specific document so delivered or posted electronically, the Borrower shall promptly deliver a physical copy of such document. Without limiting the foregoing, the Borrower may satisfy its obligation to deliver any report or other information hereunder at any time by filing such information with the SEC and providing written notice (which notice may be by facsimile or electronic mail) to the Administrative Agent that such information has been filed.

To the extent any report or other information under this Section 5.01 is not delivered within the time periods specified under this Section 5.01 and such report or other information is subsequently delivered prior to the time such failure results in an Event of Default due to the Borrower’s failure to deliver such report or other information within such requisite time periods, the Borrower will be deemed to have satisfied its obligations under this Section 5.01 and any Default with respect to its obligations under this Section 5.01 (and any other Default or Event of Default arising as a result thereof) shall be deemed to have been cured.

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender), written notice of the following promptly after obtaining actual knowledge thereof to the extent not previously disclosed to the Administrative Agent:

(a) the occurrence of any Default or Event of Default; and

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower or any of its Restricted Subsidiaries, including any relating to any Environmental Law, that has resulted, or as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Information Regarding Collateral; Loan Parties and Restricted Subsidiaries. The Borrower will furnish to the Collateral Agent prompt written notice of (but in no event later than 60 days (or such later date as the Collateral Agent may agree in its reasonable discretion) following) any change in (a) any Loan Party’s legal name, (b) the jurisdiction of incorporation or organization of any Loan Party or (c) any Loan Party’s organizational identification number to the extent required in order to file a Uniform Commercial Code financing statement with respect to such Loan Party, and in connection therewith, will take all action reasonably requested by the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent in the Collateral in accordance with the Collateral and Guarantee Requirement. In addition, the Borrower will furnish promptly to the Administrative Agent (i) such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent (including on behalf of any Lender) for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation (to the extent applicable); provided that none of Holdings, the Borrower or any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or confidential proprietary information, (ii) in respect of which disclosure to any Agent or any Lender (or their respective representatives) is prohibited by law, fiduciary duty or binding agreement (not entered into in contemplation of this provision) or (iii) that is subject to any privilege (including attorney-client or similar privilege) or constitutes attorney work product.

SECTION 5.04 Existence; Conduct of Business. The Borrower will, and will cause each of the other Restricted Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, permits, approvals, authorizations, licenses, franchises, and Intellectual Property which are necessary and material to the conduct of its business, except, other than in the case of maintaining legal existence, as would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or transaction permitted under Article VI.

SECTION 5.05 Payment of Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Restricted Subsidiaries to, pay its material Tax liabilities before the same shall become delinquent or in default (including in its capacity as a withholding agent), except where (a) the validity or amount thereof is being contested in good faith by appropriate actions and (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.06 Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Borrower will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, casualty, condemnation and ordinary wear and tear excepted; provided that this Section 5.06 shall not prohibit the Borrower and its Subsidiaries from consummating any transaction otherwise permitted hereunder.

SECTION 5.07 Insurance.

(a) Schedule 5.07 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable (in the good faith judgment of the management of the Borrower) insurance companies (which may include self-insurance) at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of such type and in such amounts and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations (in each case, in the good faith judgment of the management of the Borrower). The Borrower will deliver to the Administrative Agent upon reasonable written request of the Administrative Agent, but in any event, which request may not be made more than one (1) time per fiscal year (so long as the Administrative Agent otherwise has proof of valid insurance on file), information in reasonable detail as to the insurance so maintained. Subject to Section 5.15, such insurance to the extent constituting property or general liability insurance shall name the Collateral Agent as additional insured or lender loss payee, as applicable.

(b) Notwithstanding anything to the contrary contained herein, if any improved portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause the applicable Loan Party to (i) to the extent required pursuant to the Flood Insurance Laws, maintain, or cause to be maintained, with a financially sound and reputable insurer (determined at the time such insurance is obtained), flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to such Flood Insurance Laws and (ii) deliver to Administrative Agent evidence of such compliance in form and substance reasonably acceptable to Administrative Agent.

SECTION 5.08 ERISA Events. The Borrower will, and will cause each of its Restricted Subsidiaries to, furnish to the Administrative Agent (for distribution to each Lender), written notice describing the following events promptly after obtaining actual knowledge thereof to the extent not previously disclosed to the Administrative Agent: any ERISA Event has occurred that, when taken together with all other such ERISA Events, is reasonably likely to result in a Material Adverse Effect.

SECTION 5.09 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which true and correct entries are made of all dealings and transactions in relation to its business and activities in all material respects. Solely at the request of the Required Lenders, the Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior written notice, to visit and visually inspect its properties (subject to the rights of lessees or sublessees thereof and subject to any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement pursuant to which the Borrower or any other Restricted Subsidiary is a party) during normal business hours, to examine and make extracts from its corporate, financial and operating books and records, including any available environmental assessment reports, including any Phase I or Phase II environmental site assessments, and to discuss its affairs, finances and accounts with its officers and independent accountants (provided that the Borrower shall be provided the opportunity to participate in any such discussions with its independent accountants), upon reasonable prior notice and during normal business hours, but not more than once in any twelve (12) month period absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense absent the existence of an Event of Default; provided that only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 5.09. Notwithstanding the foregoing or anything else to the contrary in this Agreement, (1) none of Holdings, the Borrower or any other Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or confidential proprietary information, (ii) in respect of which disclosure to any Agent or any Lender (or their respective representatives) is prohibited by law, fiduciary duty or binding agreement or (iii) that is subject to any privilege (including attorney-client or similar privilege) or constitutes attorney work product, and (2) the Lenders, the Administrative Agent and the Issuing Banks shall not be permitted to conduct any environmental sampling or testing of any environmental media or building materials in connection with the inspection rights provided under this Section 5.09.

SECTION 5.10 Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to comply with all requirements of law, including (x) Environmental Laws, applicable to it or its property and (y) the Outbound Investment Rules, in each case, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

SECTION 5.11 Use of Proceeds and Letters of Credit. The proceeds of the Initial Term Loans, the Revolving Loans, the Swingline Loans and the Letters of Credit will be used only for the purposes described in the recitals to this Agreement. No part of the proceeds of any Loan or Letter of Credit will be used to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Borrowing or any Letter of Credit will be used, directly or, to the knowledge of the Borrower, indirectly, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a Person organized in the United States, except to the extent specifically or generally licensed by OFAC (or otherwise authorized by OFAC or any other applicable Governmental Authority) or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.12 Additional Subsidiaries; Succeeding Holdings.

(a) If any additional Restricted Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Closing Date or if any Excluded Subsidiary that is not a Subsidiary Loan Party ceases to qualify as an Excluded Subsidiary, the Borrower will, within ninety (90) days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after the date such Restricted Subsidiary has been formed or acquired (or the date on which such Subsidiary ceases to constitute an Excluded Subsidiary), notify the Collateral Agent and the Lenders (through the Administrative Agent) thereof and within such ninety (90)-day period (or such longer period as the Administrative Agent may agree) cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

(b) Upon the addition of a Succeeding Holdings, the Borrower will notify the Collateral Agent and the Lenders (through the Administrative Agent) thereof and within forty-five (45) days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after such Succeeding Holdings is formed or acquired cause the Collateral and Guarantee Requirement to be satisfied with respect to such Succeeding Holdings.

(c) If, after the Closing Date, any Loan Party acquires any Material Real Property (other than an Excluded Asset), the Borrower shall promptly notify the Administrative Agent thereof and shall, or shall cause the applicable Loan Party, to satisfy the Collateral and Guarantee Requirement with respect to such Material Real Property within one-hundred-twenty (120) days of such acquisition (or such longer period as the Administrative Agent may agree in sole discretion).

SECTION 5.13 Further Assurances. Each of Holdings, each Succeeding Holdings and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties in accordance with Section 9.03.

SECTION 5.14 Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate any other Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately after such designation, no Specified Default shall have occurred and be continuing immediately after giving effect thereto and (b) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Specified Indebtedness or any Permitted Refinancing thereof; provided, further, that to the extent that any Restricted Subsidiary owns, or holds exclusive licenses or rights to, any Material Intellectual Property, the Borrower shall not be permitted to designate such Restricted Subsidiary as an Unrestricted Subsidiary (it being understood that this proviso shall solely be tested at the time of such designation). Notwithstanding anything to the contrary in this Agreement, no Loan Party or any of its Restricted Subsidiaries shall (whether by Investment, Restricted Payment, disposition or otherwise) transfer any ownership right in, or exclusive license or exclusive right of use to, any Material Intellectual Property to any Unrestricted Subsidiary (including by transferring any Equity Interests of Holdings, the Borrower or any of their Restricted Subsidiaries to an Unrestricted Subsidiary). The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of such Investment at the date of designation. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (I) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and (II) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value of such Investment in such Subsidiary. Notwithstanding the foregoing, the Borrower shall not constitute an Unrestricted Subsidiary.

SECTION 5.15 Post-Closing Matters. The Borrower will, and will cause each of its Restricted Subsidiaries to execute and deliver the documents and complete the tasks set forth on Schedule 5.15 as soon as commercially reasonable and by no later than the date set forth in Schedule 5.15; provided that the Administrative Agent may, in its reasonable judgment, grant extensions of time for compliance with or exceptions to the provisions of this Section 5.15. All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described in this Section 5.15 and on Schedule 5.15 within the time period required by this Section 5.15 (as may be extended)), rather than as elsewhere provided in this Agreement or any other Loan Document.

SECTION 5.16 Lender Calls. Commencing with the fiscal quarter of the Borrower ending March 31, 2026 and continuing until the fiscal quarter of the Borrower immediately prior to the fiscal quarter in which a Qualified IPO is consummated, and solely at the request of Administrative Agent, the Borrower shall participate in quarterly lender calls following the delivery of a Compliance Certificate referred to in Section 5.01(d) for each fiscal quarter of each fiscal year (which lender calls shall be at a time and place mutually agreed by Borrower and the Administrative Agent).

SECTION 5.17 Fiscal Year. The Borrower will, and will cause each Restricted Subsidiary to maintain its fiscal year end as December 31 until the Administrative Agent receives prior written notice of its intent to change its fiscal year. Upon such prior written notice, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the judgment of the Administrative Agent and the Borrower, to reflect such change in fiscal year.

SECTION 5.18 Transactions with Affiliates. The Borrower will not, and will not permit any other Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, involving aggregate payments or consideration in excess of the greater of (x) $2,000,000 and (y) 10.0% of TTM Consolidated EBITDA for any individual transaction or series of related transactions, except:

(a) transactions that are at prices and on terms and conditions, taken as a whole, not materially less favorable to the Borrower or such other Restricted Subsidiary as would be obtainable on an arm’s-length transaction basis from unrelated third parties other than an Affiliate,

(b) transactions between or among the Borrower and the Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary as a result of a transaction or series of transactions permitted under Articles V and Article VI other than by reference to this Section 5.18),

(c) any Indebtedness permitted under Sections 6.01,

(d) any Investment permitted under Section 6.04,

(e) any Restricted Payment or prepayment, redemption, defeasance, repurchase or other retirement of Specified Indebtedness permitted under Section 6.08,

(f) (i) so long as no Specified Default has occurred and is continuing, the payment of management, monitoring, consulting, advisory and other fees (including transaction and termination fees) in the maximum amount permitted pursuant to the Management Agreement as in effect on the Closing Date; provided that, upon the occurrence and during the continuance of a Specified Default, such amounts described in this clause (f) may accrue, but may not be payable in cash during such period, but all such accrued amounts may be paid in cash upon the cure or waiver of such Specified Default; (ii) indemnifications and reimbursement of expenses, in each case, pursuant to the Management Agreement; and (iii) the payment of indemnities and reasonable expenses of the Sponsor related to Borrower and its Subsidiaries or the Management Agreement;

(g) any lease entered into between the Borrower or any other Restricted Subsidiary, as lessee, and any of the Affiliates of the Borrower or entity controlled by such Affiliates (including any Unrestricted Subsidiary), as lessor, which is approved in good faith by the Board of Directors of the Borrower,

(h) the Borrower or any of the other Restricted Subsidiaries may pay, or may pay cash dividends to enable Holdings to pay, (i) so long as no Specified Default has occurred and is continuing, the management, consulting, advisory, incentive or similar fees payable to the Permitted Holders and fees in respect of any financings, acquisitions or dispositions with respect to which any Permitted Holder acts as an adviser to Holdings, the Borrower or any other Restricted Subsidiary and (ii) indemnities and expense reimbursements payable to the Permitted Holders; provided that any fees not paid under Section 5.18(h)(i) while an Event of Default has occurred and is continuing shall be deferred and may be paid when no such Event of Default exists or would arise as a result of such payment,

(i) any contribution to the capital of the Borrower directly or indirectly by the Permitted Holders or any purchase of Equity Interests of the Borrower by the Permitted Holders not prohibited by this Agreement,

(j) the payment of reasonable fees to directors of the Borrower or any Restricted Subsidiary who are not employees of the Borrower or any Restricted Subsidiary, and compensation and employee benefit plans and arrangements paid to, and indemnities provided for the benefit of, directors, officers, consultants or employees of the Borrower or any Restricted Subsidiary in the ordinary course of business,

(k) any issuances of Equity Interests, securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s Board of Directors (or a committee thereof),

(l) transactions pursuant to agreements set forth on Schedule 5.18 and any amendments thereto to the extent such amendments are not materially less favorable to the Borrower or such other Restricted Subsidiary than those provided for in the original agreements,

(m) any employment, consulting, change of control and severance arrangements entered into in the ordinary course of business between a direct or indirect parent of the Borrower or any Restricted Subsidiary and any officer, consultant or employee thereof,

(n) payments by the Borrower or any of the other Restricted Subsidiaries of reasonable insurance premiums to, and any borrowings or dividends received from, any Captive Insurance Subsidiary,

(o) transactions with customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business or consistent with past practice (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of this Agreement which are approved in good faith by the Board of Directors of the Borrower,

(p) the entering into of any tax sharing agreement or arrangement with the Borrower or any direct or indirect Parent Company of the Borrower and any payments thereunder by the Borrower or any of the other Restricted Subsidiaries to the Borrower or any direct or indirect parent thereof to the extent permitted by Section 6.08(a)(iv) or (v),

(q) the issuance of Equity Interests (other than Disqualified Stock) (i) of the Borrower to Affiliates of the Borrower or (ii) of the Borrower or any Restricted Subsidiary for compensation purposes,

(r) Intellectual Property licenses or sublicenses granted to others, in each case in the ordinary course of business or consistent with past practice or that do not interfere in any material respect with the business of the Borrower’s or any other Restricted Subsidiary’s, taken as a whole,

(s) the Transactions (including Transaction Costs) and the payment of fees and expenses as part of or in connection with the Transactions,

(t) transactions with respect to which the Borrower delivers to the Administrative Agent a letter from an independent financial advisor of recognized national standing (or as is otherwise reasonably acceptable to the Administrative Agent) stating that such transaction is fair to the Borrower or any other applicable Restricted Subsidiary from a financial point of view,

(u) transactions pursuant to the Tax Receivable Agreement,

(v) any transaction effected as part of a Qualified Receivables Financing or a Qualified Receivables Factoring, and

(w) any transaction permitted under Sections 6.02, 6.03 (including any Permitted Tax Restructuring) and 6.05.

SECTION 5.19 Limitation on Lines of Business. The Borrower shall cause each other Restricted Subsidiary to, engage in all material respects in a Permitted Business, including those that are reasonably related thereto or are reasonable extensions thereof.

SECTION 5.20 Post-IPO Requirements. Promptly, and in any event no later than one (1) Business Day following the consummation of a Qualified IPO, the Borrower shall deliver a Borrower Designation Agreement in accordance with Section 1.12 and shall cause the Parent Borrower, Yellowstone Midco Holdings, LLC and Yellowstone InterCo Holdings, LLC to join as Loan Parties hereunder and to satisfy the Collateral and Guarantee Requirements. Immediately following the consummation of a Qualified IPO and the delivery of such Borrower Designation Agreement, (x) Yellowstone Borrower, LLC, Yellowstone Midco Holdings, LLC and Yellowstone Interco Holdings, LLC shall each be a wholly owned Restricted Subsidiary of the Parent Borrower, and the Parent Borrower shall own, directly or through its Restricted Subsidiaries, substantially all of the business and assets owned or conducted, directly or indirectly, by Yellowstone Borrower LLC immediately prior to the Qualified IPO and (y) Yellowstone Interco Holdings, LLC shall cease to be considered “Holdings” for purposes hereof (unless the context otherwise requires) and shall instead be treated as a Restricted Subsidiary of the Borrower for all purposes of this Agreement.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Cash Management Agreements and Secured Hedge Agreements) and all Letters of Credit shall have expired or terminated (other than Letters of Credit that have been cash collateralized or as to which arrangements reasonably satisfactory to the applicable Issuing Bank that issued such Letters of Credit shall have been made), each of the Borrower (on behalf of itself and the other Restricted Subsidiaries) and, prior to a Qualified IPO, Holdings (with respect to Section 6.03(c) only) covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness.

The Borrower will not, nor will it permit any other Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents (including any Incremental Facility and any Indebtedness incurred pursuant to Section 2.21),

(b) [reserved],

(c) Indebtedness existing on the Closing Date (and, solely with respect to such Indebtedness in an outstanding principal amount in excess of $2,000,000 individually set forth on Schedule 6.01) and any Permitted Refinancing thereof,

(d) Indebtedness of the Borrower owed to any other Restricted Subsidiary and of any other Restricted Subsidiary owed to the Borrower or any other Restricted Subsidiary; provided that (i) Indebtedness of the Borrower or any Subsidiary Loan Party owed to any Non-Loan Party Restricted Subsidiary shall be subordinated to the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent and the Borrower, (ii) Indebtedness owed to any Captive Insurance Subsidiary shall only be subordinated to the extent permitted by applicable laws, rules or regulations and (iii) the related Investment is permitted by Section 6.04(d),

(e) Guarantees by the Borrower of Indebtedness of any other Restricted Subsidiary and by any other Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees permitted under this clause (e) shall be subordinated to the Loan Document Obligations of the Borrower or the applicable Restricted Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations and (iii) the related Investment is permitted by Section 6.04,

(f) Indebtedness (including Attributable Indebtedness) of the Borrower or any other Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any assets, including Capital Lease Obligations, and any Indebtedness assumed by the Borrower or any other Restricted Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof; provided that (x) such Indebtedness (other than Permitted Refinancings) is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement and (y) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not (except as permitted by the definition of “Permitted Refinancing”) exceed at any time outstanding the greater of (x) $7,000,000 and (y) 35.0% of TTM Consolidated EBITDA at the time of such incurrence; provided, further, that Capital Lease Obligations incurred in connection with any Sale and Lease-Back Transaction will be permitted so long as the aggregate principal amount of Indebtedness incurred in connection with such Sale and Lease-Back Transactions shall not exceed at any time outstanding the greater of (x) $2,000,000 and (y) 10.0% of TTM Consolidated EBITDA at the time of such incurrence,

(g) so long as no Event of Default will exist immediately after giving Pro Forma Effect to the assumption thereof (subject to the Limited Condition Transaction provisions), Acquired Indebtedness of the Borrower or any other Restricted Subsidiary assumed or acquired in connection with any Permitted Acquisition or other permitted Investment and not created in contemplation thereof; provided that any such Indebtedness of any Non-Loan Parties does not exceed in the aggregate at any time outstanding the greater of (x) $10,000,000 and (y) 50.0% of TTM Consolidated EBITDA at the time of assumption thereof,

(h) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business or consistent with past practice,

(i) Indebtedness of the Borrower or any other Restricted Subsidiary in respect of performance bonds, customs bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, letters of credit and similar obligations, in each case provided in the ordinary course of business or consistent with past practice,

(j) Indebtedness of any Loan Party pursuant to any Swap Agreement or Cash Management Agreement (including, without limitation, in connection with any Qualified Receivables Financing),

(k) Indebtedness of the Borrower or any other Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice,

(l) Indebtedness representing deferred compensation to current or former consultants, employees or directors of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practices of the Borrower and the other Restricted Subsidiaries,

(m) Indebtedness in respect of promissory notes issued to consultants, employees or directors or former employees, consultants or directors in connection with repurchases of Equity Interests permitted by Section 6.08,

(n) Indebtedness of any Foreign Subsidiary or any other Non-Loan Party (including in respect of local lines of credit), collectively, in an amount not to exceed $20,000,000 at any time outstanding, and Guarantees provided by the Loan Parties and their Restricted Subsidiaries in respect thereof,

(o) unsecured Indebtedness owing to future, current or former employees, officers, consultants or directors of the Borrower or any Restricted Subsidiary in connection with the repurchase of Equity Interests of the Borrower or any of its direct or indirect parent companies issued to any of the aforementioned future, current or former employees, officers, consultants, managers or directors of the Borrower or any other Restricted Subsidiary not to exceed the greater of (x) $2,000,000 and (y) 10.0% of TTM Consolidated EBITDA at any time outstanding,

(p) the incurrence by the Borrower or any of the other Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business or consistent with past practice, so long as such Indebtedness is extinguished within fifteen (15) Business Days,

(q) the incurrence of Indebtedness arising from agreements of the Borrower or any other Restricted Subsidiary providing for indemnification, adjustment of purchase price, holdback, deferred compensation, earn-outs, contingent payment obligations or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or capital stock,

(r) (i) the incurrence of Indebtedness resulting from endorsements of negotiable instruments for collection in the ordinary course of business or consistent with past practice and (ii) the incurrence of Indebtedness in connection with judgments that do not constitute an Event of Default under Section 7.01(i),

(s) Indebtedness of the Borrower or any other Restricted Subsidiary in respect of treasury, depository, credit or debit card, purchasing card, cash pooling or cash management services or any automated clearing house transfers of funds, netting services, overdraft protection and otherwise in connection with deposit, securities and commodities accounts, credit card programs and other banking arrangements,

(t) the incurrence or issuance by the Borrower or any other Restricted Subsidiaries of any additional Indebtedness in an aggregate principal amount not to exceed the greater of (x) $8,000,000 and (y) 40.0% of TTM Consolidated EBITDA at the time of such incurrence at any time outstanding,

(u) Indebtedness incurred in a Qualified Receivables Financing or Qualified Receivables Factoring that is not recourse to the Borrower or any other Restricted Subsidiary (except for Standard Securitization Undertakings) other than (i) a Receivables Subsidiary or (ii) a Person described in the definition of “Factoring Transaction”, so long as the aggregate principal amount of Indebtedness incurred in connection with such Qualified Receivables Financing or Qualified Receivables Factoring shall not exceed in the aggregate at any time outstanding $200,000,000,

(v) Indebtedness incurred by the Borrower or any other Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business or consistent with past practice,

(w) unfunded pension fund or other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law,

(x) Indebtedness incurred or deemed to be incurred in the ordinary course of business in connection with supply-chain financing programs or similar arrangements,

(y) Indebtedness incurred or deemed to be incurred pursuant to a Permitted Tax Restructuring,

(z) Indebtedness in an aggregate principal amount not to exceed the Available Amount;

(aa) any Permitted Incremental Equivalent Debt and any Permitted Refinancing thereof;

(bb) Attributable Indebtedness (including all guarantees thereof) pursuant to Sale and Lease-back Transactions in an aggregate amount not to exceed the greater of (x) $2,000,000 and (y) 10.0% of TTM Consolidated EBITDA at any time outstanding;

(cc) Indebtedness incurred or deemed to be incurred in connection with any Qualified IPO or the IPO Reorganization Transactions (in each case, other than any third party Indebtedness for borrowed money); and

(dd) Indebtedness consisting of seller notes issued in connection with a Permitted Acquisition or other permitted Investment; provided that no Specified Default shall have occurred and be continuing at the time of issuance of such seller notes or would result therefrom.

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness, the dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including OID) incurred in connection with such refinancing.

The accrual of fees, interest, the accretion or amortization of OID, and the payment of interest in the form of additional Indebtedness with the same terms, in each case, shall not be deemed to be a creation, incurrence, assumption or permission to exist of Indebtedness for purposes of this Section 6.01.

SECTION 6.02 Liens. The Borrower will not, and will not permit any other Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except (collectively, “Permitted Liens”):

(a) Liens created by the Loan Documents,

(b) Permitted Encumbrances,

(c) any Lien on any property or asset of the Borrower or any other Restricted Subsidiary existing on the Closing Date (and, solely with respect to such Lien securing Indebtedness in an outstanding principal amount in excess of $2,000,000 individually, set forth on Schedule 6.02) and any Lien granted as a replacement; provided that any such Lien shall (i) not apply to any other property or asset of the Borrower or any other Restricted Subsidiary except for any replacements, additions and accessions thereto and any proceeds, income or profits thereof and (ii) secure only those obligations which it secures on the Closing Date and Permitted Refinancings thereof (except that customary cross-collateral arrangements shall be permitted),

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any other Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary securing Indebtedness permitted by Section 6.01(g); provided that (A) such Lien is not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, as applicable, (B) such Lien shall not apply to any other property or asset of the Borrower or any other Restricted Subsidiary except for any replacements, additions and accessions thereto and any proceeds, income or profits thereof and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as applicable, and Permitted Refinancings thereof (except that customary cross-collateral arrangements shall be permitted),

(e) Liens on assets acquired, constructed or improved by the Borrower or any other Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(f) (including Permitted Refinancings thereof and customary cross-collateral arrangements) or other ordinary course obligations of the Borrower and any other Restricted Subsidiary, (ii) such security interests and the Indebtedness (other than Permitted Refinancings) or other ordinary course obligations secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement and (iii) such security interests shall not apply to any other property or assets of the Borrower or any other Restricted Subsidiary except for any replacements, additions and accessions thereto and any proceeds, income or profits thereof,

(f) Liens (i) arising from filing Uniform Commercial Code financing statements regarding leases, (ii) of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon and (iii) in favor of a banking institution encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry,

(g) Liens securing Swap Agreements incurred in accordance with Section 6.01,

(h) Liens in favor of the Borrower or another Loan Party,

(i) licenses, sublicenses, leases or subleases granted to others, in each case in the ordinary course of business or consistent with past practice or that do not interfere in any material respect with the business of the Borrower or any other Restricted Subsidiary, taken as a whole,

(j) Liens on assets of any Foreign Subsidiary or any other Non-Loan Party securing Indebtedness permitted by Section 6.01(n),

(k) Liens on assets of the Borrower or the other Restricted Subsidiaries not otherwise permitted by this Section 6.02, so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed at any time outstanding the greater of (x) $8,000,000 and (y) 40.0% of TTM Consolidated EBITDA at the time of such incurrence,

(l) Liens securing Indebtedness permitted by Sections 6.01(d), (p), (s), (aa), (bb), (cc) and (z); provided, that if such Indebtedness permitted by Sections 6.01(d) or (z) is secured by a Lien on the Collateral, such Indebtedness shall be secured by a Lien on the Collateral on a junior basis to the Lien on the Collateral securing the Obligations,

(m) Liens on Equity Interests of an Unrestricted Subsidiary,

(n) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes,

(o) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods,

(p) Liens solely on any cash earnest money deposits made by the Borrower or any other Restricted Subsidiary with any letter of intent or purchase agreement permitted hereunder,

(q) (A) Liens on Receivables Assets and related assets or created in respect of bank accounts into which are deposited only the collections in respect of Receivables Assets that have been, sold, conveyed, assigned or otherwise transferred or purported to be sold, conveyed, assigned or otherwise transferred in connection with a Qualified Receivables Factoring and/or Qualified Receivables Financing and (B) Liens securing Indebtedness or other obligations of any Receivables Subsidiary, in an aggregate amount not to exceed $200,000,000 at any time outstanding,

(r) deposits made or other security provided in the ordinary course of business or consistent with past practice to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations,

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business or consistent with past practice,

(t) Liens securing Cash Management Agreements and other bank products,

(u) Liens on property or assets used, or placed in escrow, to redeem, repay, defease or to satisfy and discharge Indebtedness,

(v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business or consistent with past practice,

(w) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto,

(x) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business,

(y) Liens incurred or deemed incurred in the ordinary course of business in connection with supply-chain financing programs and similar arrangements,

(z) security given to a public utility or any municipality or Governmental Authority when required by such utility or Governmental Authority in connection with the operations of that Person in the ordinary course of business or consistent with past practice, and

(aa) Liens securing seller notes pursuant to Section 6.01(dd).

SECTION 6.03 Fundamental Changes.

(a) The Borrower will not, nor will it permit any other Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that (i) any Loan Party and any other Restricted Subsidiary may merge with and into the Borrower in a transaction in which the surviving entity is a Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and, if such surviving entity is not the Borrower, such Person expressly assumes, in writing, all the obligations the Borrower under the Loan Documents, (ii) any Restricted Subsidiary (other than the Borrower) may merge with and into any other Restricted Subsidiary (other than the Borrower) in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger is a Subsidiary Loan Party, the surviving entity is or becomes a Subsidiary Loan Party concurrently with such merger (unless such merger otherwise constitutes a permitted Investment or a permitted disposition), (iii) any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders (it being understood that in the case of any liquidation or dissolution of a Subsidiary Loan Party, such Subsidiary shall at or before the time of such liquidation or dissolution transfer its assets to another Guarantor in the same jurisdiction or another jurisdiction reasonably acceptable to the Administrative Agent unless such disposition of assets is otherwise permitted hereunder), (iv) any asset sale permitted by Section 6.05 or Investment permitted by Section 6.04 and (v) the Loan Parties and their respective Restricted Subsidiaries may consummate the Transactions and any Permitted Tax Restructuring.

(b) [Reserved].

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, Holdings will not conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any material business or operations or own any assets other than (i) its ownership of the Equity Interests of the Borrower and its Subsidiaries and activities incidental thereto, (ii) the maintenance of its existence (including the ability to incur and pay, as applicable, fees, costs and expenses and taxes relating to such maintenance) and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees, (iii) activities relating to the performance of obligations under the Loan Documents and the documentation governing other permitted Indebtedness to which it is a party, (iv) the making of Restricted Payments permitted to be made by Holdings pursuant to Section 6.08, (v) the receipt of Restricted Payments permitted to be made to Holdings under Section 6.08, (vi) activities expressly permitted by this Agreement (including in connection with a Permitted Acquisition (but for the avoidance of doubt, Holdings may not enter into any Permitted Acquisitions itself as the acquiror, but shall be permitted to perform activities in connection therewith)) and activities related thereto, (vii) engage in any public offering of its common stock or any other issuance or sale or repurchase of its Equity Interests, in each case to the extent not resulting in a Change of Control, (viii) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group and the provision of administrative and advisory services (including treasury and insurance services) to the Borrower and its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries, (ix) holding any cash or property (but not operating any property), (x) making and receiving of any Investments permitted hereunder,

(K) providing indemnification to officers and directors, (xi) activities relating to any Qualified IPO, (xii) the performance of its obligations with respect to the Transactions and the Loan Documents and any other documents governing Indebtedness of the Borrower or its Subsidiaries permitted hereby, (xiii) activities incidental to Permitted Acquisitions or similar Investments consummated by the Borrower and its Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or Investments incidental to such Permitted Acquisitions or similar Investments, (xiv) any transaction with the Borrower or any Subsidiary to the extent permitted under Article V or this Article VI, (xv) transactions in connection with a Permitted Tax Restructuring and (xvi) any activities incidental or reasonably related to the foregoing.

(d) Nothing in this Section 6.03 shall prevent the Loan Parties from carrying out any Permitted Tax Restructuring.

(e) Nothing in this Section 6.03 shall prevent the Borrower and the Restricted Subsidiaries from consummating the IPO Reorganization Transactions.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any other Restricted Subsidiary to, purchase or acquire any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make any loans or advances to, Guarantee any obligations of, or make any extension of credit to, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (collectively, “Investments”), except:

(a) Permitted Acquisitions and Investments acquired in connection therewith,

(b) Permitted Investments,

(c) Investments existing on the Closing Date (and, solely with respect to such Investment in an outstanding amount in excess of $2,000,000 individually, set forth on Schedule 6.04) and any Investments consisting of extensions, modifications or renewals of any such Investments (excluding any such extensions, modifications or renewals involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or OID or payment-in-kind pursuant to the terms, as of the Closing Date, of the original Investment so extended, modified or renewed or is otherwise permitted by this Section 6.04 or as a result of any unused commitment in respect thereof,

(d) Investments by the Borrower or any other Restricted Subsidiaries in or to the Borrower or any other Restricted Subsidiaries; provided that the aggregate amount of Investments by Loan Parties in Non-Loan Parties at any time outstanding pursuant to this Section 6.04(d) shall not exceed (i) an amount equal to greater of (x) $4,000,000 and (y) 20.0% of TTM Consolidated EBITDA plus (ii) the amount of any equity contributions made to the Borrower in connection with Permitted Acquisitions of Persons that will not become Loan Parties or assets to be owned by Persons that will not become Loan Parties; provided, further, that any Equity Interests of any such Restricted Subsidiary and any promissory notes issued by any such Restricted Subsidiary that is a Non-Loan Party held by a Loan Party shall be pledged pursuant to the Collateral Agreement (in each case, subject to the limitations referred to in the definition of “Collateral and Guarantee Requirement”),

(e) Guarantees constituting Indebtedness permitted by Section 6.01 and performance guarantees in the ordinary course of business; provided that if the Indebtedness being Guaranteed is contractually subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms (taken as a whole) at least as favorable to the Lenders as those contained in the subordination of such Indebtedness,

(f) Investments in joint ventures of the Borrower or any other Restricted Subsidiary; provided that the aggregate amount of such Investments outstanding at any time under this clause (f) shall not exceed the greater of (x) $4,000,000 and (y) 20.0% of TTM Consolidated EBITDA;

(g) receivables or other trade payables owing to the Borrower or any other Restricted Subsidiary if created or acquired in the ordinary course of business or consistent with past practice and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Borrower or any such other Restricted Subsidiary deems reasonable under the circumstances,

(h) Investments consisting of Equity Interests, obligations, securities or other property received in settlement of delinquent accounts of and disputes with customers and suppliers in the ordinary course of business and owing to the Borrower or any other Restricted Subsidiary or in satisfaction of judgments,

(i) Investments by the Borrower or any other Restricted Subsidiary in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice,

(j) loans or advances by the Borrower or any other Restricted Subsidiary to future, current or former employees, officers, managers, directors, consultants and other individual service providers of the Borrower or any other Restricted Subsidiary (including travel, entertainment and relocation expenses) made in the ordinary course of business or consistent with past practice in an aggregate amount not to exceed the greater of (x) $1,500,000 and (y) 7.5% of TTM Consolidated EBITDA at any time outstanding,

(k) Investments in the form of Swap Agreements and Cash Management Agreements, other treasury, depository, credit or debit card, purchasing card, cash pooling or cash management services or any automated clearing house transfers of funds, netting services, overdraft protections and otherwise in connection with deposit, securities, and commodities accounts arising in the ordinary course of business,

(l) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower or any other Restricted Subsidiary or consolidates or merges, in one transaction or a series of transactions, with the Borrower or any of the other Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger,

(m) Investments received in connection with the dispositions of assets permitted by Section 6.05, other than Section 6.05(d),

(n) Investments constituting deposits or other amounts constituting “Permitted Encumbrances”,

(o) [reserved],

(p) Investments in any Permitted Business in an aggregate amount not to exceed the greater of (x) $5,000,000 and (y) 25.0% of TTM Consolidated EBITDA at any time outstanding,

(q) [reserved],

(r) Investments by the Borrower or any other Restricted Subsidiary (including Investments in Permitted Acquisitions) in an aggregate amount not exceeding the Available Amount immediately prior to the time of the making of any such Investment,

(s) Investments by the Borrower or any other Restricted Subsidiary in an amount not to exceed the greater of (x) $8,000,000 and (y) 40.0% of TTM Consolidated EBITDA as of the date of such Investment in the aggregate at any time outstanding,

(t) Investments, loans and advances by the Borrower or any other Restricted Subsidiary to any Captive Insurance Subsidiary in an amount equal to (A) the capital required under the applicable laws or regulations of the jurisdiction in which such Captive Insurance Subsidiary is formed or determined by independent actuaries as prudent and necessary capital to operate such Captive Insurance Subsidiary plus (B) any reasonable general corporate and overhead expenses of such Captive Insurance Subsidiary,

(u) additional Investments so long as on a Pro Forma Basis, immediately after giving effect to the making of such Investment, the First Lien Net Leverage Ratio shall not exceed 2.50 to 1.00,

(v) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business of the Borrower and the other Restricted Subsidiaries in the ordinary course of business or consistent with past practice,

(w) Investments made pursuant to any Permitted Tax Restructuring or the IPO Reorganization Transactions,

(x) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing or a Qualified Receivables Factoring, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing, Qualified Receivables Factoring or any related Indebtedness, such Indebtedness in an amount not to exceed $200,000,000 in the aggregate at any time outstanding,

(y) advances, loans or extensions of trade credit in the ordinary course of business,

(z) Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers,

(aa) the Transactions,

(bb) Investments consisting of the licensing or contribution of Intellectual Property rights in the ordinary course of business, which are not otherwise restricted under the Loan Documents,

(cc) to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements that are in the ordinary course of business or consistent with past practice, and

(dd) the Borrower and any Restricted Subsidiary may make Investments constituting any part of a Qualified IPO or IPO Reorganization Transaction.

For purposes of covenant compliance, the amount of any Investment outstanding at any time shall be the original cost of such Investment (without adjustment for any increases or decreases in the value of such Investments), reduced by (except in the case of any Investments made using the Available Amount pursuant to Section 6.04(r) and returns which are included in the Available Amount pursuant to the definition thereof) any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or any other Restricted Subsidiary in respect of such Investment and the Fair Market Value of any asset returned to the Borrower or any other Restricted Subsidiary in respect of such Investment.

SECTION 6.05 Asset Sales. The Borrower will not, and will not permit any other Restricted Subsidiary to, sell, transfer, lease, license or otherwise dispose of any asset, including any Equity Interest owned by it (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Borrower or any other Restricted Subsidiary) involving aggregate payments or consideration for assets having a Fair Market Value in excess of the greater of (x) $3,000,000 and (y) 15.0% of TTM Consolidated EBITDA for any individual transaction or series of related transactions, except:

(a) sales, transfers and dispositions of (i) inventory in the ordinary course of business or consistent with past practice, (ii) used, damaged, obsolete, worn out, negligible or surplus equipment or property in the ordinary course of business or consistent with past practice and (iii) property (including any leasehold property interest) that is no longer (x) economically practical in its business, (y) commercially desirable or commercially reasonable to maintain or (z) used or useful in the conduct of the business of the Borrower or any of its Restricted Subsidiaries,

(b) sales, transfers and dispositions to the Borrower or any other Restricted Subsidiary,

(c) sales, transfers and dispositions of products, services or accounts receivable (including at a discount) in connection with the compromise, settlement or collection thereof in the ordinary course or consistent with past practice,

(d) sales, transfers and dispositions of property to the extent such property constitutes an investment permitted by Section 6.04, other than Section 6.04(m),

(e) Sale and Lease-Back Transactions,

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any other Restricted Subsidiary,

(g) (i) sales, transfers and dispositions of Non-Core Assets in connection with a Permitted Acquisition or other Investment permitted hereunder which, in the reasonable good faith judgment of the Borrower, are not used or useful or are duplicative in the business of Borrower and the other Restricted Subsidiaries or as required by regulatory (including antitrust) authorities and (ii) sales, transfers and dispositions of assets not constituting Collateral,

(h) exchanges of property for similar replacement property for fair value,

(i) assets set forth on Schedule 6.05,

(j) the sale or other disposition of Permitted Investments in the ordinary course of business or consistent with past practice,

(k) the sale or disposition of any assets or property received as a result of a foreclosure or any settlement of claims by the Borrower or any other Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default,

(l) the licensing, cross-licensing or sublicensing of Intellectual Property granted to others, in each case in the ordinary course of business or consistent with past practice or that do not interfere in any material respect with the business of the Borrower or any of the other Restricted Subsidiaries, taken as a whole,

(m) the sale, lease, conveyance, disposition or other transfer of (i) the Equity Interests of, or any Investment in, any Unrestricted Subsidiary or (ii) Investments (other than Investments in any Restricted Subsidiary) made pursuant to Section 6.04(s),

(n) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind,

(o) leases or subleases to third persons in the ordinary course of business or consistent with past practice that do not interfere in any material respect with the business of the Borrower or any of the other Restricted Subsidiaries,

(p) the sale of Equity Interests in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements entered into in the ordinary course of business or consistent with past practice between joint venture parties and set forth in joint venture agreements,

(q) sales, transfers, leases and other dispositions of assets in any fiscal year in an aggregate amount not to exceed the greater of (x) $2,000,000 and (y) 10.0% of TTM Consolidated EBITDA,

(r) the sale of Equity Interests in a Subsidiary formed after the Closing Date to a Strategic Investor within eighteen (18) months of the formation of such Subsidiary in the ordinary course of business such that such newly-formed Subsidiary becomes a Qualified Joint Venture as long as such Subsidiary continues to constitute a Qualified Joint Venture (it being agreed that such sale shall not be deemed permitted pursuant to this clause (r) if the applicable Person ceases to be a Qualified Joint Venture),

(s) transactions permitted pursuant to Section 6.02, Section 6.03 and Section 6.08 (other than by reference to this Section 6.05),

(t) additional sales, transfers, leases and other dispositions so long as (i) at the time of making such sale, transfer, lease or other disposition, no Specified Default shall have occurred and be continuing at the time of entrance into the agreement effectuating such disposition, (ii) such sales, transfers, leases and other dispositions are made for Fair Market Value as reasonably determined by the Borrower in good faith, (iii) for any such sale, transfer, lease or other disposition with consideration in excess of the greater of (x) $3,000,000 and (y) 15.0% of TTM Consolidated EBITDA, at least 75% of such consideration consists of cash or Permitted Investments (and for purposes of making the foregoing determination, each of the following shall be deemed “cash consideration”: (1) any liabilities, as shown (or as would be shown) on the then most recent balance sheet of the Borrower and its consolidated Subsidiaries that are extinguished or assumed by the transferee of any such assets pursuant to a customary novation agreement or other customary agreement that releases the Borrower or the other applicable Restricted Subsidiary from all liability thereunder or with respect thereto; and (2) any securities, notes or other obligations received by the Borrower or such other Restricted Subsidiary from the transferee that are converted to cash or Permitted Investments within one hundred eighty (180) days after receipt, to the extent of the cash or Permitted Investments received in that conversion, plus (for all such sales, transfers, leases and other dispositions permitted hereby) an aggregate additional amount of non-cash consideration in the amount not to exceed the greater of (x) $3,000,000 and (y) 15.0% of TTM Consolidated EBITDA) and (iv) the Net Proceeds of such sales, transfers, leases and other dispositions are subject to the mandatory prepayment provisions set forth in Section 2.11(d),

(u) sales, transfers, abandonments, allowances to lapse or other dispositions of Intellectual Property (i) in the ordinary course of business or consistent with past practice, (ii) that do not have a material and adverse impact on the business of the Borrower and the other Restricted Subsidiaries, taken as a whole, or (iii) that are immaterial to or no longer used in or necessary for the conduct of such business,

(v) a sale, assignment or other transfer of (i) equipment receivables, or participations therein, and related assets or (ii) Receivables Assets, or participations therein, and related assets (A) to a Receivables Subsidiary in a Qualified Receivables Financing or (B) to any other Person in a Qualified Receivables Factoring,

(w) a sale, assignment or other transfer of Receivables Assets, or participations therein, and related assets by a Receivables Subsidiary in a Qualified Receivables Financing, and

(x) any sale, assignment or other disposition in the ordinary course of business in connection with supply-chain financing programs or similar arrangements.

SECTION 6.06 [Reserved].

SECTION 6.07 [Reserved].

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrower will not, and will not permit any other Restricted Subsidiary to, declare or make any Restricted Payment, except:

(i) the Borrower may declare and pay Restricted Payments with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock,

(ii) Restricted Subsidiaries may declare and pay Restricted Payments ratably with respect to their capital stock, membership or partnership interests or other similar Equity Interests,

(iii) the Borrower and the other Restricted Subsidiaries may declare and pay Restricted Payments, the proceeds of which are used by a direct or indirect parent thereof to purchase or redeem Equity Interests of such direct or indirect parent thereof acquired by employees, consultants, officers, managers or directors of Holdings, the Borrower or any other Restricted Subsidiary; provided that the aggregate amount of Restricted Payments under this clause (iii) shall not exceed the greater of (x) $1,500,000 and (y) 7.5% of TTM Consolidated EBITDA in any fiscal year (and, to the extent that the aggregate amount of purchases or redemptions made in any fiscal year pursuant to this clause (iii) is less than such capped amount, any excess available amounts from such year (or any prior year) may be carried forward and used for such purpose in any subsequent fiscal year, but in no event will the aggregate amount of such Restricted Payments exceed the greater of (x) $3,000,000 and (y) 15.0% of TTM Consolidated EBITDA in any fiscal year),

(iv) prior to the consummation of a Qualified IPO, the Borrower and any other Restricted Subsidiary may make Restricted Payments to Holdings to pay (or to permit Holdings to make a payment to any direct or indirect parent of Holdings to enable such direct or indirect parent of Holdings to pay) corporate overhead expenses incurred in the ordinary course and as may be necessary to permit Holdings (or any direct or indirect parent thereof) to pay their expenses and liabilities incurred in the ordinary course, including, without limitation, (A) customary and reasonable salary, bonus and other compensation and benefits payable to officers, employees and consultants of the Borrower or any direct or indirect parent thereof, (B) customary and reasonable fees and expenses paid to members of the board of directors of Holdings or any direct or indirect parent thereof or payments in respect of indemnification obligations to such board members, (C) reasonable general corporate overhead expenses of Holdings or any direct or indirect parent thereof, to the extent allocable to the operations of the Borrower and the other Restricted Subsidiaries, (D) franchise taxes and other similar licensing expenses, in each case required to maintain its corporate existence and (E) fees and expenses relating to any unsuccessful debt or equity financing,

(v) for any taxable period prior to a Qualified IPO for which, for U.S. federal, state, local and/or non-U.S. income tax purposes, the Borrower and/or any of its Subsidiaries is a member of a group filing a consolidated, combined, affiliated or unitary income tax return of which Holdings or any direct or indirect parent of Holdings is the common parent, or for which the Borrower is a disregarded entity owned directly or indirectly by a corporate parent, dividends or distributions, directly or indirectly, to Holdings or such other common parent or to such corporate parent (as applicable) in amounts required for Holdings or such other common parent or such corporate parent to pay any such U.S. federal, state, local and/or non-U.S. income Taxes imposed on such entity to the extent such taxes are attributable to the taxable income of the Borrower and/or its applicable Subsidiaries, as applicable; provided that (1) with respect to each such taxable period, the amount of such distributions or dividends made in respect of such taxable period shall not exceed the amount that the Borrower and/or its applicable Subsidiaries, as applicable, would have been required to pay on a separate company basis or on a consolidated basis calculated as if the Borrower and/or such Subsidiaries had been a standalone corporation or had paid tax on a consolidated, combined, affiliated, or unitary basis on behalf of a group consisting only of Borrower and/or such Subsidiaries (as applicable), in each case for all taxable periods ending after the Closing Date, and (2) dividends or distributions permitted pursuant to this clause (v) attributable to the taxable income of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid by any Unrestricted Subsidiary to the Borrower or its Subsidiary Guarantors for such purpose, provided that the foregoing limitation in this clause (2) shall not apply with respect to any taxable period of any Unrestricted Subsidiary to the extent that (A) any losses, credits, or other tax attributes of such Unrestricted Subsidiary were utilized by the Borrower and/or its Restricted Subsidiaries (or any direct or indirect parent thereof) with respect to any prior taxable period ending after the Closing Date, (B) such Unrestricted Subsidiary was not compensated by the Borrower and/or its Restricted Subsidiaries (or any direct or indirect parent thereof) for such use of such tax attributes and (C) such tax attributes would have otherwise reduced the taxable income of such Unrestricted Subsidiary for the current taxable period in question, and (3) dividends or distributions otherwise permitted pursuant to this clause (v) shall be permitted only to the extent such dividends or distributions relate to taxes that are paid after the Closing Date (each such distribution permitted under this Section 6.08(a)(v), a “Tax Distribution”),

(vi) cashless repurchases of Equity Interests of the Borrower deemed to occur upon exercise of stock options or warrants or upon vesting of common stock, if such Equity Interests represent a portion of the exercise price or withholding obligations of such options, warrants or common stock,

(vii) the Borrower and the other Restricted Subsidiaries may make a payment of any dividend or other distribution or the consummation of any irrevocable redemption within sixty (60) days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement,

(viii) the Borrower and the other Restricted Subsidiaries may make payments, directly or indirectly, to any direct or indirect Parent Company of the Borrower to pay (A) so long as no Event of Default has occurred and is continuing immediately after giving effect thereto, management, consulting, advisory, incentive or similar fees payable to any Permitted Holder and fees in respect of any financings, acquisitions or dispositions with respect to which any Permitted Holder acts as an adviser to the Borrower or any other Restricted Subsidiary and (B) indemnities and expense reimbursements payable to the Permitted Holders, in each case, to the extent permitted by Section 5.18,

(ix) the Borrower and the other Restricted Subsidiaries may make distributions, directly or indirectly, to any direct or indirect parent of the Borrower to enable the applicable entity to pay fees and expenses in connection with the Transactions,

(x) the Borrower and the other Restricted Subsidiaries may make additional Restricted Payments in an aggregate amount not exceeding the Available Amount immediately prior to the time of the making of such Restricted Payment; provided that no Event of Default has occurred and is continuing immediately after giving effect thereto,

(xi) the Borrower may make Restricted Payments to Holdings to pay any non-recurring fees, cash charges, cost and expenses incurred in connection with the issuance of Equity Interests or Indebtedness,

(xii) additional Restricted Payments so long as on a Pro Forma Basis, immediately after giving effect to the making of such Restricted Payment, the Total Net Leverage Ratio shall be no greater than 2.25:1.00,

(xiii) additional Restricted Payments in an aggregate amount not to exceed the greater of (x) $6,000,000 and (y) 30.0% of TTM Consolidated EBITDA as of the date of such Restricted Payment,

(xiv) the Borrower and the other Restricted Subsidiaries may make payments for the repurchase of Equity Interests deemed to occur upon the exercise of options, rights or warrants to the extent such Equity Interests represent a portion of the exercise price of those options, rights or warrants,

(xv) the Borrower and the other Restricted Subsidiaries may make cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the conversion of any convertible debt securities of the Borrower and the other Restricted Subsidiaries,

(xvi) additional Restricted Payments made pursuant to any Permitted Tax Restructuring,

(xvii) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Factoring or Qualified Receivables Financing and the payment or distribution of Receivables Fees,

(xviii) the distribution, as a dividend or otherwise, of Equity Interests of, or Indebtedness owed to, the Borrower or any other Restricted Subsidiary by, Unrestricted Subsidiaries (other than any Unrestricted Subsidiary the principal assets of which are cash or Cash Equivalents),

(xix) payment of fees and reimbursement of other expenses to the Permitted Holders in connection with the Transactions and otherwise permitted by Section 5.18 shall be permitted, and

(xx) the declaration and payment of Restricted Payments to pay AHYDO Payments with respect to Indebtedness of any direct or indirect parent of the Borrower; provided that the proceeds of such Indebtedness have been contributed to the Borrower as a capital contribution,

(xxi) Restricted Payments constituting any part of a Qualified IPO or the IPO Reorganization Transactions, and

(xxii) (i) payments payable pursuant to the Tax Receivable Agreement and (ii) so long as no Specified Default has occurred and is continuing immediately after giving effect thereto, any Restricted Payment of (x) the Tax Receivable Agreement (or the rights thereunder) or (y) the Equity Interests of a direct or indirect Restricted Subsidiary of the Borrower formed after the Closing Date to hold the Tax Receivable Agreement, provided that cancellation of Indebtedness owing to the Borrower or any other Restricted Subsidiary from members of management of the Borrower, any of the Borrower’s direct or indirect parent companies or any of the other Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of the Borrower’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment.

(b) The Borrower will not, and will not permit any other Restricted Subsidiary to, make prior to any scheduled repayment, sinking fund payment or maturity any voluntary payment or other voluntary distribution (whether in cash, securities or other property) of or in respect of principal of or interest on, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Indebtedness (other than the intercompany loans among the Borrower and the other Restricted Subsidiaries) in an aggregate outstanding principal amount in excess of the greater of (x) $4,000,000 and (y) 20.0% of TTM Consolidated EBITDA (“Specified Indebtedness”), except:

(i) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than, in the case of Subordinated Indebtedness, as prohibited by the subordination provisions thereof,

(ii) the conversion or exchange of any Specified Indebtedness into, or redemption, repurchase, prepayment, defeasance or other retirement of any such Indebtedness with the Net Proceeds of the issuance by the Borrower or any direct or indirect parent thereof of Equity Interests (or capital contributions in respect thereof) of the Borrower or such direct or indirect parent after the Closing Date to the extent not Otherwise Applied, plus any fees and expenses in connection with such conversion, exchange, redemption, repurchase, prepayment, defeasance or other retirement,

(iii) the prepayment, redemption, defeasance, repurchase or other retirement of Specified Indebtedness in an aggregate amount not to exceed the Available Amount immediately prior to the time of the making thereof; provided that no Event of Default has occurred and is continuing immediately after giving effect thereto,

(iv) additional prepayments, redemptions, defeasances, repurchases or other retirements so long as (A) immediately after giving effect to the making of such prepayment, redemption, defeasance, repurchase or other retirement, no Event of Default shall have occurred and be continuing and (B) on a Pro Forma Basis, immediately after giving effect to the making of such prepayment, redemption, defeasance, repurchase or other retirement, the Total Net Leverage Ratio shall be no greater than 2.50:1.00,

(v) additional prepayments, redemptions, defeasances, repurchases or other retirements of Specified Indebtedness in an aggregate amount not to exceed the greater of (x) $4,000,000 and (y) 20.0% of TTM Consolidated EBITDA as of the date of such prepayment, redemption, defeasance, repurchase or other retirement,

(vi) refinancings of Indebtedness to the extent the Indebtedness being incurred in connection with such refinancing is a Permitted Refinancing,

(vii) if applicable, any AHYDO Payments with respect thereto, and

(viii) prepayments of intercompany debt among the Borrower and its Restricted Subsidiaries.

SECTION 6.09 [Reserved].

SECTION 6.10 Restrictive Agreements.

(a) Subject to Sections 6.10(b) through (d) below, the Borrower will not, and will not permit any other Restricted Subsidiary to enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any other Loan Party to create, incur or permit to exist any Lien upon any of its property or assets constituting Collateral or (other than with respect to the Borrower) to Guarantee the Obligations or (ii) the ability of any Restricted Subsidiary that is a Non-Loan Party to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances.

(b) Section 6.10(a) shall not apply to restrictions and conditions (i) imposed by law, rule or regulation or by any Loan Document, documentation governing any Permitted Refinancing (provided that such restrictions are not materially more restrictive (as determined in good faith by the Borrower), taken as a whole, than those contained in such agreements governing the Indebtedness being refinanced), or Indebtedness of a Non-Loan Party permitted to be incurred under this Agreement (provided that such restrictions shall apply only to such Non-Loan Party and its Subsidiaries), (ii) existing on the Closing Date and, solely with respect to any such restriction involving an outstanding principal amount in excess of $2,000,000, individually, set forth on Schedule 6.10 (and shall not apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restriction or condition), (iii) contained in agreements relating to the sale of the assets or Equity Interests of a Restricted Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and the seller thereof and such sale is permitted hereunder, (iv) contained in agreements relating to the acquisition of property; provided that such restrictions and conditions apply only to the property so acquired or the buyer thereof and were not created in anticipation of such acquisitions, (v) imposed by any customary provisions restricting assignment of any agreement entered into the ordinary course of business or consistent with past practice, (vi) affecting any Person acquired by or merged with or into the Borrower or any other Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary that was in existence at the time of such acquisition (or at the time it merges with or into the Borrower or any other Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which restrictions and conditions are not applicable to any Person, or the properties or assets of any person, other than the Person, or the property or assets of the Person, so acquired or designated (vii) effected in connection with a Qualified Receivables Factoring or Qualified Receivables Financing that, in the good faith determination of the Borrower, is necessary or advisable to effect such Qualified Receivables Factoring or Qualified Receivables Financing, as applicable, (viii)(A) imposed by any agreement relating to Secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness any replacements, additions and accessions thereto and any proceeds, income or profits thereof or (B) imposed by customary provisions in leases restricting the assignment thereof, (ix)(A) to customary provisions in joint venture agreements relating to purchase options, rights of first refusal or call or similar rights of a third party that owns Equity Interests in such joint venture or (B) to customary restrictions on leases, subleases, licenses, cross-licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate solely to the property interest, rights or the assets subject and any replacements, additions and accessions thereto and any proceeds, income or profits thereof or (x) that will not materially impair the Borrower’s ability to make payments under this Agreement and the other Loan Documents (as determined by the Borrower acting in good faith).

(c) For purposes of determining compliance with this Section 6.10, (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Equity Interests and (ii) the subordination of loans or advances made to the Borrower or any other Restricted Subsidiary to other Indebtedness incurred by the Borrower or any other Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 6.11 Amendment of Material Documents. The Borrower will not, and will not permit any other Restricted Subsidiary to, amend or otherwise modify its Organizational Documents to the extent such amendment or modification would be materially adverse to the Lenders, taken as a whole, in their capacity as such.

SECTION 6.12 Financial Covenant.

(a) The Borrower will not, and will not permit any of its Subsidiaries to:

(i) from March 31, 2026 to (but not including) the first Business Day following the occurrence of the Leverage Covenant Toggle Date, permit Revenue, as of the last day of each Test Period and measured on a trailing twelve (12) month basis, to be less than the amounts set forth below opposite the last day of such Test Period (the “Revenue Covenant”):

Date	Minimum Revenue
March 31, 2026	$245,591,268
June 30, 2026	$264,387,082
September 30, 2026	$319,190,794
December 31, 2026	$372,510,143
March 31, 2027	$426,903,024
June 30, 2027	$501,782,812
September 30, 2027	$554,984,539
December 31, 2027	$616,972,315
March 31, 2028	$676,839,498
June 30, 2028	$722,972,451
September 30, 2028	$758,499,673

(ii) from March 31, 2026 to (but not including) the first Business Day following the occurrence of the Leverage Covenant Toggle Date, permit Liquidity, as of the last day of each fiscal quarter, to be less than (A) initially, $105,000,000 or (B) upon and after the repayment in full of the Term Loans, 35.0% of the outstanding Revolving Commitments as of such date (the “Liquidity Covenant”).

(b) Commencing upon the occurrence of the Leverage Covenant Toggle Date, the Borrower shall not permit the First Lien Net Leverage Ratio, calculated on the last day of each fiscal quarter listed below, to be greater than the First Lien Net Leverage Ratio indicated below as of the last day of such fiscal quarter (the “Leverage Covenant” and, together with the Revenue Covenant and the Liquidity Covenant, collectively, the “Financial Covenant”):

Date	Maximum First Lien Net Leverage Ratio
March 31, 2026	4.50 to 1.00
June 30, 2026	4.50 to 1.00
September 30, 2026	4.50 to 1.00
December 31, 2026	4.50 to 1.00
March 31, 2027	4.25 to 1.00
June 30, 2027	4.25 to 1.00
September 30, 2027	4.25 to 1.00
December 31, 2027	4.25 to 1.00
March 31, 2028	4.00 to 1.00
June 30, 2028	4.00 to 1.00
September 30, 2028	4.00 to 1.00

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise,

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days (or ten (10) Business Days with respect to any amount other than interest),

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Subsidiary Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (except to the extent any such representation or warranty is qualified by “materially”, “Material Adverse Effect” or a similar term, in which case such representation or warranty shall prove to have been incorrect in any respect) when made or deemed made and, to the extent capable of being cured, such representation or warranty is not corrected thirty (30) days after the earlier to occur of (x) receipt by the Borrower of written notice of such inaccuracy from the Administrative Agent and (y) actual knowledge of such inaccuracy by a Responsible Officer of the Borrower,

(d) the Borrower or, prior to a Qualified IPO in the case of Section 6.03(c), Holdings, fails to (or, to the extent applicable, fails to cause any other Restricted Subsidiary (whether or not such Restricted Subsidiary is a Subsidiary of the Borrower) to) observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.04 (solely with respect to the existence of the Borrower), Section 5.20 or in Article VI; provided that the Financial Covenant is subject to cure pursuant to Section 7.02,

(e) Holdings, the Borrower or any Subsidiary Loan Party shall fail to (or, to the extent applicable, the Borrower fails to cause any other Restricted Subsidiary (whether or not such Restricted Subsidiary is a Subsidiary of the Borrower) to) observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in Section 7.01(a), (b) or (d)), and such failure shall continue unremedied for a period of thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent (which notice will be given at the request of Required Lenders),

(f) any event or condition occurs that results in any Material Indebtedness (in each case under this clause (f), other than the Obligations) becoming due prior to its scheduled maturity or that enables or permits (with the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf after the expiration of any applicable grace or cure period therefor to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than, with respect to Indebtedness consisting of Swap Agreements, as a result of any termination events or equivalent events (other than any additional termination events (or equivalent events)) and not as a result of any other default thereunder by any Loan Party) and the holder or holders of such Material Indebtedness (or any trustee or agent on its or their behalf, as the case may be) actually terminate its or their commitments thereunder and accelerate such Material Indebtedness; provided that (i) this clause (f) shall not apply to (A) Secured Indebtedness that becomes due solely as a result of the sale or transfer of, or casualty event with respect to, the property or assets (to the extent not prohibited under this Agreement) securing such Indebtedness, (B) any Indebtedness if (x) the sole remedy of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or non-performance of obligations related thereto or (y) sole option is to elect, in each case, to convert such Indebtedness into Equity Interests and cash in lieu of fractional shares or (C) in the case of Indebtedness which the holder thereof may elect to convert into Equity Interests, such Indebtedness from and after the date, if any, on which such conversion has been effected and (ii) this clause (f) shall not apply to the extent such failure has been waived by the holders of such Indebtedness or such termination and acceleration thereof have been rescinded prior to any termination of the Commitments or acceleration of the Loans hereunder,

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any other Material Subsidiary or its debts, or of all or substantially all of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any other Material Subsidiary or for all or substantially all of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered,

(h) Holdings, the Borrower or any other Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any other Material Subsidiary or for all or substantially all of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors,

(i) one or more final judgments for the payment of money (to the extent not paid or covered by independent third-party insurance or indemnity as to which the insurer or applicable indemnitor has been notified of such judgment or order and has not denied coverage or indemnity) in an aggregate amount in excess of the Threshold Amount shall be rendered against Holdings, the Borrower, any other Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any other Restricted Subsidiary to enforce any such judgment,

(j) (i) an ERISA Event occurs that when taken together with all other ERISA Events that have occurred, has resulted or would reasonably be expected to result in liability of the Borrower or an ERISA Affiliate that would reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower or an ERISA Affiliate in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect,

(k) any material Lien purported to be created under any material Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any Collateral with a fair value in excess of the Threshold Amount, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents to a Person that is not a Loan Party or (ii) as a result of any Uniform Commercial Code filings having lapsed because a UCC continuation statement was not filed in a timely manner or solely from the Collateral Agent’s no longer having possession of certificates, promissory notes or other instruments, in each case, actually received by it representing securities, indebtedness or other obligations owned by or owing to, as the case may be, any Loan Party, in each case, as pledged under any Security Document,

(l) the Guarantees of the Obligations by Holdings and the Subsidiary Loan Parties pursuant to the Collateral Agreement shall cease to be in full force and effect (other than in accordance with the terms of the Loan Documents) or shall be asserted in writing by Holdings, the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations, or

(m) a Change of Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in Section 7.01(g) or (h)), and at any time thereafter during the continuance of such event, (x) the Administrative Agent may, with the consent of, and, at the request of the Required Revolving Lenders shall, by notice to the Borrower, terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, (y) the Administrative Agent may, with the consent of, and, in the case of the following clause (i), at the request of the Required Term Lenders and, in the case of the following clause (ii), at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments in respect of the Term Loans, and thereupon such Commitments shall terminate immediately, and (ii) declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the Revolving Commitments of each Revolving Lender shall immediately terminate; and in case of any event with respect to the Borrower described in Section 7.01(g) or (h), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (z) the Administrative Agent may, with the consent of, and, at the request of the Required Lenders (or, if the maturity of the Loans has been accelerated, the Required Revolving Lenders) shall, require cash collateralization pursuant to Section 2.05(j).

Further, notwithstanding any other provisions in this Agreement or any other Loan Document to the contrary, (x) no Event of Default shall be treated as having occurred, no representation shall be treated as being untrue or inaccurate and no undertaking shall be treated as having been breached if the relevant Event of Default, untruth or inaccuracy or breach would not have occurred but for any fluctuation in exchange rates (in the case of any permitted Indebtedness and Liens that contain a limitation expressed in dollars and that, as a result of changes in exchange rates, is so exceeded, such debt will be permitted to be refinanced notwithstanding that, after giving effect to such refinancing, such excess shall continue) and (y) no notice of a Default or an Event of Default may be given by the Administrative Agent or any Lender with respect to any Default or Event of Default more than two (2) years after the date on which such Default or Event of Default occurred; provided that such two (2)-year limitation will not apply if (i) the Administrative Agent or the Required Lenders have exercised remedies or reserved rights in writing in respect of any Default or Event of Default prior to such time, in each case, in accordance with the terms of this Agreement, or (ii) the Borrower or any other Loan Party had actual knowledge of such Default or Event of Default and knowingly and willfully failed to notify the Administrative Agent to the extent required under, and in accordance with, the terms of this Agreement.

SECTION 7.02 Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails to comply with the requirements of the Financial Covenant set forth in Section 6.12 (a “Financial Covenant Default”), after the first day of the fiscal period for which the applicable Financial Covenant is being measured, but on or prior to the date that is fifteen (15) Business Days subsequent to the date on which the Compliance Certificate with respect to such fiscal period is required to be delivered pursuant to Section 5.01, the Borrower shall have the right to issue Permitted Securities (or any other contribution to capital) or sale or issuance of any other Equity Interests on terms reasonably satisfactory to the Administrative Agent) (collectively, the “Cure Right”); provided that at the Borrower’s option, the Borrower may elect to exercise such Cure Right prior to the date of the delivery of the applicable Compliance Certificate if the Borrower determines that it will fail to comply with the requirements of the Financial Covenants upon the delivery of such Compliance Certificate, and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right, the applicable Financial Covenant(s) shall be recalculated giving effect to the following pro forma adjustments:

(i) Liquidity, Revenue and Consolidated EBITDA shall be increased, solely for the purpose of measuring the applicable Financial Covenant(s) at the end of the applicable fiscal quarter and applicable subsequent periods which include such fiscal quarter and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the applicable Financial Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the breach or default in respect of the applicable Financial Covenant(s) (including any Default or Event of Default arising from such breach or default) that had occurred (and any other Default or Event of Default arising as a result thereof) shall be deemed cured for the purposes of this Agreement.

(b) Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two (2) fiscal quarters in which the Cure Right is not exercised and no more than five (5) Cure Rights shall be exercised in the aggregate following the Closing Date, (ii) the Cure Amount shall be no greater than the amount required for purposes of complying with the applicable Financial Covenant(s) and (iii) any Cure Right used to cure multiple concurrent breaches of the Revenue Covenant, the Liquidity Covenant and/or the Leverage Covenant shall only count as one (1) Cure Right.

(c) The Cure Right and the effects thereof on determining pricing, financial ratio-based conditions (other than for determining actual compliance with Section 6.12) or any baskets with respect to covenants will be disregarded for all other purposes under the Loan Documents, including, without limitation, for purposes of calculating the leverage ratios as a threshold for permitted exceptions to any affirmative and negative covenants. Any reduction in the outstanding principal balance of the Loans due to the application of the proceeds of an exercise of a Cure Right in connection with a prepayment pursuant to Section 2.11 shall not be taken into account for purposes of determining compliance with the Leverage Covenant for the measurement period ending on the last day of the applicable fiscal quarter for which the Cure Right is exercised; provided, however, that to the extent such proceeds are actually applied to prepay Indebtedness, such reduction shall be given effect in determining compliance with the Leverage Covenant in any subsequent fiscal quarter. In addition, exercise of the Cure Right shall not result in any adjustment to any amounts (including the amount of Indebtedness) or increase in cash (other than for purposes of testing the Liquidity Covenant) for the fiscal quarter for which the Cure Right was exercised (and shall not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VI).

So long as the Borrower is entitled to exercise a Cure Right pursuant to the foregoing terms and provisions of this Section 7.02, none of the Administrative Agent, the Collateral Agent or any Lender shall impose default interest, accelerate the Obligations or exercise any enforcement remedy against any Loan Party or any of its Subsidiaries or any of their respective properties solely on the basis of the applicable Financial Covenant Default (or any other Default or Event of Default arising solely as a result thereof at any time during the period in which the Borrower is entitled to exercise a Cure Right); provided that until timely receipt of the Cure Amount, no Lender or Issuing Bank shall be required to fund any Loan or issue, renew or extend any Letter of Credit pursuant to Section 4.02; provided, further, that notwithstanding the foregoing, upon a deemed cure pursuant to this Section 7.02, the requirements of the applicable Financial Covenant(s) shall be deemed to have been satisfied as of the applicable fiscal quarter with the same effect as though there had been no Financial Covenant Default (or any other Default or Event of Default arising as a result thereof) at such date or thereafter.

ARTICLE VIII

The Administrative Agent

SECTION 8.01 Authorization and Action.

(a) Each Lender and each Issuing Bank hereby irrevocably appoints Wells Fargo and its permitted successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent and the Collateral Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Collateral Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes each of the Administrative Agent and the Collateral Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent and/or the Collateral Agent is a party, as the case may be, and to exercise all rights, powers and remedies that the Administrative Agent and/or the Collateral Agent, as the case may be, may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent and the Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent and the Collateral Agent shall not be required to take any action that (i) the Administrative Agent or the Collateral Agent in good faith believes exposes it to liability unless the Administrative Agent and the Collateral Agent receive an indemnification and each is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent and the Collateral Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent and the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent or the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. In furtherance of the foregoing, the protections, exculpations, privileges and immunities afforded to the Administrative Agent shall also apply to the Collateral Agent and for such purposes references in this Article VIII to the Administrative Agent shall include the Collateral Agent.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent (other than any Disqualified Institution). The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties (other than any Disqualified Institution). The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agent.

(e) The Arrangers shall not have any obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such Persons shall have the benefit of any indemnities expressly provided for them hereunder.

(f) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any unreimbursed LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g) Except with respect to Sections 8.01, 8.05, 8.06 and 8.07, (i) the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and (ii) except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02 Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable to any Secured Party for any action taken or omitted to be taken by the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any (x) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section that such notice is given to the Administrative Agent by the Borrower, or (y) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral or the value or sufficiency of the Collateral or (vii) compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any liabilities, costs or expenses suffered by any Lender or any Issuing Bank as a result of, any determination of the Revolving Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it in good faith to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03 Posting of Communications.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS, EXCEPT AS PROVIDED BELOW. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE ARRANGERS OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, EXCEPT AS A RESULT OF THE BAD FAITH, MATERIAL BREACH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH APPLICABLE PARTIES AS DETERMINED IN A FINAL JUDGMENT BY A COURT OF COMPETENT JURISDICTION.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Approved Electronic Platform.

(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04 The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans) and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as the case may be. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.05 Successor Administrative Agent and Collateral Agent.

(a) The Administrative Agent and Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent or Collateral Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent or Collateral Agent, as the case may be, from among the Lenders or any of their Affiliates or another financial institution, in each case, reasonably satisfactory to the Borrower. If no successor Administrative Agent or Collateral Agent, as the case may be, shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s or Collateral Agent’s giving of notice of resignation, then the retiring Administrative Agent or Collateral Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent or Collateral Agent from among the Lenders or any of their Affiliates or another financial institution, in each case, reasonably satisfactory to the Borrower. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while a Specified Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as the case may be, by a successor Administrative Agent or Collateral Agent, such successor Administrative Agent or Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent, as the case may be. Upon the acceptance of appointment as Administrative Agent or Collateral Agent by a successor Administrative Agent or Collateral Agent, as the case may be, the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations (other than confidentiality obligations under Section 9.12) as the Administrative Agent or Collateral Agent, as the case may be, under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as Administrative Agent or Collateral Agent, the retiring Administrative Agent or Collateral Agent, as the case may be, shall take such action as may be reasonably necessary to assign to the successor Administrative Agent or Collateral Agent its rights as Administrative Agent or Collateral Agent, as the case may be, under the Loan Documents.

(b) Notwithstanding Section 8.05(a), in the event no successor Administrative Agent or Collateral Agent, as the case may be, shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent gives notice of its intent to resign, the retiring Administrative Agent or Collateral Agent, as the case may be, may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations (other than confidentiality obligations under Section 9.12) as Administrative Agent or Collateral Agent, as the case may be, hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Collateral Agent under any Security Document for the benefit of the Secured Parties, the retiring Collateral Agent (including, to the extent that the retiring Administrative Agent also serves as the Collateral Agent, the Administrative Agent in its capacity as Collateral Agent) shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and the other Loan Documents, and, in the case of any Collateral in the possession of the retiring Collateral Agent, shall continue to hold such Collateral, in each case until such time as a successor Collateral Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Collateral Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest) and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent, as the case may be; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent or the Collateral Agent, as the case may be, for the account of any Person other than the Administrative Agent or the Collateral Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent or the Collateral Agent, as the case may be, shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s or Collateral Agent’s, as the case may be, resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent, as the case may be.

SECTION 8.06 Acknowledgements of Lenders and Issuing Banks.

(a) Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds of (or on behalf of) the Borrower, any other Loan Party or other Subsidiary.

(iv) Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(d) The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and Wells Fargo Bank, National Association and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to Wells Fargo Bank, National Association and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither Wells Fargo Bank, National Association nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person.

SECTION 8.07 Collateral Matters.

(a) Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral, to enforce any Guarantee of the Obligations or otherwise enforce the Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent and the Collateral Agent on behalf of the Secured Parties in accordance with the terms of this Agreement and the other Loan Documents.

(b) In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of cash management services the obligations under which constitute Cash Management Obligations, and no Swap Agreement which constitutes a Secured Hedge Agreement, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of cash management services or any Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent and the Collateral Agent to serve as administrative agent and collateral agent, respectively, under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this clause (b).

(c) The Secured Parties irrevocably authorize and instruct the Administrative Agent or the Collateral Agent, as applicable, to subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent, as applicable, under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(d), (e) or (q) or Section 9.17 to the extent requested by the Borrower. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, or participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent in its sole discretion and such Lender.

In addition, unless Section 8.09(a)(i) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in Section 8.09(a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 8.10 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due to the Administrative Agent under this Section 8.10. For purposes of this Section 8.10, the term “Lender” includes any Issuing Bank and any Swingline Lender. The agreements in this Section 8.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 9.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, as follows:

(i) if to Holdings or the Borrower, to:

YELLOWSTONE BORROWER, LLC

1149 7th Street, Suite 425

Denver, CO 80204

Attn: Kevin Messerle, Treasurer

Telephone No.: ****

Email: ****

With a copy to (which shall not constitute notice):

AE Industrial Partners, LP

6700 Broken Sound Pkwy NW

Boca Raton, FL 33487

Attn: Tyler Letarte; Melissa Klafter; Matthew Friendly

Email: ****; ****; ****

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, Illinois 60654

Attn: Michelle Kilkenney, P.C.

Email: ****

(ii) if to the Administrative Agent, to:

Wells Fargo Bank, National Association

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Telephone No.: ****

Facsimile No.: ****

Email: ****

(iii) if to an Issuing Bank, to it at the address separately provided to the Borrower; if to any of Swingline Lenders, at the address separately provided to the Borrower;

(iv) if to any other Lender, to it at its address (or email address) set forth in its Administrative Questionnaire; or

(v) if to make any updates, modifications or supplements to the list of Disqualified Institutions, by email to **** and ****.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in Section 9.01(b) below, shall be effective as provided in said Section 9.01(b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender (and the Administrative Agent and each Lender party hereto hereby so agree). The Administrative Agent or the Borrower may, in its discretion, and hereby do, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or email address for notices and other communications hereunder by notice to the Administrative Agent (and, in the case of the Administrative Agent or the Collateral Agent, by written notice to the Borrower). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Each Revolving Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to such Revolving Lender should be directed, of addresses of its lending office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank, the Collateral Agent, the Swingline Lender or any other Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, any Issuing Bank, the Collateral Agent, the Swingline Lender and the other Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender, the Collateral Agent, the Swingline Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Except as provided in Section 2.14, Section 2.20 and Section 2.21, or any provision governing Refinancing Indebtedness or with respect to an Additional Credit Extension Amendment (or to give effect to any restatement of this Agreement, the substantive terms of which are otherwise permitted hereby), and except as provided in clauses (i) through (x) of the proviso in this Section 9.02(b), neither this Agreement nor any other Loan Document (other than any fee letter (including the Fee Letter), which, in each case, may be waived, amended or modified as expressly set forth therein) nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender (but not the Required Lenders) (it being understood that a waiver of any condition precedent set forth in Section 4.02 or of any Default or mandatory prepayment or mandatory reduction of any Commitments shall not constitute an increase of any Commitment of any Lender),

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders), it being understood that any change to the definition of “Total Net Leverage Ratio” or the component definitions thereof shall not constitute a reduction in any rate of interest nor shall a waiver of any Default, Event of Default or mandatory prepayment or mandatory reduction of any Commitments constitute any such reduction; provided that, for the avoidance of doubt, only the consent of the Required Lenders shall be necessary to amend Section 2.13(d) or to waive any obligation of the Borrower to pay default interest thereunder,

(iii) postpone the stated final maturity of any Loan, or any scheduled date of payment of the principal amount of any Loan, the required date of reimbursement of any LC Disbursement, or any scheduled date for the payment of any interest or fees payable hereunder, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders) (it being understood that a waiver of any Default, Event of Default or mandatory prepayment or mandatory reduction of any Commitment shall not constitute a reduction, waiver, excuse or postponement),

(iv) change Section 2.18(b), (c) or (f) in a manner that would by its terms alter the pro rata sharing of payments required thereby or order of payments specified therein, without the written consent of each Lender directly and adversely affected thereby (but not the required Lenders),

(v) change any of the provisions of this Section 9.02 or the percentage set forth in the definition of “Required Lenders”, “Required Revolving Lenders”, “Required Term Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, in each case, to reduce the number or percentage specified therein without the written consent of each Lender directly and adversely affected thereby (or each Lender of such Class, as applicable),

(vi) release all or substantially all of the aggregate value of the Guarantee under the Collateral Agreement (except as provided herein or in the Collateral Agreement), without the written consent of each Lender,

(vii) release all or substantially all the Collateral from the Liens of the Security Documents (except as provided herein or in the Collateral Agreement), without the written consent of each Lender,

(viii) [reserved],

(ix) (A) contractually subordinate the Obligations to any other Indebtedness for borrowed money or (B) contractually subordinate the Liens on all or substantially all of the Collateral securing the Obligations to Liens on all or substantially all of the Collateral securing any other Indebtedness for borrowed money (any such other Indebtedness for borrowed money to which such Obligations or such Liens securing the Obligations, as applicable, are subordinated, “Senior Indebtedness”), in each case, unless each directly and adversely affected Lender has been offered a bona fide opportunity (with five (5) Business Days to consider such opportunity) to fund or otherwise provide its pro rata share of the Senior Indebtedness on the same terms (other than bona fide backstop fees and similar fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their affiliates) of the Senior Indebtedness (it being understood that the restrictions in this clause (ix) shall not (1) override the permission for Indebtedness and Liens expressly permitted by this Agreement as in effect on the Closing Date, (2) restrict an amendment to increase the maximum permitted amount of any basket or exception existing on the Closing Date of Indebtedness that is secured by Liens on all or a portion of the Collateral on a senior basis to the Liens securing the Obligations or (3) apply to any “debtor-in-possession” facility;

provided that (I) no such agreement shall amend, modify or otherwise adversely affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender (in their respective capacities as such) without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as applicable, and (II) for the avoidance of doubt, the consent of the Required Lenders will not be required for any amendment, waiver or modification made pursuant to clauses (i) through (x) of the preceding proviso. As it relates to rights of the Issuing Banks, (a) the definition of “Letter of Credit Sublimit” may be amended to increase the amount thereof to an amount equal to no more than 50.0% of the aggregate principal amount of the Revolving Commitments (as in effect as of the date thereof) with only the written consent of the Issuing Banks, the Administrative Agent and the Borrower and (b) this Agreement may be amended to adjust the mechanics related to the issuance of Letters of Credit, including mechanical changes relating to the existence of multiple Issuing Banks, with only the written consent of the applicable Issuing Bank and the Borrower, so long as the obligations of the Revolving Lenders, if any, who have not executed such amendment, and if applicable, the other Issuing Banks, if any, who have not executed such amendment, are not adversely affected thereby. No Lender consent is required to effect an Additional Credit Extension Amendment (except as expressly provided in Sections 2.20 or 2.21, as applicable). In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all adversely affected Lenders, if the consent of the Required Lenders or 50.1% of the affected Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 9.02(b) being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request, any Lender assignee or any other assignee that is consented to by the Administrative Agent to the extent required by Section 9.04 shall have the right to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Borrower’s request, sell and assign to such Lender or other assignee, at no expense to such Non-Consenting Lender, all the Commitments and Loans of such Non-Consenting Lender for an amount equal to the principal balance of all Loans (and funded participations in Swingline Loans and unreimbursed LC Disbursements) held by such Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale (including amounts under Sections 2.12, 2.15 and 2.17), such purchase and sale to be consummated pursuant to an executed Assignment and Assumption in accordance with Section 9.04(b) (which Assignment and Assumption need not be signed by such Non-Consenting Lender); provided that if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within two (2) Business Days of the date on which the Lender assignee executes and delivers such Assignment and Assumption to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender.

(c) Notwithstanding the provisions of Section 9.02(b), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Initial Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof, and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders. In addition, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans of a Class with a replacement term loan tranche hereunder (the “Replacement Term Loans”); provided that (A) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such refinanced Term Loans (plus all accrued interest on such Indebtedness and the amount of all fees, commissions, discounts and expenses, including premiums incurred in connection therewith and the amount of any existing commitments unutilized thereunder), (B) such Replacement Term Loans shall be subject to the MFN Protection, (C) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the refinanced Term Loans) and (D) all other terms (taken as a whole) applicable to such Replacement Term Loans shall be substantially the same as, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date in effect immediately prior to such refinancing.

(d) Notwithstanding anything in this Section 9.02 to the contrary, (i) technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary (x) to integrate any Incremental Term Loans, any Incremental Revolving Commitments, any Extended Term Loans or any Extended Revolving Credit Commitments or (y) to cure any ambiguity, omission, defect or inconsistency and (ii) without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent or the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any (x) amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document or (y) any Intercreditor Agreement.

(e) Notwithstanding anything in this Section 9.02 to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an error, mistake, ambiguity, incorrect cross-reference or any error or omission, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document. Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

(f) Notwithstanding anything in this Section 9.02 to the contrary, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or Collateral Agent to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than any Lender (x) that is a Regulated Bank or an Affiliate of a Regulated Bank or (y) that is a Revolving Lender as of the Closing Date or an Affiliate of such Revolving Lender) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall have no right to vote any of its Loans and unused Commitments, without the prior written consent of the Borrower, and shall be automatically deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders.

(g) For purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to any Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) derivative contracts in respect of an index that includes any of the Loan Parties or any instrument issued or guaranteed by any of the Loan Parties shall not be deemed to create a short position with respect to any Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Loan Parties and any instrument issued or guaranteed by any of the Loan Parties, collectively, shall represent less than 5% of the weighted average components of such index, (iii) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to any Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) such Loans or Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether or not specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) such Loans or Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any one or more Loan Parties (or their successors) is designated as a “Reference Entity” under the terms of such derivative transactions and (iv) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of such Loans or Commitments, or as to the credit quality of any of the Loan Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Term Lender and (y) the Loan Parties and any instrument issued or guaranteed by any of the Loan Parties, collectively, shall represent less than 5% of the weighted average components of such index. In connection with any such determination, each Term Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation).

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay or reimburse (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the Arrangers, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Agents (within thirty (30) days of a written demand therefor, together with backup documentation supporting such reimbursement request), in connection with the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (but, limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one external counsel to the Agents and the Arrangers, taken as a whole, and, if reasonably necessary, of one external local counsel in any material relevant jurisdiction), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Banks and the Lenders (within thirty (30) days of a written demand therefor, together with backup documentation supporting such reimbursement request) incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (but, limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one external counsel to the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, and, if reasonably necessary, of one external local counsel in any material relevant jurisdiction and one additional external counsel in each material relevant jurisdiction for each group of similarly situated parties, taken as a whole, in the event of a conflict of interest). If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, and the Administrative Agent shall have provided the Borrower with not less than five (5) Business Days’ prior written notice thereof, the Administrative Agent may pay such amount on behalf of such Loan Party in its discretion. For the avoidance of doubt, this Section 9.03(a) shall not apply to Taxes, except any Taxes that represent costs, expenses, etc. arising from any non-Tax claim. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.03(a), include any Issuing Bank and the Swingline Lender.

(b) The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), and hold each Indemnitee harmless, from and against any and all losses, claims, damages, liabilities or out-of-pocket expenses incurred by or asserted against any Indemnitee (but, limited, in the case of advisor fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one external counsel to the Indemnitees taken as a whole, and, if necessary, of one external local counsel to the Indemnitees taken as a whole in any material relevant jurisdiction and one additional external counsel in each material relevant jurisdiction for each group of similarly situated parties, taken as a whole, in the event of a conflict) incurred in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence, Release or threat of Release of Hazardous Materials on, at, under or from any property currently owned, leased or operated by the Borrower or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims or out-of-pocket expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Related Parties, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Related Parties, as determined by a final non-appealable judgment of a court of competent jurisdiction, or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under this Agreement and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates (in the case of any such act or omission, as determined in a final non-appealable judgment of a court of competent jurisdiction). All amounts due under this Section 9.03(b) shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided that the applicable Indemnitee shall promptly refund and return such amounts to the extent that there is a final judicial determination by a court of competent jurisdiction that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03(b). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Payments under this Section 9.03(b) shall be made by the Borrower to the Administrative Agent for the benefit of the relevant Indemnitee. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.03(b) include any Issuing Bank and the Swingline Lender. Should any proceeding involving an Indemnitee be settled, or if there is a judgment in any such investigation, litigation or proceeding, the Borrower shall indemnify and hold harmless such Indemnitee in the manner set forth above; provided that the Borrower shall not be liable for any settlement effected without the Borrower’s prior written consent.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, any Issuing Bank or the Swingline Lender under Section 9.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swingline Lender, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, (i) no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto the Administrative Agent, any Arranger, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) and the respective Affiliates of the foregoing, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this Section 9.03(d) shall relieve the Borrower or any other Loan Party of any obligation it may have to indemnify a Lender-Related Person, as provided in Section 9.03(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party and (ii) in the absence of gross negligence, bad faith, material breach of this Agreement or the other Loan Documents, or willful misconduct on the part of any Lender-Related Person or any Related Parties (as finally determined by a court of competent jurisdiction), the Borrower and any Loan Party shall not assert and the Borrower and each Loan Party hereby waives, any claim against any Lender-Related Person for any liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet and any Approved Electronic Platform).

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except pursuant to Sections 1.12 and 6.03(a)(i)) (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the limitations set forth in Section 9.04(a) and the conditions set forth in Section 9.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Borrower; provided that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof; provided, further, that no consent of the Borrower shall be required for an assignment (x) of Revolving Commitments or Revolving Loans to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender, (y) of Term Loans or Commitments in respect thereof to a Term Lender, an Affiliate of a Term Lender or an Approved Fund of a Term Lender or (z) if a Specified Default has occurred and is continuing, to any other assignee other than a Disqualified Institution (which shall always be prohibited notwithstanding any provision to the contrary set forth herein),

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required (1) in the circumstances described in Section 9.04(b)(A)(x) or (y) above or (2) with respect to any assignment made pursuant to Section 9.04(d)(i) or 9.04(d)(ii) (provided that in each case the Administrative Agent shall acknowledge any such assignment, but which assignment shall nonetheless become effective absent such acknowledgement), and

(C) in the case of Revolving Commitments and Revolving Loans only, but excluding the circumstance described in Section 9.04(b)(A)(x) above, the Issuing Banks and Swingline Lender.

(ii) Assignments shall be subject to the following conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the Trade Date specified in the Assignment and Assumption with respect to such assignment and delegation or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $1,000,000 and shall be in increments of an amount of $1,000,000 in excess thereof (or, in each case, if less, all of such Lender’s Commitment or Loans of the applicable Class) unless each of the Borrower and the Administrative Agent otherwise consent; provided that such assignments shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any,

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans,

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500,

(D) the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire,

(E) no assignment may be made to (i) a Disqualified Institution, (ii) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or (iii) except as permitted by Section 9.04(d), the Borrower or any of its Affiliates, and

(F) any assignment of Term Loans or Commitments with respect to Term Loans shall specify whether such Term Loans or Commitments, as applicable, constitute Initial Term Loans, Incremental Term Loans or Commitments with respect to any of the foregoing Classes of Term Loans and, if such Term Loans or Commitments constitute Incremental Term Loans or Incremental Term Commitments, the date of initial Borrowing of such Incremental Term Loans or the effective date of such Incremental Term Commitments, as applicable.

Notwithstanding the foregoing or anything to the contrary set forth herein, any assignment of any Loans to any Affiliated Lender shall also be subject to the requirements of Section 9.04(d).

For purposes of this Section 9.04(b):

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, but in any event, excluding any Disqualified Institution.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to Section 9.04(b)(iv), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount and stated interest of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (a “Register”). The entries in the applicable Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the applicable Register pursuant to the terms hereof as a Lender for all purposes of the Loan Documents, notwithstanding notice to the contrary. Each Register shall be available for inspection by the Borrower, and solely with respect to their respective interests by the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective unless recorded in the Register. The parties hereto agree and intend that the Loans shall be treated as being in “registered form” for the purposes of the Code (including Sections 163(f), 871(h)(2), and 881(c)(2) of the Code).

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v). It is intended that each Commitment, Loan or other obligation is at all times maintained in “registered form” within the meaning of Sections 163(f), 165(j), 871(h)(2), 881(c)(2) and 4701 of the Code.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (excluding any Disqualified Institution) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (x) such Lender’s obligations under this Agreement shall remain unchanged, (y) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (z) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) through (iv) of the first proviso to Section 9.02(b) that adversely and disproportionately affects such Participant.

(i) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is at all times maintained in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender maintaining such Participant Register shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15 and 2.17 (subject to the requirements and limitations of such Sections; provided that any forms required to be provided by any Participant pursuant to Section 2.17(e) shall be provided solely to the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b); provided, further, that a Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the Borrower’s prior written consent with respect to such Participant’s rights under Sections 2.15 and 2.17 (such consent not to be unreasonably withheld, conditioned or delayed). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant shall be subject to Section 2.17(e) and Section 2.18(c) as though it were a Lender.

(iii) Any Lender may at any time pledge, assign or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge, assignment or grant of a security interest; provided that no such pledge, assignment or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(iv) Notwithstanding any other provision of this Agreement, no Lender will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any Person who is (i) a Disqualified Institution, (ii) a natural person, (iii) a Person listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, (iv) a Person either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Section 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders, (v) a Defaulting Lender or (vi) except as provided in Section 9.04(d), the Borrower or any of its Affiliates.

(d) (i) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to a Person who is or will become, after such assignment, an Affiliated Lender in accordance with Section 9.04(b) and this Section 9.04(d); provided that:

(A) the assigning Lender and any Non-Debt Fund Affiliate purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit J hereto (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

(B) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments, Revolving Loans, Extended Revolving Credit Commitments, Incremental Revolving Commitments, Incremental Revolving Loans or Refinancing Revolving Commitments to any Affiliated Lender;

(C) no Non-Debt Fund Affiliate shall be permitted to hold Term Loans pursuant to this Section 9.04(d), if (i) Non-Debt Fund Affiliates in the aggregate would own in excess of 25.0% of the Term Loans of any Class then outstanding or (ii) there would be more than two (2) Non-Debt Fund Affiliates holding Term Loans of any Class then outstanding; and

(D) any such Non-Debt Fund Affiliate shall not be required to represent or warrant to any party that it does not possess material non-public information with respect to the Borrower and its Subsidiaries or the securities of any of them, and all parties to the relevant transactions may render customary “big boy” letters.

(ii) Notwithstanding anything to the contrary in this Agreement, no Non-Debt Fund Affiliate shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II), or (C) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

(iii) By its acquisition of Term Loans, a Non-Debt Fund Affiliate (in its capacity as such) shall be deemed to have acknowledged and agreed that if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall provide (and each Non-Debt Fund Affiliate (in its capacity as such) hereby agrees) that (A) such Non-Debt Fund Affiliate (in its capacity as such) shall not take any step or action in such case to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by Administrative Agent) in relation to such Non-Debt Fund Affiliates’ claim with respect to its Loans (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Non-Debt Fund Affiliate is treated in connection with such exercise or action on the same or better terms as the other Lenders, and (B) the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower. Each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate (solely in respect of Loans and participations therein and not in respect of any other claim or status such Non-

Debt Fund Affiliate may otherwise have) from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (iii), in each case, solely to the extent such Non-Debt Fund Affiliate has not taken such action or executed such instrument within ten (10) Business Days after the Administrative Agent’s written request for such Non-Debt Fund Affiliate to do so.

(e) Notwithstanding anything in Section 9.02 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders or any other requisite Class vote required by this Agreement have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, (A) all Term Loans held by any Non-Debt Fund Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders (or requisite vote of any Class of Lenders) have taken any actions and (B) the aggregate amount of Term Loans held by Debt Fund Affiliates will be excluded to the extent in excess of 49.0% of the amount required to constitute “Required Lenders”; provided that (v) the commitment of any Non-Debt Fund Affiliate shall not be increased, (w) the due date for payments of interest, fees and scheduled payments of principal owed to any Non-Debt Fund Affiliate shall not be extended, (x) the amounts owing to any Non-Debt Fund Affiliate will not be reduced and (y) any amendment that results in a disproportionate and adverse effect on a Non-Debt Fund Affiliate, in relation to all non-Affiliated Lenders or otherwise requires the consent of each Lender or each affected Lender shall not be effected or (z) the “sacred rights” of any Non-Debt Fund Affiliate shall not be amended or modified, in each instance in clauses (i) to (iii) above, without the consent of such Non-Debt Fund Affiliate.

(f) The Borrower shall maintain at its offices a copy of each Assignment and Assumption delivered to it by any Non-Debt Fund Affiliate (the “Affiliated Lender Register”). Each Non-Debt Fund Affiliate shall advise the Borrower and the Administrative Agent in writing of any proposed disposition of Term Loans by such Lender. Additionally, if any Lender becomes a Non-Debt Fund Affiliate at a time that such Lender holds any Term Loans, such Lender shall promptly advise the Borrower and the Administrative Agent that such Lender is a Non-Debt Fund Affiliate. Copies of the Affiliated Lender Register shall be provided to the Administrative Agent and the Non-Debt Fund Affiliate upon request. Notwithstanding the foregoing if at any time (if applicable, after giving effect to any proposed assignment to a Non-Debt Fund Affiliate), all Non-Debt Fund Affiliates own or would, in the aggregate own more than 25.0% of the principal amount of any Class of Term Loans then outstanding: (i) any proposed pending assignment to a Non-Debt Fund Affiliate that would cause such threshold to be exceeded shall not become effective or be recorded in the Affiliated Lender Register and (ii) if such threshold is otherwise exceeded (whether as a result of a Lender becoming a Non-Debt Fund Affiliate after it has acquired Term Loans, due to repayments, prepayments or Declined Proceeds, or otherwise), such Non-Debt Fund Affiliate shall assign sufficient Term Loans of such Class so that Non-Debt Fund Affiliates in the aggregate own less than 25.0% of the aggregate principal amount of Term Loans of such Class then outstanding. The Administrative Agent may conclusively rely upon the Affiliated Lender Register in connection with any amendment or waiver hereunder and shall not have any responsibility for monitoring any acquisition or disposition of Term Loans by any Non-Debt Fund Affiliate or for any losses suffered by any Person as a result of any purported assignment to or from an Affiliated Lender.

(g) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution (absent a finding of bad faith, gross negligence or willful misconduct in a final and non-appealable judgment of a court of competent jurisdiction).

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall have independent significance and be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default, any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding (other than contingent indemnification obligations as to which no claim has been asserted, obligations and liabilities under Cash Management Agreements and Secured Hedge Agreements and any Letter of Credit if the outstanding amount of the L/C Exposure related thereto has been cash collateralized, back-stopped by a letter of credit in form and substance, and issued by a letter of credit issuer, reasonably satisfactory to the applicable Issuing Bank and in a face amount equal to 103% of the outstanding amount of the applicable L/C Exposure in respect thereof, or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity and enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely in good faith on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that any other party hereto may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto, and (iv) waives any claim against any other party hereto and any Related Party of any of the foregoing Persons, for any liabilities arising solely from such other Person’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of any other party hereto or its Related Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature, except to the extent such liabilities result from the bad faith, gross negligence or willful misconduct of such Persons (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than payroll, escrow, trust and tax accounts) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff or application; provided that any failure to give or any delay in giving such notice to the Borrower shall not affect the validity of any such setoff or application under this Section 9.08. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any other Loan Document, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding (whether based on contract, tort or otherwise) shall be heard and determined in such New York State or, to the extent permitted by law, in such federal court and (ii) agrees that a final judgment in any such action or proceeding (whether based on contract, tort or otherwise) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby in any court referred to in Section 9.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding (whether based on contract, tort or otherwise) in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices by mail or courier in accordance with Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to it and its Affiliates and its and its Affiliates’ respective directors, officers, employees, legal counsel, independent auditors and other experts, professionals, advisors or agents on a need to know basis (it being understood that (x) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and (y) the Agents, Issuing Banks and the Lenders shall be liable for any breach of this Section 9.12 by any of the Persons described in this clause (a)), (b) to the extent requested or demanded by any Governmental Authority or self-regulatory authority having jurisdiction over it or any of its Affiliates; provided that the Administrative Agent, Issuing Bank or Lender, as applicable, agrees that it will promptly notify the Borrower (other than with respect to any routine audit or examination conducted by bank accountants or a regulatory authority exercising examination or regulatory authority or at the request of a regulatory authority or any self-regulatory authority having or asserting jurisdiction over such Person) prior to such disclosure unless such notification is prohibited by law, rule or regulation, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or order of any court or administrative agency; provided that the Administrative Agent, Issuing Bank or Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than with respect to any routine audit or examination conducted by bank accountants or a regulatory authority exercising examination or regulatory authority or at the request of a regulatory authority or any self-regulatory authority having or asserting jurisdiction over such Person) prior to such disclosure unless such notification is prohibited by law, rule or regulation, (d) to any other party to this Agreement, (e) to any credit insurer or reinsurer with respect to the Loan Document Obligations, (f) subject to an agreement containing provisions substantially the same (and in any event, no less restrictive) as those of this Section 9.12 in favor of the Borrower, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; provided that no such disclosure shall be made to any Disqualified Institution or, to the extent the respective Lender has actual knowledge thereof, to any other Person with respect to whom the Borrower has affirmatively denied to provide consent to assignment in accordance with Section 9.04(b), (g) with the written consent of the Borrower, (h) to any rating agency when required by it on a customary basis and after consultation with the Borrower (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender), (i) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder, (j) for purposes of establishing a “due diligence” defense, (k) to the extent such Information is independently developed by such Person or its Affiliates so long as not based on Information obtained in a manner that would otherwise violate this Section 9.12 or any other confidentiality or fiduciary obligation owed to the Borrower or any of its Affiliates, (l) solely with respect to disclosing the existence of this Agreement, the size of the Facilities and the parties to the Loan Documents, on a confidential basis, to market data collectors for customary purposes in the lending industry in connection with the Facilities or (m) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than from or on behalf of the Borrower or any of its Affiliates; provided that such source is not actually known by such disclosing party to be bound by contractual or fiduciary obligations substantially the same as those contained in this Section 9.12. For the purposes of this Section 9.12, the term “Information” means all information received from or on behalf of Holdings, the Borrower or any other Loan Party relating to Holdings or to the Borrower, their respective Subsidiaries and Affiliates, and their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a non-confidential basis prior to disclosure by or on behalf of Holdings or the Borrower other than as a result of a breach of this Section 9.12. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information and has otherwise not made a disclosure of such information in contravention of this Section 9.12.

For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any individual from voluntarily disclosing or providing any Information to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

SECTION 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14 USA Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act and the Beneficial Ownership Regulation.

SECTION 9.15 Release of Collateral. Each Secured Party hereby authorizes and instructs the Administrative Agent or the Collateral Agent, as applicable, to, and the Administrative Agent and the Collateral Agent shall, effectuate the following:

(a) Without limiting Section 7.12 of the Collateral Agreement, (i) upon any sale or other transfer by any Loan Party of any Collateral that is permitted under this Agreement to a Person that is not a Loan Party, or (ii) upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02, the security interest in such Collateral shall be automatically released, subject to the terms of any applicable Intercreditor Agreement.

(b) Without limiting Section 7.12 of the Collateral Agreement, upon the addition of a Succeeding Holdings and satisfaction by such Succeeding Holdings of the Collateral and Guarantee Requirement, the prior Holdings shall be automatically released from all of its obligations under the Security Documents. Following the consummation of a Qualified IPO, Holdings shall be, automatically, and without further action of any Person, released from its obligations as “Holdings” hereunder; provided that, following such Qualified IPO, Holdings shall comply with the Collateral and Guarantee Requirement as a Restricted Subsidiary of the Borrower.

(c) Without limiting Section 7.12 of the Collateral Agreement, upon any Subsidiary of the Borrower (i) becoming an Excluded Subsidiary, (ii) having its Equity Interests disposed of in a transaction permitted under this Agreement to a Person that is not a Loan Party (including pursuant to a valid waiver or consent) or (iii) being designated as an Unrestricted Subsidiary, such Subsidiary shall be automatically released from its Guarantee of any Obligation; provided, however, that no Subsidiary Guarantor will be released from its Guarantee of the Obligations solely as a result of it becoming a non-wholly owned Restricted Subsidiary pursuant to the foregoing clause (i) pursuant to a transaction the primary purpose of which is to cause such Guarantor to be excluded from the guarantee requirement by virtue of no longer being a wholly-owned Restricted Subsidiary.

(d) Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the authority of the Collateral Agent to release or subordinate its interest in particular property and of the Administrative Agent to release any Guarantor from its obligations hereunder pursuant to this Section 9.15. In each case as specified in this Section 9.15, the Administrative Agent and Collateral Agent, as applicable, will (and each Lender irrevocably authorizes and instructs the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Guarantees under the Loan Documents, in each case, in accordance with the terms of the Loan Documents and this Section 9.15.

SECTION 9.16 No Fiduciary Duty. In connection with all aspects of each transaction contemplated by this Agreement, the Borrower acknowledges and agrees, and acknowledges the other Loan Parties’ understanding, that (i) each transaction contemplated by this Agreement is an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (ii) in connection with each such transaction and the process leading thereto, the Administrative Agent, the Lenders and the Arrangers will act solely as principals and not as agents or fiduciaries of the Loan Parties or any of their stockholders, affiliates, creditors, employees or any other party, (iii) none of the Administrative Agent, any Lender or any Arranger will assume an advisory or fiduciary responsibility in favor of the Borrower or any of its Affiliates with respect to any of the debt transactions contemplated hereby or the process leading thereto (irrespective of whether the Administrative Agent, any Lender or any Arranger has advised or is currently advising any Loan Party on other matters) and none of the Administrative Agent nor any Lender nor any Arranger will have any obligation to any Loan Party or any of its Affiliates with respect to the debt transactions contemplated in this Agreement except the obligations expressly set forth herein, (iv) the Administrative Agent and each Lender may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and (v) none of the Administrative Agent or any Lender has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and each of the Loan Parties has consulted and will consult its own legal, accounting, regulatory, and tax advisors to the extent it deems appropriate. The Borrower agrees that the Loan Parties shall not assert any claims in respect of this Agreement that any Loan Party may have against the Administrative Agent, any Lender or any Arranger based on any breach or alleged breach of fiduciary duty in respect of this Agreement.

SECTION 9.17 Intercreditor Agreements Govern. Each of the Administrative Agent, the Collateral Agent, each Secured Party and each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement entered into pursuant to the terms hereof and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into each Intercreditor Agreement (including any Junior Lien Intercreditor Agreement and any Pari Intercreditor Agreement) entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof. In the event of any conflict or inconsistency between the provisions of each Intercreditor Agreement (including any Junior Lien Intercreditor Agreement and/or any Pari Intercreditor Agreement) and this Agreement, the provisions of such Intercreditor Agreement shall control in all respects.

SECTION 9.18 Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.19 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.20 [Reserved].

SECTION 9.21 [Reserved].

SECTION 9.22 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.23 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender, as the case may be, hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender, as the case may be, from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender, as the case may be, in such Agreement Currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective Responsible Officers as of the day and year first above written.

YELLOWSTONE BORROWER, LLC, as the Borrower

By:	/s/ Kevin Messerle
Name:	Kevin Messerle
Title:	Treasurer

YELLOWSTONE INTERCO HOLDINGS, LLC, as Holdings

By:	/s/ Kevin Messerle
Name:	Kevin Messerle
Title:	Treasurer

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, Swingline Lender, an Issuing Bank, a Revolving Lender and a Term Lender

By:	/s/ M. Bryan Funderburg
Name:	M. Bryan Funderburg
Title:	Vice President

[Signature Page to Credit Agreement]

JEFFERIES FINANCE LLC, as a Revolving Lender and a Term Lender

By:	/s/ Brian Buoye
Name:	Brian Buoye
Title:	Managing Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS, LLC, as a Revolving Lender and a Term Lender

By:	/s/ Jonathan Dworkin
Name:	Jonathan Dworkin
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

J.P. MORGAN CHASE BANK, N.A., as a Revolving Lender and a Term Lender

By:	/s/ Alexander Freedman
Name:	Alexander Freedman
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

CITICORP NORTH AMERICA, INC.,
as a Revolving Lender and a Term Lender

By:	/s/ Lawrence Martin
Name:	Lawrence Martin
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

Morgan Stanley Senior Funding, Inc.,
as a Revolving Lender and a Term Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

[Signature Page to Credit Agreement]

Truist Bank,
as a Revolving Lender and a Term Lender

By:	/s/ Christian Jocobsen
Name:	Christian Jocobsen
Title:	Director

[Signature Page to Credit Agreement]